    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 1999


                                                      REGISTRATION NO. 333-66671

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                             MEEMIC HOLDINGS, INC.

             (Exact name of registrant as specified in its charter)

           MICHIGAN                          6331                  38-3436541
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                       691 NORTH SQUIRREL ROAD, SUITE 200
                          AUBURN HILLS, MICHIGAN 48321
                                 (248) 377-8582

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                R. KEVIN CLINTON
                                   PRESIDENT
                       691 NORTH SQUIRREL ROAD, SUITE 200
                          AUBURN HILLS, MICHIGAN 48321
                                 (248) 377-8582

          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                            ANN D. FILLINGHAM, ESQ.
                              Dykema Gossett PLLC
                          800 Michigan National Tower
                            Lansing, Michigan 48933
                                 (517) 374-9171

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
       SECURITIES TO BE REGISTERED            BE REGISTERED          PER SHARE         OFFERING PRICE      REGISTRATION FEE
Subscription rights......................      108,057(1)              $0.00                $0.00                $0.00
Common Stock, no par value...............     6,600,000(2)            $10.00             $66,000,000          $18,348.00



(1) Includes the subscription rights issued for each qualifying policy as of June 24, 1998, and to each eligible officer and director. The subscription rights are being issued at no charge and which the Company has determined have no fair market value. See "The Demutualization--Your Subscription Rights."



(2) Includes an aggregate of 2,302,209 shares which Professionals Group, Inc. will receive from the Company pursuant to conversion of an existing surplus note. See "The Demutualization--Conversion of the Surplus Note."


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   MEEMIC HOLDINGS, INC.

                            UP TO 4,297,791 SHARES OF COMMON STOCK

     [LOGO]

                               --------------------------------

                     MINIMUM INDIVIDUAL SUBSCRIPTION--100 SHARES ($1,000.00)


    MEEMIC Holdings, Inc. is a Michigan corporation with offices at 691 North Squirrel Road, Suite 200, Auburn Hills, Michigan 48326, telephone (888) 4-MEEMIC. MEEMIC Holdings, Inc. is offering up to 4,297,791 shares of common stock to eligible policyholders, officers and directors of Michigan Educational Employees Mutual Insurance Company ("MEEMIC").



    MEEMIC Holdings, Inc. has applied to have the common stock approved for quotation on the NASDAQ National Market under the symbol "MEMH."



    MEEMIC Holdings, Inc. and MEEMIC established a Stock Offering Information Line to answer questions about this offering. To access this Stock Offering
Information Line, call        .



    MEEMIC Holdings, Inc. is offering these shares for sale without the assistance of an underwriter. MEEMIC Holdings, Inc. is offering these shares for sale as part of a plan to convert MEEMIC from a mutual insurance company (a company owned exclusively by its policyholders) to a stock insurance company (a company owned by its stockholders, who may or may not be policyholders). The conversion is subject to approval of the policyholders of MEEMIC. MEEMIC has scheduled a policyholder meeting for March 26, 1999. Because the policyholders of MEEMIC have not yet approved the conversion, MEEMIC Holdings, Inc. will hold all proceeds of this offering in trust in a noninterest-bearing escrow account with Mellon Bank, N.A. If the policyholders of MEEMIC do not approve the conversion, MEEMIC Holdings, Inc. will promptly refund the escrowed proceeds.

                            ------------------------


                THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


-          Price Per Share:                                                $10.00
-          Number of Shares in the Subscription Offering                   3,097,791 to 4,297,791
           (Minimum/Maximum):
-          Underwriting Discounts and Commissions:                         $0.00
-          Estimated Offering and Conversion Expenses:                     $1,500,000
-          Net Proceeds to MEEMIC Holdings, Inc.                           $29,477,910 to
                                                                           $41,477,910
-          Net Proceeds to MEEMIC Holdings, Inc. per share                 $9.52 to $9.59


    FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS SUCH COMMISSIONER RULED UPON THE ACCURACY OR THE ADEQUACY OF THE PROSPECTUS.

    STATE INSURANCE HOLDING COMPANY LAWS AND REGULATIONS APPLICABLE TO MEEMIC IN GENERAL PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF MEEMIC HOLDINGS, INC., AND THUS INDIRECT CONTROL OF MEEMIC, UNLESS SUCH PERSON HAS PROVIDED CERTAIN REQUIRED INFORMATION TO, AND SUCH ACQUISITION IS APPROVED (OR NOT DISAPPROVED) BY, THE MICHIGAN INSURANCE BUREAU. GENERALLY, ANY PERSON ACQUIRING BENEFICIAL OWNERSHIP OF 10% OR MORE OF THE OUTSTANDING SHARES OF MEEMIC HOLDINGS, INC. SHALL BE DETERMINED TO HAVE ACQUIRED CONTROL OF MEEMIC HOLDINGS, INC. UNLESS THE MICHIGAN INSURANCE BUREAU DETERMINES OTHERWISE.


    This offering will commence on February 15, 1999 and will continue until April 1, 1999. You have no right to withdraw your investment. MEEMIC may reject a subscription for any reason or for no reason and may terminate this offering at any time.



                THE DATE OF THIS PROSPECTUS IS FEBRUARY 15, 1999

                                   PROSPECTUS

                             MEEMIC HOLDINGS, INC.

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
PROSPECTUS SUMMARY................     1
  The Offering....................     1
    General Provisions............     1
    Meemic Holdings, Inc. to
      Escrow Proceeds.............     2
    Your Subscription Rights......     2
    Non-transferability of
      Subscription Rights.........     2
    How to Purchase Common
      Stock.......................     2
    Minimum and Maximum Purchases
      by Eligible Policyholders...     2
    Termination of Offering.......     3
    Purchase of Common Stock by
      Management..................     3
  The Common Stock................     3
    Market for the Common Stock...     3
    Dividends.....................     3
    Risk Factors..................     3
  The Demutualization.............     4
    Structure of the
      Demutualization.............     4
    Related Transactions..........     4
    The Standby Purchase and
      Option Agreement............     5
    The Companies.................     6
      MEEMIC......................     6
      MEEMIC Holdings, Inc........     6
      Professionals Group, Inc.
        and ProNational Insurance
        Company...................     6
RISK FACTORS......................     7
  Possible Adverse Impact of Broad
    Valuation Range and Its Use to
    Determine the Number of Shares
    of Common Stock Sold..........     7
  Absence of Prior Public
    Market........................     7
  Additional Authorized Shares
    Could Be Issued...............     7
  Dilutive Effect of Standby
    Purchase and Option Agreement
    and Stock Compensation Plan...     7
  Change of Board of Directors of
    MEEMIC........................     8
  Professionals as Majority
    Shareholder...................     8
  Property and Casualty Insurance
    Business is Highly
    Competitive...................     8
  Regulation by the Michigan
    Insurance Bureau and the
    NAIC..........................     8

                                    PAGE
                                    ----
  Dependence of MEEMIC Holdings,
    Inc. on Results and Operations
    of MEEMIC.....................     9
  Concentration of Earnings in
    Personal Lines Insurance......     9
  Geographic Concentration in
    Michigan......................     9
  Adequacy of Loss Reserves.......     9
  Cyclicality of the Property and
    Casualty Insurance Industry...     9
  Availability Coverage Limits and
    Credit Risk of Reinsurance....    10
  Possible Adverse Impact of
    Change in A.M. Best Rating....    10
  Insurance Company Insolvency
    Law...........................    10
  Michigan No-Fault Automobile
    Insurance Laws and the
    Michigan Essential Insurance
    Act...........................    10
CERTAIN FORWARD-LOOKING
  INFORMATION.....................    11
THE DEMUTUALIZATION...............    11
  Plan of Demutualization.........    11
  MEEMIC Holdings, Inc. to Escrow
    Proceeds......................    11
  Background......................    12
  Actions of the Independent
    Committee and the Board of
    Directors.....................    12
  Interpretation and Amendment of
    the Plan of Conversion........    13
  Subscription Rights.............    14
  Stock Price and Number of Shares
    to be Issued..................    14
  The Standby Purchase and Option
    Agreement.....................    15
  Conversion of the Surplus
    Note..........................    15
  Management Purchases............    15

THE COMPANIES.....................    16
  MEEMIC..........................    16
  MEEMIC Holdings, Inc............    16
  Professionals Group, Inc........    16
  ProNational Insurance Company...    17

PLAN OF DISTRIBUTION..............    17
  Plan of Distribution............    17
  The Subscription Offering
    Period........................    17
  Impoundment of Proceeds.........    17
  How to Purchase Shares of Common
    Stock.........................    18
  Delivery of Certificates........    18

                                    PAGE
                                    ----
  Minimum and Maximum Purchases
    for Eligible Policyholders....    18
  Rules for Oversubscription......    18

USE OF PROCEEDS...................    19

CAPITALIZATION....................    20

PRO FORMA DATA....................    21

SELECTED HISTORICAL FINANCIAL AND
  OPERATING DATA..................    28

MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.......    30
  Overview........................    30
  Financial Condition.............    30
  Reinsurance.....................    31
  Results of Operations--Nine
    Months Ended September 30,
    1998 Compared to Nine Months
    Ended September 30, 1997......    32
  Results of Operations--Year
    Ended December 31, 1997
    Compared to Year Ended
    December 31, 1996.............    32
  Results of Operations--Year
    Ended December 31, 1996
    Compared to Year Ended
    December 31, 1995.............    33
  Liquidity and Capital
    Resources.....................    34
  Effects of Inflation............    36
  Effects of New Accounting
    Pronouncements................    36
  Year 2000 Compliance............    36

MARKET FOR THE COMMON STOCK.......    37

DIVIDEND POLICY...................    37

INSURANCE REGULATORY MATTERS......    37
  General.........................    37
  Insurance Company Dividends.....    38
  Michigan No-Fault Automobile
    Insurance.....................    38
  Michigan Essential Insurance
    Act...........................    38

BUSINESS OF MEEMIC................    39
  Strategy........................    39
  Products........................    41
  Homeowners Policy...............    42
  Personal Automobile.............    42
  Marketing.......................    42
  Underwriting....................    42
  Claims..........................    43
                                    PAGE
                                    ----
  Reinsurance Ceded...............    43
  Loss and LAE Reserves...........    45
  Investments.....................    48
  A.M. Best Rating................    49
  Competition.....................    49
  Regulation......................    49
  Litigation......................    51
  Employees.......................    51

MANAGEMENT........................    52
  Directors.......................    52
  Executive Officers..............    54
  Management Remuneration.........    55
  Incentive Plan..................    55
  Employee Contracts..............    56
  The Stock Compensation Plan.....    56
  Compensation Committee
    Interlocks and Insider
    Participation.................    57
  Indemnification and Limitation
    of Liability Matters..........    57

SECURITY OWNERSHIP OF MANAGEMENT
  AND CERTAIN SECURITY-HOLDERS....    58
  Interest of Management and
    Others in Certain
    Transactions..................    59
  The Standby Purchase and Option
    Agreement with
    Professionals.................    59
  Transactions with Former
    Directors.....................    60

DESCRIPTION OF COMMON STOCK.......    60
  General.........................    60
  Limitation on Resales...........    60

CERTAIN RESTRICTIONS ON
  ACQUISITION OF AND BUSINESS
  COMBINATIONS BY MEEMIC HOLDINGS,
  INC.............................    61
  General.........................    61
  Protection of Minority
    Interests.....................    62

FEDERAL INCOME TAX
  CONSIDERATIONS..................    63
  General.........................    63
  Material Tax Effects to MEEMIC
    Holdings, Inc.................    64
  Subscription Rights.............    64

LEGAL MATTERS.....................    65

EXPERTS...........................    65

AVAILABLE INFORMATION.............    65

FINANCIAL STATEMENTS..............   F-1

GLOSSARY OF INSURANCE TERMS.......   G-1

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, INCLUDING INFORMATION CONTAINED UNDER THE CAPTION "RISK FACTORS." BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE OFFERING FULLY YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, INCLUDING ITS APPENDICES.

                                  THE OFFERING


GENERAL PROVISIONS

Common Stock Offered:...........  3,097,791 to 4,297,791 shares.

Voting Rights:..................  Each share of common stock will be entitled to one vote.

Subscription Minimum:...........  The minimum purchase is 100 shares ($1,000.00). Fractional shares will not be sold.

Subscription Maximum:...........  The maximum purchase is 10,744 shares for each policy of insurance issued by MEEMIC and in force on the close of
                                  business on June 24, 1998. The maximum purchase is 107,444 shares for each eligible officer and director, up to
                                  429,779 shares in total for officers and directors as a
                                  group. Fractional shares will not be sold.

Use of Proceeds:................  Money collected by means of this offering will be used as capital of MEEMIC for growth and operational purposes, to
                                  pay certain debt of MEEMIC, and to fund an increase in
                                  MEEMIC's surplus. See "Use of Proceeds."

Dividend Policy:................  MEEMIC has no present intention to pay dividends.

Proposed NASDAQ National Market
  Symbol:.......................  "MEMH"

Risk Factors:...................  Investment in the common stock involves a high degree of risk. See "Risk Factors."



    There will be at least 5,400,000 shares of common stock outstanding on the date of the conversion of MEEMIC from a mutual company to a stock company assuming that:



    - 3,097,791 shares of common stock are sold through this offering or under the terms of the standby purchase and option agreement.



    - Professional Group, Inc. does not purchase any shares of common stock which it has the option, but not the obligation, to purchase under the terms of the standby purchase and option agreement. See "The Demutualization--The Standby Purchase and Option Agreement."



    - 2,302,209 shares of common stock are issued in connection with the conversion of the surplus note. See "The Demutualization--Conversion of the Surplus Note."



    - No shares are issued on the date of the conversion pursuant to the Company's Stock Compensation Plan. See "Management--The Stock Compensation Plan."



    The number of outstanding shares could increase to 6,600,000 assuming that the policyholders or Professionals Group, Inc. purchase the offering maximum of 4,297,791 shares.

MEEMIC HOLDINGS, INC. TO ESCROW PROCEEDS

    The conversion of MEEMIC from a mutual company to a stock company is subject to approval by the policyholders of MEEMIC. MEEMIC scheduled a policyholder meeting for March 26, 1999. Until the policyholder meeting, MEEMIC Holdings, Inc. will hold all proceeds of this offering in a noninterest-bearing escrow account with Mellon Bank, N.A., a national banking association, under the terms
of an Escrow Agreement dated             , 1999.

    In the event the plan of conversion is approved by the eligible policyholders of MEEMIC, all money in the escrow account will be released to MEEMIC Holdings, Inc. In the event the plan of conversion is not approved by the eligible policyholders of MEEMIC, MEEMIC Holdings, Inc. will promptly return to you your subscription amount.

YOUR SUBSCRIPTION RIGHTS

    MEEMIC Holdings, Inc. is making this offering to eligible policyholders, officers and directors of MEEMIC by means of nontransferable subscription rights. A subscription right is a right to purchase common stock of MEEMIC Holdings, Inc. MEEMIC is providing subscription rights to all named insureds under policies of insurance issued by MEEMIC and in force on the close of business on June 24, 1998 and to the officers and directors of MEEMIC.

    These subscription rights are being provided to eligible policyholders, officers and directors of MEEMIC as part of a plan to convert MEEMIC from a mutual insurance company (a company owned exclusively by its policyholders) to a stock insurance company (a company owned by its stockholders who may or may not be policyholders). If you exercise your subscription rights and purchase stock in this offering, you will be a stockholder and owner of MEEMIC Holdings, Inc. If you do not purchase stock in this offering, you will not have any ownership interest in either MEEMIC or MEEMIC Holdings, Inc. on the date of the conversion.

NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS

    You may not transfer, or enter into any agreement to transfer, your subscription rights. Any transfer of subscription rights is prohibited by law. If you violate this prohibition, you will lose your right to purchase common stock.

HOW TO PURCHASE COMMON STOCK

    MEEMIC Holdings, Inc. and MEEMIC have established a Stock Offering Information Line to answer questions about this offering. To access this Stock Offering Information Line, call (888) 4-MEEMIC.

    You may subscribe for common stock in this offering by delivering (by mail or in person) a properly executed and completed Order Form, together with full payment (in cash, check or money order payable to "Mellon Bank, N.A., as Escrow Agent") for all shares ordered, to Chase Mellon Shareholder Services, L.L.C., 450 West 33rd Street, 10th Floor, New York, NY 10001 no later than April 1, 1999. In the event of an oversubscription, certain orders may be reduced as described in greater detail under "Plan of Distribution--Rules for Oversubscription."

    All subscription rights under the plan of conversion will expire on the expiration date of this offering. Once tendered, orders to purchase shares cannot be revoked absent exigent circumstances. For additional information, see "The Demutualization--How to Purchase Stock."

MINIMUM AND MAXIMUM PURCHASES BY ELIGIBLE POLICYHOLDERS

    The minimum number of shares you may buy is 100. If you are an eligible policyholder, the maximum number of shares you may buy is 10,744 for each qualifying policy you hold. Fractional shares will not be sold. Shares not sold in this offering, up to the offering minimum (3,097,791 shares), will be purchased by Professionals Group, Inc., or one of its subsidiaries, and additional shares not purchased by policyholders up to the offering maximum (4,297,791 shares) may be purchased by Professionals Group, Inc. or one of its subsidiaries. See "The Demutualization--The Standby Purchase and Option Agreement."


TERMINATION OF OFFERING

    This offering will terminate at 5:00 p.m. on April 1, 1999.

PURCHASE OF COMMON STOCK BY MANAGEMENT

    The directors and officers of MEEMIC, together with their associates, may purchase, in the aggregate, approximately ten percent (10%) shares of the common stock in this offering. This equals 7.2% of the shares of common stock issued in the demutualization, assuming the sale of stock at the offering midpoint (3,697,791 shares). See "The Demutualization--Management Purchases."

                                THE COMMON STOCK

MARKET FOR THE COMMON STOCK

    MEEMIC Holdings, Inc. has applied to have the common stock quoted on the NASDAQ NMS under the symbol "MEMH" upon completion of the demutualization. MEEMIC Holdings, Inc. engaged three firms to act as market makers in the common stock upon completion of the demutualization, subject to market conditions and compliance with applicable laws and regulatory requirements. Prior to this offering, there was no public market for the common stock and an active and liquid market for the common stock may not develop in the foreseeable future. Even if a market develops, shareholders may not be able to sell their shares at or above $10.00 per share after completion of the demutualization. See "Market for the Common Stock."

DIVIDENDS


    MEEMIC Holdings, Inc. presently does not intend to pay dividends. Declaration of dividends by the board of directors of MEEMIC Holdings, Inc. will depend on a number of factors, including the requirements of applicable law and the determination by the board of directors of MEEMIC Holdings, Inc. that the net income, capital and financial condition of MEEMIC Holdings, Inc. and MEEMIC, industry trends, general economic conditions and other factors justify the payment of dividends. In addition, the payment of dividends from MEEMIC to MEEMIC Holdings, Inc. and from MEEMIC Holdings, Inc. to the shareholders is subject to a number of regulatory conditions. See "Dividend Policy" and "Insurance Regulatory Matters."


RISK FACTORS


    Before you decide to purchase common stock in this offering, you should read the "Risk Factors" section on pages 7 to 10 of this document.

                              THE DEMUTUALIZATION

STRUCTURE OF THE DEMUTUALIZATION


    The board of directors of MEEMIC adopted its Plan of Conversion on June 24, 1998. Under the plan of conversion, MEEMIC will convert from a mutual company to a stock company. The following transactions will occur simultaneously with this conversion:


    - MEEMIC will issue shares of its capital stock to MEEMIC Holdings, Inc. in exchange for a portion of the net proceeds from this offering. See "Plan of Distribution."

    - MEEMIC Holdings, Inc. will issue the common stock sold in this offering to investors. See "The Plan of Distribution."

    - MEEMIC Holdings, Inc. may issue common stock to Professionals under the terms of a standby purchase and option agreement. Under this agreement, if not all of the shares in this offering are sold, Professionals will purchase unsold shares up to the offering minimum (3,097,791 shares) and may purchase unsold shares up to the offering maximum (4,297,791 shares). See "The Demutualization--The Standby Purchase and Option Agreement."

    - MEEMIC Holdings, Inc. will issue common stock to Professionals in exchange for its interest in a certain surplus note. See "The
      Demutualization--Conversion of the Surplus Note."

    For accounting purposes, the demutualization will be treated as a simultaneous reorganization, recapitalization and share offering which will not change the historical accounting basis of MEEMIC's financial statements.

    Upon completion of the demutualization, and without regard to shares which could be issued to Professionals on or after the date of the demutualization pursuant to the option contained in the standby purchase and option agreement, the following persons will hold stock in the following ranges:

Eligible                0-4,297,791 shares
  Policyholders:
Officers and            0- 429,779 shares
  Directors:
Professionals:          2,302,209-6,600,000
                        shares

    4,297,791 shares will be held by eligible policyholders only if subscriptions for this amount of stock are received from eligible policyholders and no subscriptions for stock are received from officers and directors. 429,779 of the 4,297,791 shares in this offering are reserved for officers and directors should they choose to subscribe.

    Professionals will hold 2,302,209 shares based upon conversion of the surplus note. The number of additional shares held by Professionals as a result of its role as standby purchaser will depend upon the number of shares unsold in this offering. It would be possible for under the standby purchase and option agreement Professionals could acquire more than 6,600,000 shares if the number of shares it acquired through conversion of the surplus note and as standby purchaser did not equal 51% of the outstanding shares.

RELATED TRANSACTIONS

    This offering is part of a series of related transactions, some of which have already occurred and some of which are expected to occur in the future. These related transactions are described in greater detail under "The Demutualization--Background and Related Transactions," but are outlined in chronological order below:


DATE                 RELATED TRANSACTION                                  MAJOR COMPONENTS
-----------  ------------------------------------  --------------------------------------------------------------
4/4/97       Transaction with Professionals        - Professionals Group, Inc. and its subsidiary, ProNational
             Group, Inc.                             Insurance Company, lends $21.5 million to MEEMIC in exchange for a promissory note providing for repayment only under
                                                     certain conditions (a surplus note).
                                                   - Professionals Group, Inc. agrees to perform certain business services for MEEMIC under the terms of a management services contract.
                                                   - MEEMIC and ProNational Insurance Company agree to enter into an agreement to transfer a certain portion of MEEMIC's
                                                     insurance risks to ProNational (an insurance company quota share reinsurance agreement).
                                                   - Nominees of Professionals Group, Inc. are appointed to
                                                     replace the members of the board of directors of MEEMIC.
9/22/97      Acquisition of insurance agency.      - A subsidiary of MEEMIC acquires certain operations of
                                                     MEEMIC's exclusive sales agency, including the exclusive
                                                     rights to sell and market MEEMIC products until 2004, for an amount payable and determined over time.
                                                   - MEEMIC issues guaranty of certain of these payment
                                                     obligations.
                                                   - Professionals Group, Inc. issues guaranty of certain of
                                                     these payment obligations.
                                                   - Previous owners of MEEMIC's exclusive sales agencies enter into noncompetition agreements.
6/24/98      MEEMIC adopts its plan of             - See "The Demutualization--Plan of Demutualization" below.
             conversion.
6/30/98      ABN AMRO completes valuation of       - Value of MEEMIC Holdings, Inc. after the conversion is
             MEEMIC Holdings, Inc.                   estimated at $54 to $66 million.
9/2/98       Michigan Insurance Bureau approves    - Michigan Insurance Bureau concludes that MEEMIC's plan of
             plan of conversion.                     conversion complies with applicable law.
2/15/99 to   Offering period.                      - Stock of MEEMIC Holdings, Inc. is offered for sale to
4/1/99                                               eligible policyholders, officers and directors.
3/  /99      Policyholder meeting to approve plan  - Plan of conversion to be approved by policyholders.
             of conversion.
3/  /99      Anticipated effective date of         - See "Structure of Demutualization" above for description of
             demutualization.                        simultaneous transactions.


THE STANDBY PURCHASE AND OPTION AGREEMENT

    MEEMIC Holdings, Inc. has entered into an agreement with Professionals Group, Inc., under which Professionals will purchase any shares of common stock not sold in this offering, up to 3,097,791 shares, and has the option, but not the obligation to purchase shares of common stock not sold in this offering, up to 4,297,791 shares, all at $10.00 per share.

    In addition, under this agreement, Professionals also has the right, but not the obligation, to purchase up to the number of shares of common stock necessary to assure that, upon exercise of such option, Professionals will own 51% of the outstanding shares of common stock of MEEMIC Holdings, Inc.

    The Standby Purchase and Option Agreement was negotiated as part of the overall plan of conversion. It allows MEEMIC to convert without the expense and uncertainty of engaging a registered broker-dealer to attempt to sell any shares unsold in this offering in a subsequent offering of stock to the public at large.

                                 THE COMPANIES

MEEMIC


    Michigan Educational Employees Mutual Insurance Company ("MEEMIC") offers personal lines insurance, including automobile and homeowners insurance. MEEMIC offers insurance primarily to educational employees and their immediate families in the State of Michigan. Full coverage private passenger automobile is the dominant line of business representing approximately 90% of all business written. As of September 30, 1998, MEEMIC had in excess of 110,000 policies in force. MEEMIC had total consolidated assets of $215 million and $156 million as of December 31, 1997 and 1996, respectively.


    The principal executive offices of MEEMIC are located at 691 North Squirrel Road, Suite 200, Auburn Hills, Michigan 48326, telephone (888) 4-MEEMIC. For additional information on MEEMIC, see "The Companies--MEEMIC."

MEEMIC HOLDINGS, INC.

    MEEMIC Holdings, Inc. was formed in October, 1998 to be the holding company for MEEMIC after the demutualization. Before the demutualization, MEEMIC Holdings, Inc. will not engage in any significant operations. After the demutualization, MEEMIC Holdings, Inc. will be the parent company of MEEMIC, owning all of its stock. The primary assets of MEEMIC Holdings, Inc. will be the outstanding capital stock of MEEMIC and a portion of the net proceeds of this offering.

    The principal executive offices of MEEMIC Holdings, Inc. are located at 691 North Squirrel Road, Suite 200, Auburn Hills, Michigan 48326, telephone (888) 4-MEEMIC.

PROFESSIONALS GROUP, INC. AND PRONATIONAL INSURANCE COMPANY

    Professionals Group, Inc. (NASDAQ symbol "PICM"), along with its wholly-owned subsidiary, ProNational Insurance Company (collectively, "Professionals") will own a significant portion of the shares of common stock of MEEMIC Holdings, Inc. after the demutualization, arising from conversion of an existing surplus note and a standby purchase agreement. Professionals will also have the option to purchase additional shares in the future. See "The Demutualization--The Standby Purchase and Option Agreement" and "The Demutualization--Conversion of the Surplus Note."

    On April 7, 1997, nominees of Professionals Group, Inc. replaced the prior directors of MEEMIC. Professionals Group, Inc. is currently deemed to be a controlling person of MEEMIC under Michigan insurance law. Furthermore, Professionals may be a majority shareholder in MEEMIC Holdings, Inc. Consequently, information regarding Professionals may be of interest to you.

    For additional information on Professionals Group, Inc., and ProNational Insurance Company, see "The Companies--Professionals Group, Inc." and "The Companies--ProNational Insurance Company."

                                  RISK FACTORS

    Before you invest in the common stock of MEEMIC Holdings, Inc., you should carefully consider the following risk factors, together with the other information in this document.

POSSIBLE ADVERSE IMPACT OF BROAD VALUATION RANGE AND ITS USE TO DETERMINE THE
  NUMBER OF SHARES OF COMMON STOCK SOLD

    Under the plan of conversion and the valuation of MEEMIC Holdings, Inc. which was obtained by MEEMIC, the demutualization can be completed if MEEMIC Holdings, Inc. sells between 3,097,791 and 4,297,791 shares of common stock in this offering. There is a difference of approximately $12,000,000 between the value of the offering minimum and the offering maximum. As a result, the percentage interest in MEEMIC Holdings, Inc. that a subscriber for a fixed number of shares of common stock will have is approximately 18% smaller if 4,297,791 shares are sold than if 3,097,791 shares are sold.

ABSENCE OF PRIOR PUBLIC MARKET


    MEEMIC Holdings, Inc. has never issued capital stock so there is no established market for the common stock. An active or liquid trading market for the common stock may not develop or continue after this offering. The initial purchase price of $10.00 per share has been determined by MEEMIC and may not be indicative of the market price for the common stock after this offering. If you purchase common stock, you may not be able to sell the stock at or above $10.00 per share after the offering.



ADDITIONAL AUTHORIZED SHARES COULD BE ISSUED


    MEEMIC Holdings, Inc. is authorized to issue 10 million shares of Common stock. On the Effective Date of Demutualization, MEEMIC Holdings, Inc. will have up to 6.6 million shares of Common Stock issued and outstanding. Uncommitted authorized but unissued shares of Common Stock may be issued from time to time. See "Description of the Common Stock." You will not have preemptive rights to subscribe for newly issued shares. You may or may not be given the opportunity to vote on this issuance, depending on the nature of such transactions, applicable law, the rules and policies of any stock exchange upon which the Common Stock is listed, and the judgment of MEEMIC Holdings, Inc.'s Board of Directors. If a substantial amount of authorized but unissued common stock is issued, your ownership percentage would be reduced. In addition, the prevailing market price for the stock could decline.

DILUTIVE EFFECT OF STANDBY PURCHASE AND OPTION AGREEMENT AND STOCK COMPENSATION
  PLAN


    In addition to this offering, MEEMIC Holdings, Inc. has reserved 2,483,247 shares of common stock for issuance under the standby purchase and option agreement with Professionals Group, Inc. See "Security Ownership of Management and Certain Security-Holders--Standby Purchase and Option Agreement with Professionals" and 300,000 shares of Common Stock for issuance under MEEMIC Holdings, Inc.'s stock compensation plan. See "Management--The Stock Compensation Plan." To date, MEEMIC Holdings, Inc. has not issued any options to purchase common stock under the stock compensation plan, but it plans to issue options on the effective date of the demutualization. MEEMIC Holdings, Inc. intends to file a registration statement on Form S-8 with the Securities and Exchange Commission following the completion of the demutualization to register the shares of common stock that may be issued under the stock compensation plan. If a substantial amount of additional common stock is issued under these arrangements from authorized but unissued stock, your ownership percentage would be diluted. In addition, the prevailing market price for the stock could decline. This could impair MEEMIC Holdings, Inc.'s ability to obtain capital through a future offering of equity securities.

CHANGE OF BOARD OF DIRECTORS OF MEEMIC

    MEEMIC has recently undergone a significant change in the makeup of its Board of Directors. As a result of the April 7, 1997 transaction, Messrs. Adamo, Clinton, Hoeg, Kalinowski, McCabe and Ms. Flood were placed on the Board of Directors of MEEMIC. Mr. McCabe passed away in September 1998. On October 7, 1998, the Board of Directors of MEEMIC appointed James O. Wood to fill the vacant Board seat. As noted below under "Security Ownership of Management and Certain Security-Holders," as a result of the surplus note transaction, Professionals Group, Inc. is currently deemed to be a controlling person of MEEMIC under Michigan insurance law.

PROFESSIONALS AS MAJORITY SHAREHOLDER

    Professionals may be a majority shareholder in MEEMIC Holdings, Inc. As a majority shareholder, Professionals will have significant control of the future actions of MEEMIC Holdings, Inc. and MEEMIC. As a shareholder, you will have a vote on certain affairs of MEEMIC Holdings, Inc. but may not, in most cases, have the ability to control the action of MEEMIC Holdings, Inc. by such vote. See "Certain Restrictions on Acquisition of and Business Combinations by MEEMIC Holdings, Inc."

PROPERTY AND CASUALTY INSURANCE BUSINESS IS HIGHLY COMPETITIVE

    The industry in which MEEMIC is involved is highly competitive. MEEMIC has numerous Michigan based competitors, and competitors from other states for its insurance products, including major property and casualty insurance companies. Some of these competitors may have substantially greater financial, technical and operating resources than MEEMIC. MEEMIC's competitors may develop products or marketing techniques that are more effective than any which have been or are being developed by MEEMIC. While it is anticipated that MEEMIC's product lines will be successful, the rates or products offered by competitors may render MEEMIC uncompetitive or MEEMIC may not be successful in establishing or maintaining its market competitiveness.

REGULATION BY THE MICHIGAN INSURANCE BUREAU AND THE NAIC

    THE MICHIGAN INSURANCE BUREAU. Insurance companies operating in Michigan are subject to supervision and regulation by the Michigan Insurance Bureau. Such supervision and regulation relates to numerous aspects of its business and financial condition. These include establishment of premium rates, establishment of standards of solvency, licensing of MEEMIC and its agents, regulation of the nature and amount of MEEMIC's investments, regulation of the provisions which MEEMIC must make for current losses and future liabilities, and approval of MEEMIC's policy forms. Failure to comply with the rules and regulations of the Michigan Insurance Bureau would have an adverse impact on MEEMIC Holdings, Inc. and MEEMIC. Furthermore, these regulations are primarily intended to protect policyholders, not stockholders.


    RISK-BASED CAPITAL REQUIREMENTS. In addition to state-imposed insurance laws and regulations, MEEMIC is subject to statutory accounting principles and the reporting format of the National Association of Insurance Commissioners (the "NAIC"). The NAIC has adopted a risk-based capital formula to establish minimum capital and surplus requirements for property and casualty insurance companies. The risk-based capital formula is based principally on underwriting risk (loss and loss adjustment expense ("LAE") reserve risk and premium risk), asset risk and reinsurance credit risk. At December 31, 1997, the statutory surplus of MEEMIC exceeded the minimum capital and surplus requirements established under NAIC's current property and casualty risk-based capital formula. See "Insurance Regulatory Matters."


    NAIC-IRIS RATIOS. The NAIC's Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurers operating in their respective states. IRIS identifies 11 industry ratios and specifies "usual values" for each ratio. Departure from the usual values on four or more ratios generally leads to inquiries from individual state insurance commissioners. In 1997, 1996 and 1995, MEEMIC did not have any ratios which varied from the "usual value" range.

DEPENDENCE OF MEEMIC HOLDINGS, INC. ON RESULTS AND OPERATIONS OF MEEMIC

    MEEMIC Holdings, Inc. is a legal entity separate and distinct from MEEMIC. As a holding company with no significant operations of its own, the principal sources of its funds are dividends and other distributions from MEEMIC, borrowings and sales of equity. The right of MEEMIC Holdings, Inc., and consequently its stockholders, to participate in any distribution of assets of MEEMIC is subject to prior claims of policyholders, creditors and preferred stockholders, if any, of MEEMIC (except to the extent claims of MEEMIC Holdings, Inc. in its capacity as a creditor are recognized) and to certain regulatory restrictions. Consequently, MEEMIC Holdings, Inc.'s ability to fund its operations and to pay debts, expenses and cash dividends to its stockholders may be limited. See "Insurance Regulatory Matters."

CONCENTRATION OF EARNINGS IN PERSONAL LINES INSURANCE

    One hundred percent of MEEMIC's business is currently in personal lines insurance. Accordingly, MEEMIC's earnings could be adversely affected by regulatory or competitive changes affecting rates or other aspects of the personal lines insurance business.

GEOGRAPHIC CONCENTRATION IN MICHIGAN

    MEEMIC currently operates only in the State of Michigan. Because MEEMIC conducts business only in the State of Michigan, its revenues and profitability are subject to prevailing economic, regulatory, demographic and other conditions in Michigan, as well as the impact of catastrophe and natural peril losses in Michigan.

ADEQUACY OF LOSS RESERVES


    MEEMIC has maintained and intends to maintain capital and surplus as required by the Michigan Insurance Bureau. MEEMIC maintains reserves to cover its estimated ultimate liability losses and loss adjustment expenses for both reported and unreported claims incurred and believes these reserves are adequate. Nevertheless, establishment of appropriate reserves is an inherently uncertain process and there can be no assurance that ultimate losses will not exceed loss reserves. In addition, a risk of loss of current period income exists if adjustments in aggregate reserves are made, as such adjustments are reflected in the operating results of the period during which such adjustments are made.


CYCLICALITY OF THE PROPERTY AND CASUALTY INSURANCE INDUSTRY

    The property and casualty insurance industry is highly cyclical. The industry's profitability, and the profitability of MEEMIC Holdings, Inc. and MEEMIC, can be affected significantly by

    - price competition,

    - regulatory changes,

    - volatile weather conditions,

    - legal developments affecting insurer liability and the size of jury awards, and

    - fluctuations in interest rates and other investment factors.

Profitability can also be affected significantly by investment returns and other general economic conditions and trends, such as inflationary pressure that may affect the adequacy of reserves.

AVAILABILITY, COVERAGE LIMITS AND CREDIT RISK OF REINSURANCE

    MEEMIC's operations rely in part on the use of reinsurance arrangements to limit and manage the amount of risk retained, to stabilize underwriting results and increase underwriting capacity. The availability and cost of reinsurance are subject to prevailing market conditions and may vary significantly over time. Reinsurance may not continue to be available to MEEMIC in the future at commercially reasonable rates.

    In addition, while MEEMIC seeks to obtain reinsurance with coverage limits it believes are appropriate for the risk exposures assumed, the losses experienced by MEEMIC may not be within applicable coverage limits.

    MEEMIC is also subject to credit risk with respect to its reinsurers because the ceding of risk to reinsurers does not relieve MEEMIC of its liability to insureds. The insolvency or inability of any reinsurer to meet its obligations may have a material adverse effect on the business and results of operations of MEEMIC. See "Business of Meemic--Reinsurance Ceded" for additional information on MEEMIC's reinsurance practices.

POSSIBLE ADVERSE IMPACT OF CHANGE IN A.M. BEST RATING

    Ratings assigned by A.M. Best Company, Inc. ("A.M. Best") are an important factor influencing the competitive position of insurance companies. MEEMIC currently has an A.M. Best rating of A- (Excellent). See "Business of Meemic--A.M. Best Rating." This rating could change. An adverse change in MEEMIC's A.M. Best rating could have an adverse impact on MEEMIC Holdings, Inc. and MEEMIC.

    A.M. Best ratings are based upon factors of concern to policyholders and are not directed toward the protection of investors. As such, MEEMIC's A.M. Best rating should not be relied upon as a basis for an investment decision to purchase common stock.

INSURANCE COMPANY INSOLVENCY LAWS

    In the event of a default on MEEMIC's debt or the insolvency, liquidation or other reorganization of MEEMIC, the creditors and stockholders of MEEMIC Holdings, Inc. will have no right to proceed against the assets of MEEMIC or to cause its liquidation under federal or state bankruptcy laws. See "Insurance Regulatory Matters--General." Under the Michigan Insurance Code, all creditors of MEEMIC, including policyholders, would be entitled to payment in full from such assets before the shareholders of MEEMIC Holdings, Inc. would be entitled to receive any distribution from MEEMIC.

MICHIGAN NO-FAULT AUTOMOBILE INSURANCE LAWS AND THE MICHIGAN ESSENTIAL INSURANCE
  ACT

    Michigan's no-fault law and the Michigan Essential Insurance Act have been and continue to be the subject of review and proposals for modification by the Michigan Insurance Bureau, state legislators and insurers. MEEMIC Holdings, Inc. and MEEMIC cannot predict whether any such modifications will occur and what effect such modifications would have on MEEMIC's business, but such effect could be materially adverse.

                      CERTAIN FORWARD-LOOKING INFORMATION

    This document contains forward-looking statements which involve risks and uncertainties. MEEMIC Holdings, Inc. and MEEMIC have identified certain important factors in addition to those discussed which could cause actual results to differ materially from any such results discussed in the forward-looking information. All these factors are difficult to predict and many are beyond the control of MEEMIC Holdings, Inc. and MEEMIC. These important factors may include:

    - future economic conditions in the regional and national markets in which the companies compete;

    - financial market conditions, including, but not limited to, changes in interest rates;

    - inflation;

    - estimates of loss reserves and trends in losses and loss adjustment expenses;

    - changing competition;

    - the ability to carry out business plans;

    - the ability to enter new markets successfully and capitalize on growth opportunities; and

    - adverse changes in applicable laws, regulations or rules governing insurance holding companies and insurance companies, and environmental, tax or accounting matters.

                              THE DEMUTUALIZATION

PLAN OF DEMUTUALIZATION


    MEEMIC proposes to convert from a Michigan domiciled mutual property and casualty insurance company to a Michigan domiciled stock property and casualty insurance company (the "Company") pursuant to Chapter 59 of the Michigan Insurance Code, MCL 500.5901, ET SEQ. (the "Act"), and MEEMIC's Plan of Conversion (this conversion being referred to herein as the "Demutualization"). The Demutualization is subject to provisions of the Act and the policies of the Michigan Insurance Bureau. Prior to the commencement of this offering the plan of conversion has been approved:



    (a) unanimously by the members of the board of directors of MEEMIC; and



    (b) in writing by the Michigan Insurance Bureau.



    IN ORDER TO BECOME EFFECTIVE, THE PLAN OF CONVERSION MUST ALSO BE APPROVED BY THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS (2/3) OF THE VOTES CAST AT A MEETING OF NAMED INSUREDS UNDER POLICIES OF INSURANCE ISSUED BY MEEMIC AND IN FORCE ON THE CLOSE OF BUSINESS ON JUNE 24, 1998 ("ELIGIBLE POLICYHOLDERS"). A POLICYHOLDER MEETING IS EXPECTED TO BE HELD AND THIS ISSUE VOTED UPON ON MARCH 26, 1999 (THE "SPECIAL MEETING").



    The Demutualization will be completed following the completion of this offering, when the amended and restated articles of incorporation of the Company are filed with the Michigan Insurance Bureau (the "Effective Date").



MEEMIC HOLDINGS, INC. TO ESCROW PROCEEDS



    Until approval of the plan of conversion by the Eligible Policyholders, proceeds of this offering will be held in a noninterest-bearing escrow account with Mellon Bank, N.A., a national banking association, under the terms of an
Escrow Agreement dated            , 1999 (the "Escrow Agreement") between MEEMIC
Holdings, Inc., MEEMIC, and Mellon Bank, N.A. If the plan of conversion is approved by the Eligible Policyholders, the proceeds of this offering will be released to MEEMIC Holdings, Inc. If the plan of conversion is not approved by the Eligible Policyholders, the proceeds of this offering will be promptly returned to the investors.


BACKGROUND


    On February 7, 1997, an agreement was entered into between MEEMIC, Professionals Insurance Company Management Group, now known as Professionals Group, Inc., and its wholly-owned subsidiary, PICOM Insurance Company, now known as ProNational Insurance Company ("ProNational"). Professionals Group, Inc. and ProNational are collectively referred to as "Professionals". The purpose of the agreement was to arrange for a capital infusion into MEEMIC in order to allow MEEMIC to expand its insurance capacity and business operations, including the acquisition of certain assets of its exclusive sales agencies, Michigan Educators Insurance Agency, Inc. and Michigan Educators Life Insurance Agency, Inc. (collectively, the "Agency"). As part of the agreement, Professionals arranged for a $21.5 million capital infusion into MEEMIC, and agreed to assist MEEMIC to increase its insurance capacity and provide strategic consulting and information system services pursuant to (i) a Surplus Note in the original principal amount of $21.5 million issued by MEEMIC to ProNational, (ii) a Management Services Agreement under which Professionals Group, Inc. agreed to perform certain business services for MEEMIC, and (iii) MEEMIC's and ProNational's agreement to enter into a Quota Share Reinsurance Agreement. As part of the transaction, nominees of Professionals Group, Inc. were appointed to replace the members of the board of directors of MEEMIC. This transaction was approved by the Michigan Insurance Bureau on April 4, 1997 and consummated on April 7, 1997.



    MEEMIC considered the purchase of its exclusive sales agency to be instrumental in the long-term business plan of MEEMIC. Consequently, on September 22, 1997, Professionals Group, Inc., MEEMIC, and its wholly owned subsidiary, MEEMIC Insurance Services Corporation, now d/b/a the Michigan Educators Insurance Agency ("MEIA"), entered into an asset purchase agreement with the Agency, pursuant to which MEEMIC acquired certain operations of the Agency (the "Personal Lines and Life Divisions" of the Agency), including the exclusive rights to sell and market MEEMIC products until the year 2004, for the purpose of consolidating the marketing operations and sales functions for insurance issued by MEEMIC. Professionals Group, Inc. facilitated the acquisition of the Personal Lines and Life Divisions of the Agency by providing certain capital through the Surplus Note, and guarantees of payment obligations of MEIA. This transaction was approved by the Michigan Insurance Bureau in a Supplemental Order on September 19, 1997 and consummated on September 22, 1997.



ACTIONS OF THE INDEPENDENT COMMITTEE AND THE BOARD OF DIRECTORS



    Following consummation of the September 22, 1997 transaction, MEEMIC began considering a demutualization of MEEMIC for the reasons set forth above under "Prospectus Summary--The Demutualization." In connection with MEEMIC's consideration of a potential demutualization and in recognition of (i) the fiduciary obligations of each director and (ii) the dual roles of Messrs. Adamo, Clinton and McCabe and Ms. Flood as directors or officers of both MEEMIC and Professionals Group, Inc., the directors established a committee of disinterested directors composed of Messrs. Hoeg and Kalinowski to (a) review whether a demutualization of MEEMIC would be fair and equitable to the policyholders of MEEMIC from a financial point of view and whether such a demutualization would achieve the business objectives of MEEMIC; (b) determine the appropriate form for a demutualization, and the specifics of a demutualization plan; (c) review documents prepared in connection with a proposed demutualization and other materials deemed appropriate; (d) consult with counsel as deemed appropriate; (e) interview, select and retain, on behalf of MEEMIC, an independent third party to provide financial advice and develop a valuation of the pro forma market value of the converted company as required by the Act; and (f) make a recommendation or recommendations to the board of directors with respect to a conversion plan.


    In connection with the proposed conversion, ABN AMRO, an independent investment banking firm knowledgeable of the insurance industry and experienced in mutual insurance company conversions, was retained to serve as a financial advisor to MEEMIC and the committee and to determine an estimated pro forma market value of the converted company. With the assistance of ABN AMRO, the committee reviewed strategic and financial alternatives to determine whether MEEMIC should demutualize and, if it should, the form of the demutualization. After discussions with the financial advisor, the committee concluded, and advised the board of directors, that a stock holding company, MEEMIC Holdings, Inc. should be established, for the purpose of holding the stock of MEEMIC, and that a subscription rights offering should be undertaken which would offer stock of MEEMIC Holdings, Inc. to eligible policyholders and officers and directors pursuant to a conversion plan drafted in compliance with the Act.



    ABN AMRO provided the committee and the board of directors with its estimate of the pro forma market value of MEEMIC Holdings, Inc., as the parent company of the wholly owned converted insurance company, establishing a valuation range of $54,000,000 to $66,000,000, with a mid-point valuation of $60,000,000.



    Based on discussions with the financial advisor, management, and legal counsel, the committee worked with legal counsel and prepared a proposed plan of conversion, as well as related documents. The committee, together with legal counsel, were responsible for the negotiation of the documents as they related to Professionals.



    Based upon its review of the valuation analysis, proposed demutualization documents prepared and submitted to the committee, information available to the committee regarding MEEMIC and the insurance industry, and other information available to the committee, the committee advised the board of directors that the committee believed that the valuation analysis provides a valuation which is fair and equitable to the policyholders of MEEMIC from a financial point of view, that the plan of conversion complies with the Act, that it allocates subscription rights among eligible members in a manner which is fair and equitable to the policyholders of MEEMIC, that it will not prejudice the interests of the policyholders, and that a substantial reason for and the effect of the plan of conversion is to benefit the policyholders and raise additional capital to implement future business plans of MEEMIC.



    The board of directors also received a recommendation from the management of MEEMIC (M. Kay Rickenbaugh and Christine C. Schmitt) in favor of the Demutualization. The board of directors reviewed the committee recommendation, the valuation analysis prepared by ABN AMRO and the conversion documents, discussed and evaluated those documents, reviewed those documents with the financial advisor and counsel, and on June 24, 1998 approved the plan of conversion and the transactions contemplated by such documents, and approved the Amended and Restated Articles of Incorporation of the Company.



    The plan of conversion and related documents were filed with the Michigan Insurance Bureau on June 30, 1998. The plan of conversion was approved by the Michigan Insurance Bureau on September 2, 1998, and is subject to the approval of Eligible Policyholders at the Special Meeting.



INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION



    To the extent permitted by law, the board of directors of MEEMIC shall have the exclusive authority to interpret and apply the provisions of the plan of conversion to particular facts and circumstances and to make all determinations necessary or desirable to implement the plan of conversion. Under the plan of conversion, any such interpretation, application or determination made in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be final, conclusive and binding, upon all persons, and MEEMIC (or its directors, officers, employees or agents) shall not be liable to any person, in connection with any such interpretation, application or determination.



    The plan of conversion may only be amended by the affirmative vote of not less than two-thirds ( 2/3) of the directors of MEEMIC then in office AND approval of such amendment by the Michigan Insurance Bureau. The plan of conversion may only be withdrawn or terminated by the affirmative vote of not less than two-thirds ( 2/3) of the directors of MEEMIC then in office AND approval of the Michigan Insurance Bureau.


SUBSCRIPTION RIGHTS


    Pursuant to the plan of conversion, nontransferable subscription rights will be provided by MEEMIC Holdings, Inc. to Eligible Policyholders, and officers and directors. Shares of common stock of MEEMIC Holdings, Inc. ("Common Stock") are being offered pursuant to the exercise of these subscription rights. The plan of conversion provides that no person shall transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of subscription rights issued under the plan of conversion or, prior to exercise of the subscription rights, the Common Stock to be issued upon their exercise. Persons violating such prohibition will lose their right to purchase Common Stock.


STOCK PRICE AND NUMBER OF SHARES TO BE ISSUED


    THE ESTIMATED VALUATION RANGE. The Act requires that the subscription offering range be consistent with an independent appraisal of the estimated pro forma market value of MEEMIC Holdings, Inc. following the demutualization of MEEMIC. Under the Act, this amount may be discounted by an amount that the appraiser deems necessary to attract full subscription for the shares. On June 24, 1998, MEEMIC, through its board of directors, obtained such an appraisal. The valuation analysis was conducted by ABN AMRO, an independent investment banking firm knowledgeable of the insurance industry and experienced in mutual insurance company conversions. The valuation analysis estimated the pro forma market value of MEEMIC Holdings, Inc. following the Demutualization to be $60,000,000. The appraisal assumed consummation of the transactions contemplated by the plan of conversion. The valuation analysis was discounted, as permitted by the Act, by an amount ABN AMRO deemed necessary to attract full subscription for this offering under the provisions of the plan of conversion. The valuation analysis was based upon a combination of valuation methods including discounted cash flow analysis, an analysis of comparable publicly traded companies and an analysis of comparable demutualization transactions. The valuation analysis is intended to be an estimate of the pro forma market value of MEEMIC Holdings, Inc. It is not a recommendation of any kind as to the advisability of purchasing the Common Stock and you must not interpret it as a recommendation of any kind as to the advisability of purchasing the Common Stock. The valuation analysis did not address the fairness of the April 7, 1997 transaction with Professionals, for which MEEMIC obtained a separate fairness opinion from a separate investment banking firm.



    A valuation range was established by MEEMIC after consultation with ABN AMRO at $54,000,000 to $66,000,000. This estimated valuation range extends ten percent (10%) below and ten percent (10%) above the estimated pro forma market value of MEEMIC Holdings, Inc. The estimated valuation range is intended to establish a range within which the Demutualization will be consummated, so long as MEEMIC Holdings, Inc. raises capital equal to such amount through a combination of this offering and conversion of the surplus note.



    THE SUBSCRIPTION OFFERING RANGE. The estimated valuation range is from $54,000,000 to $66,000,000. Under the plan of conversion, the minimum and maximum number of shares being offered to eligible policyholders, officers and directors is equal to (a) the estimated valuation range minimum and maximum amount divided by the purchase price of $10.00 per share (5,400,000 to 6,600,000) less (b) the number of shares to be issued to Professionals in exchange for its interest in its surplus note (2,302,209 shares). See "The Demutualization--Conversion of the Surplus Note." Accordingly, the minimum to maximum number of shares being offered to Eligible Policyholders, officers and directors is equal to 3,097,791 to 4,297,791 shares. The actual number of shares sold in this offering may be a number between 3,097,791 and 4,297,791 shares.



    THE PURCHASE PRICE. MEEMIC Holdings, Inc. will offer the shares at the public offering price of $10.00 per share.

    ISSUANCE OF ADDITIONAL SHARES. As described in greater detail under "The Demutualization--The Standby Purchase and Option Agreement" and "Management--The Stock Compensation Plan," additional shares of Common Stock may be issued by MEEMIC Holdings, Inc. following the Demutualization.


THE STANDBY PURCHASE AND OPTION AGREEMENT


    Pursuant to the plan of conversion and a Standby Purchase and Option Agreement dated November 13, 1998 executed by and between MEEMIC Holdings, Inc. and Professionals, Professionals will purchase any shares of Common Stock not sold in this offering up to 3,097,791 shares at a purchase price of $10.00 per share and has the option, but not the obligation, to purchase shares of Common Stock not sold in this offering up to 4,297,791 shares at a purchase price of $10.00 per share.



    In addition, under the standby purchase and option agreement, Professionals also has the right, but not the obligation to purchase up to the number of shares of Common Stock necessary to assure that, upon exercise of such option, Professionals will own 51% of the outstanding shares of Common Stock of MEEMIC Holdings, Inc. For additional information regarding this option, including the formula for calculation of the exercise price, see "Security Ownership of Management, and Certain Security Holders-- The Standby Purchase and Option Agreement with Professionals."


CONVERSION OF THE SURPLUS NOTE


    Pursuant to the plan of conversion, Professionals will also receive the number of shares of Common Stock necessary to convert the $21,500,000 surplus note into Common Stock of MEEMIC Holdings, Inc. No new capital will be paid by Professionals in connection with the conversion of the surplus note. The surplus note will be convertible into 2,302,209 shares of Common Stock; the number of shares equal to the outstanding balance (principal and accrued but unpaid interest) of the surplus note as of November 1, 1998, divided by the public offering price of $10.00, rounded upward to the nearest whole share. Any difference will be paid in cash. The conversion of the surplus note will occur on the Effective Date of the Demutualization.


MANAGEMENT PURCHASES


    The Act permits officers and directors of demutualizing companies to receive subscription rights from 15% to 25% of the shares offered in a subscription offering, depending upon the amount of assets of the company. Although the Act would permit MEEMIC to provide subscription rights to officers and directors which would result in those individuals holding between 22.9% and 23.1% of the total shares issued by MEEMIC Holdings, Inc. in connection with the Demutualization, MEEMIC's Plan limits Officers and Directors to purchasing a maximum of 10% of this offering in the aggregate.



    429,779 shares of Common Stock contained in the Subscription Offering are reserved for sale to eligible officers and directors of MEEMIC ("Officers" and "Directors", respectively) at a purchase price of $10.00 per share. Under the plan of conversion, an Officer or Director is not entitled to subscribe for fewer than 100 shares, or greater than 107,444 shares. In the event that all of the shares of Common Stock reserved for sale to Officers and Directors are not subscribed for and sold, such shares shall be available for sale to Eligible Policyholders.

                                 THE COMPANIES


MEEMIC


    Michigan Educational Employees Mutual Insurance Company was incorporated under the laws of Michigan on August 10, 1949 and began business April 7, 1950. MEEMIC offers personal lines insurance primarily to educational employees and their immediate families in the State of Michigan. Full coverage private passenger automobile is the dominant line of business representing approximately 90% of all business written. In 1992, MEEMIC entered Michigan's homeowners market which currently represents the remainder of its direct writings. All business is produced through MEIA. Most of the approximately 90 sales representatives of MEIA are members of the educational community and therefore are engaged in peer selling. As of September 30, 1998, MEEMIC had in excess of 110,000 policies in force. MEEMIC had total consolidated assets of $215 million and $156 million as of December 31, 1997 and 1996, respectively.


    The principal executive offices of MEEMIC are located at 691 North Squirrel Road, Suite 200, Auburn Hills, Michigan 48326, telephone (888) 4-MEEMIC.

MEEMIC HOLDINGS, INC.

    MEEMIC Holdings, Inc. was formed as a Michigan business corporation in October, 1998 to be the holding company for MEEMIC after the Demutualization. Before the Demutualization, MEEMIC Holdings, Inc. will not engage in any significant operations. After the Demutualization, MEEMIC will become a wholly-owned subsidiary of MEEMIC Holdings, Inc. The primary assets of MEEMIC Holdings, Inc. will be the outstanding capital stock of MEEMIC and a portion of the net proceeds of the Offering. The principal executive offices of MEEMIC Holdings, Inc. are located at 691 North Squirrel Road, Suite 200, Auburn Hills, Michigan 48326, telephone (888) 4-MEEMIC.

PROFESSIONALS GROUP, INC.


    Upon completion of the Demutualization, Professionals Group, Inc., or a subsidiary of Professionals Group, Inc. will hold a minimum of 2,302,209 shares of Common Stock, and has the right to purchase shares of Common Stock up to 51% of all outstanding shares. In addition, the current board of directors of MEEMIC is comprised of nominees of Professionals, as a result of the 1997 transaction. See "The Demutualization--Background." Consequently, information about Professionals Group, Inc. may be important to you.



    Professionals Group, Inc., is a Michigan business corporation that was incorporated under the laws of the State of Michigan on January 31, 1996 for the purpose of serving as the holding company for ProNational and other subsidiaries. Professionals, which conducts its activities through subsidiaries, had consolidated assets of $848 million and $775 million at December 31, 1997 and 1996, respectively, after giving effect to its pooling of interest merger with Physicians Protective Trust Fund. The principal executive offices for Professionals are located at 2600 Professionals Drive, Okemos, Michigan 48864, and its telephone number is (517) 349-6500.



    The principal operating subsidiary of Professionals is ProNational Insurance Company.


    Professionals Group, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with these requirements, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning Professionals Group, Inc. can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C.

20549. The Commission maintains a website that contains all information filed electronically by Professionals Group, Inc. The address of the Commission's website is (http://www.sec.gov).

PRONATIONAL INSURANCE COMPANY


    In addition to being the principal operating subsidiary of Professionals Group, Inc., ProNational reinsures a portion of MEEMIC's insurance risk under the quota share reinsurance agreement. Consequently, information about ProNational may be important to you.


    ProNational Insurance Company is a wholly-owned subsidiary of Professionals Group, Inc. and a stock insurance company incorporated under the Insurance Code in 1980. ProNational began operations on June 27, 1980 as Physicians Insurance Company of Michigan by assuming the assets and liabilities of the Brown McNeely Insurance Fund. (The Brown-McNeely Fund was created by the State of Michigan in 1975 to provide doctors with an effective and reliable source of medical malpractice insurance.) The name of Physicians Insurance Company of Michigan was changed in August 18, 1994 to PICOM Insurance Company and on July 1, 1998 to ProNational Insurance Company. ProNational actively sells medical professional liability insurance in Michigan, Florida, Illinois, Indiana, Ohio and Pennsylvania and is licensed in six additional states. ProNational began insuring physicians and physician clinics upon its organization in 1980 and began insuring dentists in 1983. Coverages for hospitals and other health care institutions were added in 1993 and coverages for professional liability to lawyers and law firms were added in 1994. ProNational became a quota share reinsurer for MEEMIC effective July 1, 1997.


    ProNational has also grown through acquisition and merger. In 1995, ProNational acquired the rights to renew the Illinois book of business of a physician controlled insurer in that state. In 1996, ProNational acquired the attorney-in-fact of an Indiana reciprocal that specialized in medical malpractice insurance and renewed the business through ProNational. On July 1, 1998, Physicians Protective Trust Fund of Coral Gables, Florida merged into ProNational thus providing ProNational with regional diversification and a larger insured base. As of July 1, 1998, ProNational had an annualized earned medical malpractice premiums of $119.5 million and annualized assumed earned reinsurance premiums of $45.0 million and is rated A-(Excellent) by A.M. Best.



                              PLAN OF DISTRIBUTION


PLAN OF DISTRIBUTION


    The 4,297,791 shares of Common Stock being offered in this offering are being offered through MEEMIC Holdings, Inc. to Eligible Policyholders of MEEMIC Holdings, Inc. and to Officers and Directors of MEEMIC. In addition, it is anticipated that the Surplus Note will be converted by Professionals into 2,302,209 shares of Common Stock of MEEMIC Holdings, Inc. No compensation for selling the Common Stock will be paid to any officer, director or employee of MEEMIC Holdings, Inc. or MEEMIC for any sales of the Common Stock. This offering is not underwritten, and no brokers, dealers, or sales persons have been employed by MEEMIC Holdings, Inc. or MEEMIC in connection with the sale of Common Stock contemplated by this prospectus.


THE SUBSCRIPTION OFFERING PERIOD


    The subscription offering period commences February 15, 1999, and will continue until April 1, 1999.


IMPOUNDMENT OF PROCEEDS


    Proceeds of this offering will be held in escrow by Mellon Bank, N.A. pending the vote of the Eligible Policyholders on the plan of conversion. Pursuant to the escrow agreement, in the event the plan of conversion is approved, proceeds of this offering will be released to MEEMIC Holdings, Inc. In the event the plan of conversion is disapproved, the subscriptions of each investor will be promptly returned to the investors.

HOW TO PURCHASE SHARES OF COMMON STOCK


    Any Eligible Policyholder, Officer or Director who desires to subscribe for Shares in this offering may do so by delivering (by mail or in person) a properly executed and completed Order Form, together with full payment (in cash, check or money order payable to "ChaseMellon Shareholder Services, L.L.C., as Escrow Agent") for all shares of Common Stock for which the subscription is made, to ChaseMellon Shareholder Services, L.L.C., 450 West 33rd Street, 10th Floor, New York, NY 10001. As described above, subscriptions will be held in a separate escrow account pending the vote of Eligible Policyholders with respect to the Demutualization.



    In the event an Order Form (i) is not delivered and is returned to the sender by the United States Postal Service or MEEMIC Holdings, Inc. is unable to locate the addressee, (ii) is not returned or is received after the termination date of this offering, (iii) is defectively completed or executed, or (iv) is not accompanied by payment in full for the shares of Common Stock subscribed for, the subscription rights of the Eligible Policyholder, Officer or Director to whom such rights have been granted will not be honored. Alternatively, MEEMIC Holdings, Inc. may (but will not be required to) waive any irregularity relating to any Order Form or require the submission of a corrected Order Form or the remittance of full payment for the shares of Common Stock subscribed for by such date as MEEMIC Holdings, Inc. may specify.


    ONCE TENDERED, ORDERS TO PURCHASE SHARES CANNOT BE REVOKED ABSENT EXIGENT CIRCUMSTANCES. IF AN ELIGIBLE POLICYHOLDER BELIEVES SUCH EXIGENT CIRCUMSTANCES EXIST, THE ELIGIBLE POLICYHOLDER MUST REQUEST A WAIVER FROM MEEMIC HOLDINGS, INC. IN WRITING WHICH DESCRIBES THE CIRCUMSTANCES UPON WHICH THE REQUEST FOR THE WAIVER IS BASED.

DELIVERY OF CERTIFICATES


    Certificates representing shares of the Common Stock will be delivered to subscribers promptly after completion of this offering. Until certificates for the Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock will have commenced.


MINIMUM AND MAXIMUM PURCHASES FOR ELIGIBLE POLICYHOLDERS


    The minimum number of shares you may buy is 100. If you are an Eligible Policyholder, the maximum number of shares you may buy is 10,744 for each qualifying policy you hold. Fractional shares will not be sold.


RULES FOR OVERSUBSCRIPTION

    In the event of an oversubscription by either Eligible Policyholders (Subscription Category No. 1) or Officers and Directors (Subscription Category No. 2), Common Stock will be allocated among participants within each category, by reducing the subscriptions of certain participants according to the following methodology:

        (i) MEEMIC Holdings, Inc. will determine the number of shares of Common Stock by which Subscription Category No. 1 and/or Subscription Category No. 2 is oversubscribed.

        (ii) MEEMIC Holdings, Inc. will reduce the maximum subscription(s) in each category on a pro-rata basis among the participants with the largest subscriptions to the level at which an oversubscription no longer exists, as rounded to the nearest whole share.

       (iii) MEEMIC Holdings will repeat the methodology set forth in (ii) above, for so many iterations as shall be necessary to eliminate oversubscriptions within each subscription category.

                                USE OF PROCEEDS


    The amount of proceeds available to MEEMIC Holdings, Inc. from the sale of Common Stock will depend upon the total number of shares of Common Stock actually sold in this offering, sold under the standby purchase and option agreement and issued pursuant to conversion of the surplus note, as well as the actual expenses of the Demutualization. The exact number of shares of Common Stock of MEEMIC Holdings, Inc. to be issued pursuant to the standby purchase and option agreement will vary depending on the response to the Subscription Offering. See "The Demutualization--The Standby Purchase and Option Agreement" and "The Demutualization--Conversion of the Surplus Note."



    After payment of the contemplated donation to the MEEMIC Foundation, MEEMIC Holdings, Inc. intends to exchange all of the net proceeds from this offering except approximately $3 million for all of the capital stock of MEEMIC to be issued in the Demutualization. The net proceeds retained by MEEMIC Holdings, Inc. will be available for a variety of corporate purposes, including additional capital contributions, future acquisitions and diversification of business.



    MEEMIC Holdings, Inc. intends to donate $0.5 million of the net proceeds from this offering to the MEEMIC Foundation. The board of directors of MEEMIC established the MEEMIC Foundation as a 501(c)(3) corporation on March 9, 1992. The purpose of the MEEMIC Foundation is to support individuals and organizations dedicated to the educational profession. The MEEMIC Foundation that currently offers scholarships to children of educational employees.



    The net proceeds used to effect the exchange of the stock of MEEMIC will become part of its capital, thereby expanding underwriting capacity and permitting diversification of its business. MEEMIC will use a portion of these proceeds to complete the payments to Agency Shareholders which will become due as a result of the Demutualization and under the terms of the Agency Purchase Agreement as described under "The Demutualization." See also "Pro Forma Data." Any payment of dividends to MEEMIC Holdings, Inc. will be limited by regulatory restrictions on capital distributions by MEEMIC. See "Insurance Regulatory Matters."



    The net proceeds from the sale of Common Stock in this offering will depend upon the total number of shares actually sold and the actual expenses of the Demutualization, and cannot be determined until the Demutualization is completed. Set forth below are the estimated net proceeds to MEEMIC Holdings, Inc., assuming the sale of Common Stock at the minimum, midpoint and maximum of the subscription offering range. The following information includes estimated expenses of approximately $1.5 million. Actual expenses may vary.



                                                                  MINIMUM OF       MIDPOINT OF      MAXIMUM OF
                                                                   3,097,791        3,697,791        4,297,791
                                                                   SHARES AT        SHARES AT        SHARES AT
                                                                  $10.00 PER       $10.00 PER       $10.00 PER
                                                                     SHARE            SHARE            SHARE
                                                                ---------------  ---------------  ---------------
Gross proceeds of Subscription Offering.......................   $  30,977,910    $  36,977,910    $  42,977,910
  Less Underwriting Discounts and Commissions.................        --               --               --
  Less Offering and Conversion Expenses.......................       1,500,000        1,500,000        1,500,000
                                                                ---------------  ---------------  ---------------
Net Proceeds to MEEMIC Holdings, Inc..........................   $  29,477,910    $  35,477,910    $  41,477,910
                                                                ---------------  ---------------  ---------------
Net Proceeds to MEEMIC Holdings, Inc. per share...............   $        9.52    $        9.59    $        9.65



    MEEMIC Holdings, Inc. expects that the net proceeds from the sale of shares of Common Stock will be sufficient to satisfy the working capital of MEEMIC Holdings, Inc. and MEEMIC for 60 months. If less than all of the Common Stock offered is purchased pursuant to this offering, an amount of shares equal to the Common Stock not subscribed for in this offering up to 3,097,791 shares will be purchased by Professionals and an amount of shares equal to the Common Stock not subscribed for in this offering up to 4,297,791 shares may be purchased by Professionals pursuant to the standby purchase and option agreement (see "The Demutualization--The Standby Purchase and Option Agreement").

                                 CAPITALIZATION


    The following table sets forth information regarding the historical capitalization of MEEMIC at September 30, 1998 and the pro forma consolidated capitalization of MEEMIC Holdings, Inc. giving effect to the sale of Common Stock at the minimum, midpoint and maximum of the subscription offering range based upon the assumptions set forth under "Use of Proceeds." For additional financial information, see the Consolidated Financial Statements and related Notes appearing elsewhere in this document.



    The surplus note is expected, as part of a series of transactions, to be assigned to MEEMIC Holdings, Inc. in exchange for 2,302,209 shares of Common Stock upon completion of the Demutualization. This table does not reflect additional shares of Common Stock which could be purchased by Professionals after the Effective Date of Demutualization pursuant to the standby purchase and option agreement. See "The Demutualization--The Standby Purchase and Option Agreement" and "Risk Factors--Dilutive Effect of Standby Purchase and Option Agreement and Stock Compensation Plan." This table also does not reflect additional shares of Common Stock that could be purchased pursuant to the Stock Compensation Plan, under which directors, officers and other employees of MEEMIC and MEEMIC Holdings, Inc. would be granted options to purchase an aggregate amount of Common Stock equal to 300,000 shares at an exercise price equal to $10.00 per share. See "Management--The Stock Compensation Plan" and "Risk Factors--Dilutive Effect of Standby Purchase and Option Agreement and Stock Compensation Plan."



                                                                   PRO FORMA CONSOLIDATED CAPITALIZATION OF
                                                                     MEEMIC HOLDINGS, INC. (IN THOUSANDS)
                                                                             BASED ON THE SALE OF
                                               HISTORICAL      -------------------------------------------------
                                              CONSOLIDATED        3,097,791        3,697,791        4,297,791
                                           CAPITALIZATION OF      SHARES AT        SHARES AT        SHARES AT
                                               MEEMIC AT         $10.00 PER       $10.00 PER       $10.00 PER
                                           SEPTEMBER 30, 1998       SHARE            SHARE            SHARE
                                           ------------------  ---------------  ---------------  ---------------
Surplus Note.............................      $   21,500            --               --               --
Shareholders' equity:
  Common stock, no par value per share:
    authorized--10,000,000 shares; shares
    to be outstanding--as shown..........          --            $    52,500      $    58,500      $    64,500
  Retained earnings--unrestricted........          46,852             48,677           48,677           48,677
  Unrealized gains.......................           2,519              2,519            2,519            2,519
                                                  -------      ---------------  ---------------  ---------------
        Total shareholders' equity.......      $   49,371        $   103,696      $   109,696      $   115,696
                                                  -------      ---------------  ---------------  ---------------
                                                  -------      ---------------  ---------------  ---------------

                                 PRO FORMA DATA


    On the Effective Date of the Demutualization, MEEMIC will become a wholly-owned subsidiary of MEEMIC Holdings, Inc. Since MEEMIC Holdings, Inc. is not currently an active entity and will be the parent of MEEMIC, the following pro forma data is also representative of MEEMIC Holdings, Inc.


    The following pro forma consolidated balance sheets as of September 30, 1998, gives effect to the Demutualization as if it had occurred as of September 30, 1998 and assumes that 3,097,791 shares of Common Stock (the minimum number of such shares required to be sold) are sold in this offering. The following pro forma consolidated statements of income for the year ended December 31, 1997 and the nine months ended September 30, 1998 present consolidated operating results for MEEMIC as if the Demutualization and acquisition of the Personal Lines and Life Divisions of the Agency had occurred as of January 1, 1997.


    On September 22, 1997, MEEMIC acquired the assets of the Personal Lines and Life Divisions of the Agency. This purchase was a significant acquisition that requires pro forma disclosure as if it took place on January 1, 1997, to reflect a full year of activity with this transaction.


    Pursuant to the plan of conversion, (i) MEEMIC will convert from a Michigan domiciled mutual insurance company to a Michigan domiciled stock insurance company and simultaneously issue shares of its capital stock to MEEMIC Holdings, Inc. in exchange for a portion of the net proceeds of this offering and (ii) Common Stock of MEEMIC Holdings, Inc. will be sold in this offering and pursuant to the conversion of the surplus note. The Demutualization will be accounted for as a simultaneous reorganization, recapitalization and share offering which will not change the historical accounting basis of MEEMIC financial statements. According to the plan of conversion, the shares not purchased by Eligible Policyholders, Officers and Directors in this offering will be purchased by Professionals pursuant to a standby purchase and option agreement to 3,097,791 shares and Professionals may purchase any such shares to 4,297,791 shares.


    The unaudited pro forma information does not purport to represent what financial position or results of operations actually would have been had the Demutualization and acquisition occurred on the dates indicated, or to project financial position or results of operations for any future date or period. The pro forma adjustments are based on available information and certain assumptions that MEEMIC and MEEMIC Holdings, Inc. believe are reasonable in the circumstances. The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes thereto, and the other financial information pertaining to MEEMIC included elsewhere in this document.

    The pro forma adjustments and pro forma consolidated amounts are provided for information purposes only. The financial statements of MEEMIC Holdings, Inc. and MEEMIC will reflect the effects of the Demutualization and acquisition only from the dates such events occur.

                             MEEMIC HOLDINGS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                            AS OF SEPTEMBER 30, 1998



                                                                                         PRO FORMA
                                                                       PRO FORMA          COMPANY
                                                     HISTORICAL       ADJUSTMENTS       ADJUSTED FOR
                                                       MEEMIC        FOR OFFERING         OFFERING
                                                    ------------     -------------      ------------
                                               ASSETS
Investments:
  Fixed maturities available for sale, at fair
    value.........................................  $118,889,522                        $118,889,522
  Short-term investments, at cost, which
    approximates fair value.......................     1,896,943                           1,896,943
                                                    ------------                        ------------
      Total investments...........................   120,786,465                         120,786,465
Cash..............................................     4,789,681     $  29,477,910(a)     17,767,591
                                                                          (500,000)(a)
                                                                       (16,000,000(c)
Premiums due from policyholders...................     4,480,811                           4,480,811
Amounts recoverable from reinsurers...............    42,971,145                          42,971,145
Amounts recoverable from reinsurers, related
  party...........................................    10,508,300                          10,508,300
Accrued investment income.........................     1,507,510                           1,507,510
Deferred federal income taxes.....................     3,110,235        (1,190,000)(c)     1,920,235
Property and equipment, at cost, net of
  accumulated depreciation........................     1,989,080                           1,989,080
Deferred policy acquisition.......................       158,772                             158,772
Federal income taxes recoverable..................       557,397           170,000(a)        727,397
Intangible assets, net of amortization............    39,999,462                          39,999,462
Other assets......................................       523,492                             523,492
                                                    ------------     -------------      ------------
    Total assets..................................  $231,382,350     $  11,957,910      $243,340,260
                                                    ------------     -------------      ------------
                                                    ------------     -------------      ------------
                                LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Loss and loss adjustment expense reserves.......  $ 93,397,089                        $ 93,397,089
  Unearned premiums...............................    31,293,729                          31,293,729
  Surplus note....................................    21,500,000     $ (21,500,000)(b)
  Payable--related to acquisition.................    19,500,000       (19,500,000)(c)
  Accrued expenses and other liabilities..........     8,918,975                           8,918,975
  Accrued expenses and other liabilities, related
    party.........................................     1,921,117        (1,366,870)(b)       554,247
  Premiums ceded payable..........................     3,490,413                           3,490,413
  Premiums ceded payable, related party...........     1,990,118                           1,990,118
                                                    ------------     -------------      ------------
    Total liabilities.............................   182,011,441       (42,366,870)      139,644,571
                                                    ------------     -------------      ------------
Shareholders' equity:
  Common stock....................................                      29,477,910(a)     52,500,000
                                                                        23,022,090(b)
  Retained earnings...............................    46,852,172          (330,000)(a)    48,676,952
                                                                          (155,220)(b)
                                                                         2,310,000(c)
  Net unrealized appreciation on investments, net
    of deferred federal income tax expense of
    $1,297,531....................................     2,518,737                           2,518,737
                                                    ------------     -------------      ------------
  Total shareholders' equity......................    49,370,909        54,324,780       103,695,689
                                                    ------------     -------------      ------------
  Total liabilities and shareholders' equity......  $231,382,350     $  11,957,910      $243,340,260
                                                    ------------     -------------      ------------
                                                    ------------     -------------      ------------


The accompanying notes are an integral part of the unaudited pro forma financial statements.

                             MEEMIC HOLDINGS, INC.


              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME



                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998



                                                                                                 PRO FORMA
                                                                          PRO FORMA               COMPANY
                                                         HISTORICAL    ADJUSTMENTS FOR          ADJUSTED FOR
                                                           MEEMIC          OFFERING               OFFERING
                                                         -----------  ------------------        ------------
Revenues and other income:
  Net premiums earned..................................  $47,886,971                            $ 47,886,971
  Net investment income................................    5,213,292                               5,213,292
  Net realized investment gains on fixed maturities....       25,552                                  25,552
  Other income.........................................    1,485,002                               1,485,002
                                                         -----------                            ------------
    Total revenues and other income....................   54,610,817                              54,610,817
                                                         -----------                            ------------
Expenses:
  Losses and loss adjustment expenses, net.............   33,814,603                              33,814,603
  Policy acquisition and other underwriting expenses:
    Other policy acquisition and underwriting
      expenses.........................................   18,875,999             475,585(f)       19,351,584
    Ceding commissions, related party..................   (9,491,276)            428,686(f)       (9,062,590)
    Management fees, related party.....................    1,547,300          (1,547,300)(f)
                                                         -----------  ------------------        ------------
                                                          10,932,023            (643,029)         10,288,994
  Interest expense, related party......................    1,366,870  $       (1,366,870)(g)
  Amortization expense.................................    2,209,852                               2,209,852
  Other expense........................................       29,586             500,000(h)          529,586
                                                         -----------  ------------------        ------------
    Total expenses.....................................   48,352,934          (1,509,899)         46,843,035
                                                         -----------  ------------------        ------------
    Income from operations before federal income
      taxes............................................    6,257,883           1,509,899           7,767,782

Federal income taxes...................................    1,415,206             513,366(i)        1,928,572
                                                         -----------  ------------------        ------------
    Net income before extraordinary item...............  $ 4,842,677  $          996,533        $  5,839,210
                                                         -----------  ------------------        ------------
                                                         -----------  ------------------        ------------
Earnings per share data (j):
  At minimum shares to be issued in Demutualization:
    Net income per share of common stock...............                                         $       1.08
                                                                                                ------------
                                                                                                ------------
    Weighted average number of shares of common stock
      outstanding......................................                                            5,400,000
                                                                                                ------------
                                                                                                ------------
  At maximum shares to be issued in Demutualization:
    Net income per share of common stock...............                                         $       0.88
                                                                                                ------------
                                                                                                ------------
    Weighted average number of shares of common stock
      outstanding......................................                                            6,600,000
                                                                                                ------------
                                                                                                ------------



The accompanying notes are an integral part of the unaudited pro forma financial statements.

                             MEEMIC HOLDINGS, INC.


              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME


                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                                                                                                       PRO FORMA
                                                                                 PRO FORMA                              COMPANY
                                                               PRO FORMA          COMPANY         PRO FORMA           ADJUSTED FOR
                                               HISTORICAL   ADJUSTMENTS FOR    ADJUSTED FOR    ADJUSTMENTS FOR        ACQUISITION
                                                 MEEMIC       ACQUISITION       ACQUISITION        OFFERING           AND OFFERING
                                               -----------  ---------------    -------------   ----------------       ------------
Revenues and other income:
  Net premiums earned........................  $67,830,283                     $67,830,283                            $ 67,830,283
  Net investment income......................    6,676,783                       6,676,783                               6,676,783
  Net realized investment gains on fixed
    maturities...............................       32,214                          32,214                                  32,214
  Other income...............................      840,725  $10,320,639(a)       2,057,547                               2,057,547
                                                             (9,103,817)(b)
                                               -----------  ---------------    -------------                          ------------
    Total revenues and other income..........   75,380,005    1,216,822         76,596,827                              76,596,827
                                               -----------  ---------------    -------------                          ------------
Expenses:
  Losses and loss adjustment expenses, net...   47,301,864                      47,301,864                              47,301,864
  Policy acquisition and other underwriting
    expenses:
    Other policy acquisition and underwriting
      expenses...............................   13,158,221    8,341,525(a)      21,499,746              475,585(f)      21,975,331
    Policy acquisition expense, related
      party..................................    9,103,817   (9,103,817)(b)
    Ceding commissions, related party........   (6,577,424)                     (6,577,424)             211,958(f)      (6,365,466)
    Management fees, related party...........    1,005,480                       1,005,480           (1,005,480)(f)
                                               -----------  ---------------    -------------   ----------------       ------------
                                                16,690,094     (762,292)        15,927,802             (317,937)        15,609,865
  Interest expense, related party............    1,341,835      485,665(c)       1,827,500     $     (1,827,500)(g)
  Amortization expense.......................      714,395    2,209,852(d)       2,924,247                               2,924,247
  Other expense..............................       30,417                          30,417              500,000(h)         530,417
                                               -----------  ---------------    -------------   ----------------       ------------
    Total expenses...........................   66,078,605    1,933,225         68,011,830           (1,645,437)        66,366,393
                                               -----------  ---------------    -------------   ----------------       ------------
    Income from operations before federal
      income taxes...........................    9,301,400     (716,403)         8,584,997            1,645,437         10,230,434
Federal income taxes.........................    2,672,239     (243,577)(e)      2,428,662              559,449(i)       2,988,111
                                               -----------  ---------------    -------------   ----------------       ------------
    Net income before extraordinary item.....  $ 6,629,161  $  (472,826)       $ 6,156,335     $      1,085,988       $  7,242,323
                                               -----------  ---------------    -------------   ----------------       ------------
                                               -----------  ---------------    -------------   ----------------       ------------
Earnings per share data (j):
  At minimum shares to be issued in
    Demutualization:
    Net income per share of common stock.....                                                                         $       1.34
                                                                                                                      ------------
                                                                                                                      ------------
    Weighted average number of shares of
      common stock outstanding...............                                                                            5,400,000
                                                                                                                      ------------
                                                                                                                      ------------
  At maximum shares to be issued in
    Demutualization:
    Net income per share of common stock.....                                                                         $       1.10
                                                                                                                      ------------
                                                                                                                      ------------
    Weighted average number of shares of
      common stock outstanding...............                                                                            6,600,000
                                                                                                                      ------------
                                                                                                                      ------------


The accompanying notes are an integral part of the unaudited pro forma financial statements.

                             MEEMIC HOLDINGS, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.  BALANCE SHEET:


    The accompanying unaudited pro forma balance sheet as of September 30, 1998 has been prepared as if the following transactions had been consummated as of September 30, 1998:



(a) Sale of 3,097,791 (minimum) shares of Common Stock in the Offering at $10 per share:



Proceeds from the Offering......................................................  $30,977,910
Less, estimated Offering and Conversion expenses................................   (1,500,000)
                                                                                  -----------
    Net proceeds                                                                  $29,477,910
                                                                                  -----------
                                                                                  -----------



    In accordance with the plan of demutualization, $500,000 of the net proceeds will be donated to MEEMIC Foundation. This contribution will result in additional expenses of $330,000 after federal income taxes.



(b) Conversion of $21,500,000 ProNational Surplus Note plus accrued interest of $1,522,090 from January 1, 1998 to November 1, 1998 into 2,302,209 shares of Common Stock at $10 per share. An adjustment of $155,220 has been made to retained earnings for the interest to be accrued from October 1, 1998 to November 1, 1998.



Surplus Note....................................................................  $21,500,000
Accrued interest through September 30, 1998.....................................    1,366,870
Interest to be accrued from October 1, 1998 to November 1, 1998.................      155,220
                                                                                  -----------
                                                                                  $23,022,090
                                                                                  -----------
                                                                                  -----------


(c) Use of a portion of net proceeds to retire the Payable Related to Acquisition to former Agency shareholders. The former Agency shareholders will elect to exercise an accelerated payment option on the Payable Related to Acquisition. The accelerated payment option will result in an additional $2 million bonus payable, before applying a 7 percent discount to the entire unpaid purchase price at time of option. The discount for early extinguishment of debt will result in extraordinary income of $3,500,000 before federal income taxes of $1,190,000, or $2,310,000 additional income after federal taxes.


Balance of Payable Related to Acquisition.......................................  $19,500,000
Discount, net of bonus, related to option exercised.............................    3,500,000
                                                                                  -----------
Proceeds utilized for accelerated retirement....................................  $16,000,000
                                                                                  -----------
                                                                                  -----------


(d) The pro forma balance sheet does not reflect the issuance of up to 300,000 share awards that would be available under the Stock Compensation Plan. The Stock Compensation Plan will replace the existing Amended and Restated Michigan Educational Employees Mutual Insurance Company Incentive Plan. Expenses incurred under the Stock Compensation Plan are expected to be comparable to the current incentive plan.


(e) The unaudited pro forma consolidated balance sheet, as prepared, gives effect to the sale of Common Stock at the minimum of the Offering Range based upon the assumptions set forth under Use of

                             MEEMIC HOLDINGS, INC.

1.  BALANCE SHEET: (CONTINUED)

    Proceeds. The following table provides a comparison between the sale of Common Stock at the minimum and maximum of the Offering Range.



                                                                    MINIMUM        MAXIMUM
                                                                 -------------  -------------
Net proceeds from Conversion...................................  $  29,477,910  $  41,477,910
Conversion of ProNational Surplus Note.........................     23,022,090     23,022,090



2.  STATEMENTS OF INCOME:



    The accompanying unaudited pro forma statements of income for the nine months ended September 30, 1998 and for the year ended December 31, 1997 present results as if the acquisition of certain assets of the Agency, the issuance of the Surplus Note and the transactions described in Note 1 of the Notes to Unaudited Pro Forma Financial Statements had been consummated on January 1, 1997. On September 22, 1997, MEEMIC's wholly owned subsidiary, MEEMIC Insurance Services Corporation, purchased the assets of the Personal Lines and Life Divisions of Michigan Educators Insurance Agency, Inc. (including all rights to distribute MEEMIC insurance products) for a purchase price equal to 3.75 percent of all premiums written through the Agency through July 14, 2004, subject to a guaranteed minimum payment of $43 million. Under certain conditions, this guaranteed minimum payment may be accelerated. The accelerated payment option would result in an additional $2 million bonus payable before applying a 7 percent discount to the entire unpaid purchase price at time of option. The initial payment of $22.5 million was paid at closing.



    In addition to purchasing the rights to distribute MEEMIC insurance products, MEEMIC Insurance Services Corporation purchased agency contracts to sell insurance for companies other than MEEMIC. Management intends to continue selling individual life and personal lines insurance products for other companies as the business complements MEEMIC business. These companies offer products which are not available from MEEMIC or write classes of business not acceptable to MEEMIC. Management will discontinue writing commercial and group health insurance for other companies as these products do not complement MEEMIC's core business.


(a) Reflect revenues and expenses from 1/1/97 to 9/21/97 of the Personal Lines and Life Divisions of the Agency (the period prior to its acquisition by MEEMIC).

(b) Eliminate intercompany revenues and expenses.


(c) Increase interest expense related to the Surplus Note, which was issued in order to provide MEEMIC with the capital to acquire the Personal Lines and Life Divisions of the Agency, at a rate of 8.5 percent annually from 1/1/97 to 4/7/97 (the period prior to the note issuance).


(d) Increase amortization expense for the period 1/1/97 to 9/21/97 to reflect a full year of amortizing goodwill that resulted from MEEMIC's acquisition of the Personal Lines and Life Divisions of the Agency on 9/22/97.

(e) Decrease income taxes to reflect the impact of items (a) through (d) above at the statutory rate of 34 percent.

                             MEEMIC HOLDINGS, INC.

2.  STATEMENTS OF INCOME: (CONTINUED)


(f) Reflect the termination of the Management Services Agreement (dated April 7,
    1997) with Pro National upon Demutualization:



                                                                    9 MONTHS        YEAR
                                                                     ENDED          ENDED
                                                                    9/30/98       12/31/97
                                                                  ------------  -------------
Eliminate management fees.......................................   $1,547,300    $ 1,005,480
Expenses for replacement of management services.................      475,585        475,585
                                                                  ------------  -------------
                                                                    1,071,715        529,895
Decrease in ceding commission from 40% Pro National quota
  share.........................................................      428,686        211,958



(g) Eliminate interest expense on the Surplus Note exchanged for shares of Common Stock.



(h) Donation to MEEMIC Foundation of $500,000 before federal income taxes of $170,000, or $330,000 additional expense after federal income taxes.



(i) Increase income taxes to reflect the impact of items (f) through (h) above at the statutory rate of 34 percent.



(j) Pro forma earnings per share is computed by dividing pro forma net income by the weighted average number of Common Stock shares outstanding during the period. The pro forma weighted average Common Stock outstanding is presented at both the minimum and maximum number of shares to be issued in the Demutualization and consists of the following, as if they had been outstanding since January 1, 1997:



                                                                       MINIMUM     MAXIMUM
                                                                      ----------  ----------
Shares sold in the Offering.........................................   3,097,791   4,297,791
Shares converted for Surplus Note...................................   2,302,209   2,302,209
                                                                      ----------  ----------
Weighted average Common Stock outstanding...........................   5,400,000   6,600,000
                                                                      ----------  ----------
                                                                      ----------  ----------

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA



    The following table sets forth selected consolidated financial data for MEEMIC prior to the Demutualization at and for the periods indicated and should be read in conjunction with the Consolidated Financial Statements, and accompanying notes and other financial information included elsewhere in this document as well as "Management's Discussion and Analysis Of Financial Condition and Results Of Operations." Statutory financial statistics are presented to provide potential investors with information that can be readily compared to statistics of other companies in the property and casualty insurance industry so that the relative performance of the Company can be evaluated. These statistics should be evaluated along with the generally accepted accounting principles ("GAAP") information presented herein. See Note 13 in "Notes to Consolidated Financial Statements" for a discussion of the principal differences between GAAP and statutory accounting practices, and for a reconciliation of consolidated net income and equity, as reported in conformity with GAAP, with statutory net income and statutory surplus, as determined in accordance with statutory accounting practices, as prescribed or permitted by the Michigan Insurance Bureau. The consolidated statement of income data for the nine months ended September 30, 1998 and 1997 and the consolidated balance sheet data at September 30, 1998 are derived from the unaudited consolidated financial statements of MEEMIC. MEEMIC believes that such unaudited financial data fairly reflect the consolidated results of operations and the consolidated financial condition of MEEMIC for such periods. For a presentation of the pro forma effect of this offering and related transactions on MEEMIC, see "Pro Forma Data."

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA



                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,
                                                  (UNAUDITED)                      YEAR ENDED DECEMBER 31,
                                              --------------------  -----------------------------------------------------
                                                1998       1997       1997       1996       1995       1994       1993
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE DATA:
Direct premiums written.....................  $  84,280  $  78,948  $ 106,350  $ 104,993  $  98,917  $  91,147  $  80,387
Net premiums written........................     49,745     59,043     75,000     64,286     56,919     52,478     57,265
Net premiums earned.........................     47,887     52,659     67,830     62,497     55,981     53,389     54,007
Net investment income.......................      5,213      5,018      6,677      5,150      4,488      3,875      3,408
Net realized investment gains...............         26         23         32         37         28          3         39
Other income................................      1,485        514        841        588        587        488        512
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues..........................     54,611     58,214     75,380     68,272     61,084     57,755     57,966
LOSSES AND EXPENSES:
  Losses and loss adjustment expenses.......     33,815     36,729     47,302     44,872     38,815     41,300     36,586
  Policy acquisition and other underwriting
    expenses................................     10,932     13,609     16,690     16,074     16,248     16,769     16,298
  Interest expense..........................      1,367        881      1,342
  Amortization expense......................      2,210                   714
  Other expense.............................         29          8         31         11          9         29
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total expenses..........................     48,353     51,227     66,079     60,957     55,072     58,098     52,884
Income from operations before federal income
  taxes.....................................      6,258      6,987      9,301      7,315      6,012       (343)     5,082
Federal income taxes........................      1,415      1,147      2,672      2,064      1,558       (675)     1,551
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income..................................  $   4,843  $   5,840  $   6,629  $   5,251  $   4,454  $     332  $   3,531
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
SELECTED BALANCE SHEET DATA:
  Total investments.........................  $ 120,786  $ 109,585  $ 111,543  $  90,896  $  73,371  $  64,358  $  60,360
  Total assets..............................    231,382    215,023    214,858    155,775    134,843    121,949    109,478
  Total liabilities.........................    182,011    173,382    171,576    119,773    103,671     97,603     82,544
  Total policyholders' surplus..............     49,371     41,641     43,282     36,002     31,172     24,346     26,934
GAAP RATIOS:
  Loss and loss adjustment expenses
    ratio(1)................................       70.6%      69.7%      69.7%      71.8%      69.3%      77.4%      67.7%
  Policy acquisition and other underwriting
    expense ratio(2)........................       22.8%      25.8%      24.6%      25.7%      29.0%      31.4%      30.2%
  Combined ratio(3).........................       93.4%      95.5%      94.3%      97.5%      98.3%     108.8%      97.9%
STATUTORY DATA (AT PERIOD END):
  Combined ratio(4).........................       96.5%      96.4%      95.3%      97.5%      97.6%     108.0%      99.3%
  Industry combined ratio(5)................                            100.3%     104.3%     105.2%     109.5%     104.2%
  Statutory surplus(6)......................  $  38,248  $  33,145  $  34,513  $  29,141  $  24,407  $  20,145  $  20,002
  Ratio of statutory net written premiums to
    statutory surplus(7)....................       1.73       2.38       2.17       2.21       2.33       2.61       2.86
PRO FORMA DATA(8):
  Net income................................  $   5,839             $   7,242
  Earnings per share data:
    At minimum shares to be issued:
      Net income per share of common
         stock..............................  $    1.08             $    1.34
      Weighted average number of shares of
         common stock outstanding...........  5,400,000             5,400,000
    At maximum shares to be issued:
      Net income per share of common
         stock..............................  $    0.88             $    1.10
      Weighted average number of shares of
         common stock outstanding...........  6,600,000             6,600,000


------------------------
(1) Calculated by dividing losses and loss adjustment expenses by net premiums earned.
(2) Calculated by dividing other underwriting expenses by net premiums earned.
(3) The sum of the GAAP Loss and Loss Adjustment Expense Ratio and the Total Underwriting Expense Ratio.
(4) The sum of the Statutory Loss and Loss Adjustment Expense Ratio and the Total Underwriting Expense Ratio.

(5) As reported by A.M. Best Company, Inc., an independent insurance rating organization, Best's Aggregate & Averages-- Property--Casualty, (Priv. Pass. Automobile and Homeowners Quantitative Analysis Report). Data unavailable for the periods ended September 30, 1998 and 1997.


(6) Statutory surplus at September 30, 1998 and 1997 and at December 31, 1997 includes the $21.5 million Surplus Note issued on April 7, 1997. The statutory surplus at September 30, 1998 and 1997 and December 31, 1997 excludes MEEMIC's $22.5 million investment in subsidiary, MEEMIC Insurance Services Corporation that was acquired on September 22, 1997 and is a non-admitted asset for statutory reporting purposes.


(7) Annualized for the periods ended September 30, 1998 and 1997.


(8) Information excerpted from unauditied Pro Forma Consolidated Statements of Income for the nine months ended September 30, 1998 and the year ended December 31, 1997, which give effect to the Demutualization and the acquisition of the Personal Lines and Life Divisions of the Agency as if they had occurred on January 1, 1997. The weighted average number of shares outstanding is assumed to be unchanged during the period and is presented at both the minimum and maximum number of shares to be issued in the Demutualization. See "PRO FORMA DATA."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    MEEMIC Holdings, Inc. was formed to be the holding company for MEEMIC after the Demutualization. Before the Demutualization, MEEMIC Holdings, Inc. will not engage in any significant operations and is therefore not in the following discussion. On the Effective Date of the Demutualization, MEEMIC will become a wholly-owned subsidiary of MEEMIC Holdings, Inc.


    The following discussion provides additional information regarding MEEMIC's consolidated financial condition and results of operations for the nine months ended September 30, 1998 and September 30, 1997 and for the three years ended December 31, 1997, 1996 and 1995. This discussion should be read in conjunction with the consolidated financial statements of MEEMIC, and notes thereto, which appear elsewhere in the prospectus.


OVERVIEW


    MEEMIC, a company founded by teachers, writes full coverage private passenger automobile and homeowners insurance primarily to educational employees and their immediate families in the state of Michigan. On September 22, 1997, MEEMIC Insurance Services Corporation, a wholly owned agency subsidiary, purchased certain operations from the Agency, including the exclusive rights to sell and market MEEMIC products until the year 2004. Management believes that with control of its marketing and sales force, operating efficiencies can be realized and the Company's market share will increase at a faster rate than without control.



    MEEMIC sells its insurance contracts through over 90 sales representatives associated with MEEMIC Insurance Services Corporation, a wholly owned agency subsidiary, which is the exclusive distributor of MEEMIC's products. As of September 30, 1998, MEEMIC had over 110,000 policies in force, representing 155,651 insured vehicles and 28,435 homeowner units.


FINANCIAL CONDITION


    MEEMIC's total assets increased to $231.4 million at September 30, 1998 as compared to $214.9 million at December 31, 1997 and $155.8 million at December 31, 1996. The substantial increase in 1997 is the result of the $21,500,000 capital infusion from Professionals which was used to purchase certain assets of the Agency (including all rights to distribute MEEMIC insurance products) for a purchase price equal to 3.75 percent of all premiums written through the Agency through July 14, 2004, subject to a guaranteed minimum payment of $43 million. In addition to purchasing the rights to distribute MEEMIC insurance products, MEEMIC Insurance Services Corporation purchased agency contracts to sell insurance for companies other than MEEMIC. Management intends to continue selling individual life and personal lines insurance products for other companies as the business complements MEEMIC business. These companies offer products which are not available from MEEMIC or write classes of business not acceptable to MEEMIC. Management will discontinue writing commercial and group health insurance for other companies as these products do not complement MEEMIC's core business.



    The majority of MEEMIC's assets consist of bonds, some preferred stocks, cash and short-term investments, that in total were $125,576,146 at September 30, 1998, $113,747,580 at December 31, 1997 and $93,074,657 at December 31,
1996. MEEMIC primarily invests in high quality bonds with the objective of providing stable income while maintaining liquidity at appropriate levels for MEEMIC's current and long-term requirements. The portfolio consists primarily of government bonds, municipal bonds, collateralized mortgage obligations, and investment grade corporate bonds. The modified duration of investments has remained relatively constant at approximately three years. As of September 30, 1998, and at December 31, 1997 and 1996 the portfolio had an average Standard & Poor's security quality rating of AA (Excellent), and there were no securities in default concerning the timely payment of interest and principal. MEEMIC's gross unrealized gains and gross unrealized losses in investments in securities were $3,841,665 and $25,397 at September 30, 1998, respectively, were $1,995,059 and $67,669, respectively, at

December 31, 1997, and were $1,245,740 and $304,558, respectively, at December 31, 1996. Such changes in MEEMIC's gross unrealized gains and losses are a result of fluctuating bond market values due to volatility of interest rates in the marketplace.


    MEEMIC is continuing to improve its rate adequacy review and loss estimation process by implementing new actuarial system software to interface with MEEMIC's new policy and claims system. These revisions along with the restructuring of territories for rating purposes will more precisely enable MEEMIC to more competitively price products for the risks it insures. MEEMIC's recorded estimates of loss and loss adjustment expenses reserves totaled $93.4 million at September 30, 1998, compared to $84.9 million at December 31, 1997 and $80.3 million at December 31, 1996. The 10 percent ($8.5 million) increase in reserves for nine months ended 1998, the 5.7 percent ($4.6 million) increase in reserves for 1997, and the 12.9 percent ($9.2 million) increase in reserves for 1996 are attributable to general allowances for growth in the number of insured vehicles and homeowner policies in force. Reserves for losses incurred prior to 1997 were reduced by $6.75 million during calendar year 1997. This was caused by the unanticipated reduction in the frequency of claims. Management believes this reduction resulted from the 1994 legislative tort reforms in the State of Michigan which reduced the frequency and shortened the reporting pattern of claims. As additional data subsequent to the tort reform emerges, the Company anticipates greater stability and accuracy in the reserve estimates. Uncertainties inherent in the loss estimation process will invariably cause differences in actual ultimate liabilities from estimates. Aggregate loss reserves at December 31, 1997 and 1996 have been certified by an independent actuarial firm and are believed to be a reasonable provision for all unpaid loss and loss expense obligations of MEEMIC under the terms of its policies and agreements.



    At September 30, 1998 unearned premiums were $31.3 million, compared to $29.4 million at December 31, 1997 and compared to $28.8 million at December 31, 1996. The increase in unearned premiums at September 30, 1998 compared to December 31, 1997 of 6.3 percent is comparable to the growth in premiums written. However, the increase of 2.1 percent in unearned premiums for 1997 is greater than the increase of 1.3 percent in premiums written for 1997, as a result of ceding premium on the new quota share reinsurance contract with ProNational on an earned basis as opposed to a written basis.



    Other liabilities at September 30, 1998 were $57.3 million and at the end of 1997 and 1996 were $57.2 million and $10.6 million, respectively. While $42 million of the increase in 1997 is due to the Surplus Note and the outstanding payable related to purchasing the Personal Lines and Life Divisions of the Agency, changes in other liability account balances are primarily due to the timing of Company payments for state association assessments, payroll and retirement plan contributions. Additionally, the liabilities at September 30, 1998 and December 31, 1997, include $1,366,870 and $1,341,835, respectively, for interest on MEEMIC's $21.5 million surplus note and management fees of $554,247 and $504,109, respectively, due to Professionals.


REINSURANCE


    MEEMIC utilizes quota share and excess of loss reinsurance contracts to reduce its exposure to loss. MEEMIC's largest net insured amount on any risk is $150,000. Individual property risks in excess of $150,000 are covered on an excess basis up to $1,000,000 per risk. Casualty risks that are in excess of $150,000 are covered on an excess of loss basis, up to $3,000,000 per occurrence. Catastrophe reinsurance provides additional coverage for automobile physical damage and homeowners property damage in four layers, with total reinsurance protection of $13,500,000 in excess of the first $500,000 loss, and each layer subject to a retention of 5 percent. MEEMIC also has a 40 percent quota share reinsurance agreement in place for all net retained lines with ProNational. The other principal reinsurers are American Re-Insurance Company, Continental Casualty Company, Dorinco Reinsurance Company and Lloyd's Syndicates. Additionally, the Michigan Catastrophic Claims Association provides unlimited coverage in excess of $250,000 per occurrence for personal injury losses.

RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE
  MONTHS ENDED SEPTEMBER 30, 1997



    Net income for the nine months ended September 30, 1998 was $4,842,677 compared to $5,839,897 for the nine months ended September 30, 1997. MEEMIC's income from operations of $6,257,883 and combined ratio of 93.4 percent for the first nine months ended September 30, 1998, were consistent with the income from operations of $6,987,113 and combined ratio of 95.5 percent for the first nine months ended 1997. (The combined ratio is the sum of the loss ratio and underwriting expense ratio. A combined ratio under 100% generally indicates an underwriting profit and a combined ratio over 100% generally indicates an underwriting loss. The loss ratio represents the ratio of incurred losses to earned premium. The underwriting expense ratio represents the ratio of acquisition, adjusting, administrative, general and other expenses incurred to written premium.)



    These positive results are despite two severe Michigan storms occurring on May 31, and July 21, 1998 that approximated $1,700,000 in direct losses, $1,000,000 in net losses after reinsurance and 2,020 reported claims. The favorable combined ratio is attributable to: (i) continued overall favorable claims experience with reductions in claim frequency that more than offset increases in claim severity for 1998 compared to 1997, and (ii) reduced reinsurance rates from the 1998 contracts.



    Net investment income before interest expense was $5,213,292 and $5,018,459 for the first nine months ended September 30, 1998 and 1997, respectively. Gross realized gains and losses were $35,425 and $9,873 for September 30, 1998 and were $23,627 and $764 for September 30, 1997, respectively. The increase in net investment income was due principally to increases in invested assets because of positive cash flows from operations. The annualized total rate of return, which includes both income and changes in market value of securities, was 8.37 percent for nine months ended 1998 and was 6.56 percent for nine months ended 1997.



    Overall premiums have increased due to policyholder growth. Direct auto premiums increased 5.6 percent over third quarter 1997, and were $77,049,508 at September 30, 1998 compared to $72,944,528 at September 30, 1997. Direct homeowner premiums increased 20.4 percent over third quarter 1997, and were $7,230,738 at September 30, 1998 compared to $6,003,632 at September 30, 1997.
At September 30, 1998, MEEMIC had 155,651 insured vehicles and 28,435 homeowner policies in force. Net premiums earned for the nine months ended September 30, 1998 were $47,886,971 compared to $52,658,507 for the nine months ended September 30, 1997. The decrease in net premiums earned was due to the change in quota share reinsurance contracts whereby MEEMIC ceded more premiums in 1998 than the premiums ceded in 1997. The results for 1998 include a full nine months of expenses related interest on a surplus note, management fees to Professionals and inclusion of Agency personnel that are now employees of MEEMIC, compared to 1997 which began incurring such expenses on April 7, 1997.


RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED
  DECEMBER 31, 1996

    Net income for 1997 was $6,629,161 compared to $5,250,901 for 1996. MEEMIC's surplus increased by over 20 percent to $43,281,572 at December 31, 1997. In 1996 MEEMIC's policyholder surplus increased by over 15 percent to $36,001,514 at December 31, 1996. MEEMIC's profitability for 1997 was primarily the result of more favorable claims experience and reduced rates from the 1997 reinsurance contracts.


    MEEMIC's combined ratio improved for the third consecutive year and was 94.3 percent for 1997 compared to 97.5 percent for 1996. MEEMIC's income from operations was $9,301,400 for 1997 compared to $7,315,206 for 1996, and the after tax return on equity was 18.4 percent in 1997 compared to 16.8 percent in 1996. Overall, MEEMIC's loss ratio for 1997 was 58.7 percent compared to 62.5 percent for 1996. (The loss ratio represents the ratio of incurred losses to earned premium.) The 1997 auto liability loss ratio improved to 52.4 percent from 59.0 percent in 1996 due to decreases in both claim frequency and severity. The 1997 auto physical damage loss ratio also improved, to 59.8 percent from
64.8 percent in 1996, and is due to: (i) a reduction in claim frequency that offset an increase in claim severity for 1997 compared to 1996 and (ii) the effects on physical damage premium rate adjustments. The homeowner loss ratio increased to 83.7 percent in 1997 from
67.6 percent in 1996. The increase in loss ratio was due to a severe storm in Michigan that occurred in July 1997.


    MEEMIC continued to reduce expenses and improve operational efficiencies in 1997. For the sixth consecutive year, MEEMIC's other underwriting expenses ratio has declined, and was 24.6 percent in 1997 compared to 25.7 percent in 1996. (The underwriting expenses ratio represents the ratio of acquisition, adjusting, administrative, general and other expenses incurred to written premium.) This decline in 1997 occurred despite various additional expenses related to the Agency asset acquisition, management fees paid to Professionals and new computer systems that aggregated $2 million.


    Net investment income before interest expense was $6,676,783 for 1997 compared to $5,150,035 for 1996. Gross realized gains and losses were $33,026 and $812 for 1997 and were $37,085 and $370 for 1996, respectively. The increase in net investment income was due principally to increases in invested assets because of positive cash flows from operations. During 1997, MEEMIC had interest expense of $1,341,835 from the $21,500,000 Surplus Note that was issued to ProNational at an annual rate of 8.5 percent. This note, dated April 7, 1997, allowed MEEMIC to obtain capital needed to purchase assets of the Agency (including all rights to distribute MEEMIC insurance products) (1996 did not have any interest expense). The annualized total rate of return, which includes both income and changes in market value of securities, was 6.89 percent for 1997 and 4.75 percent for 1996.


    MEEMIC's premium growth for 1997 was steady. Total direct premiums written increased to $106,349,578 in 1997 from $104,992,855 in 1996. The 1.3 percent increase in 1997 direct premiums written was distorted by the inclusion of the Michigan Catastrophic Claims Association ("MCCA") assessments, which decreased by 79.4 percent during 1997. Written premiums excluding the MCCA assessments increased 9.9 percent over 1996, and was due primarily to an increase of 3.4 percent in the number of insured vehicles, a rate increase in auto physical damage premiums, a 14 percent increase in homeowner policies in force, and a 4.5 percent homeowner rate increase that went into effect January 1, 1997. With the continued growth in MEEMIC's homeowners, MEEMIC's product mix in terms of premiums written by line was 7.4 percent homeowners and 92.6 percent personal automobile as of December 31, 1997. Net premiums written in 1997 increased to $75,000,233 or 16.7 percent from 1996. MEEMIC's net premiums written increased substantially more in 1997 than the direct premiums written as a result of the reduction in the MCCA statutory assessment and more favorable reinsurance rates in 1997. Net premiums earned increased 8.5 percent in 1997 to $67,830,283 and lagged increases in net premiums written due to the business growth and differences in when revisions for quota share reinsurance and rate adjustments became effective, versus when they were earned for accounting purposes.



    Direct premiums written during 1997 for automobile coverage were $98,471,060 compared to 1996 direct premiums written of $98,425,097. This apparent lack of change in auto direct premiums written was actually comprised of an increase in the number of insured vehicles from 141,130 to 146,994, which was offset by a decrease in the MCCA premium assessments.



    MEEMIC's homeowner business continued to steadily grow since it was first introduced in 1992. Direct premiums written during 1997 for homeowners increased 20 percent to $7,878,519, and the number of homeowner policies in force at December 31, 1997, increased 14 percent to 25,114.


RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED
  DECEMBER 31, 1995

    Net income for 1996 was $5,250,901 compared to $4,454,177 for 1995. MEEMIC's surplus increased by over 15 percent to $36,001,514 at December 31, 1996. In 1995 MEEMIC's policyholder surplus increased by over 28 percent to $31,172,169 at December 31, 1995.

    With combined ratios of 97.5 percent in 1996 and 98.3 in percent in 1995, MEEMIC's income from operations was $7,315,206 for 1996 compared to $6,012,116 for 1995. The after tax return on equity was 16.8 percent in 1996 and 18.3 percent in 1995. MEEMIC's profitability for both 1996 and 1995 was attributable to the continued expenditure reductions and general economies of scale in expenses relative to increased earned premiums. Favorable underwriting results were also a result of improved product pricing methods in 1996. Although general weather conditions in 1996 were more severe, MEEMIC's consistent underwriting and claims practices resulted in stable claim frequency and severity loss experience for both 1996 and 1995. Overall, MEEMIC's loss ratio for 1996 was 62.45 percent compared to 59.19 percent for 1995. The auto liability and physical damage loss ratios remained relatively unchanged at 58.96 percent and 64.84 percent respectively, compared to 57.25 percent and 63.35 percent, respectively for 1995. The 1996 homeowner loss ratio increased to 67.64 percent from 47.13 percent in 1995.

    MEEMIC continued to improve operational efficiencies. For the fifth consecutive year, MEEMIC's other underwriting expenses ratio declined, and was
25.7 percent in 1996, compared to 29.0 percent in 1995.

    Net investment income was $5,150,035 for 1996 compared to $4,488,017 for 1995. Gross realized gains and losses were $37,085 and $370 for 1996 and were $28,486 and $799 for 1995, respectively. The increase in net investment income was due principally to increases in invested assets because of positive cash flows from operations. The annualized total rate of return, which includes both income and changes in market value of securities, was 4.75 percent for 1996 and
12.16 percent for 1995.


    1996 was the first year in MEEMIC's history where premiums exceeded $100 million. Total direct premiums written increased 6.1 percent in 1996 to $104,992,855, and increased 8.5 percent in 1995 to $98,917,063. Net premiums written in 1996 increased to $64,285,553, or 12.9 percent from 1995, while the direct premiums written increased 6.1 percent in 1996. MEEMIC's net premiums written for 1996 increased twice as fast as the direct premiums written for 1996 due to the decrease in auto physical damage quota share reinsurance to 65 percent in 1996 from 70 percent in 1995, and more favorable reinsurance rates in 1996. Net premiums written in 1995 increased to $56,918,690, similar to the 8.5 percent increase in 1995 direct premiums written. Net premiums earned increased
11.6 percent in 1996 to $62,496,887 and increased 4.9 percent in 1995 to $55,980,673. Net premiums earned have lagged increases in net premiums written due to the general business growth and differences in when revisions for quota share reinsurance and rate adjustments became effective, versus when they were earned for accounting purposes.


    Direct premiums written during 1996 for automobile coverage increased 5.1 percent to $98,425,097. This 5.1 percent increase in direct premiums written was attributable to an increase in the number of insured vehicles from 137,212 to 141,130 and from minor inflationary rate adjustments. Direct premiums written during 1995 for automobile coverage increased 7.5 percent, from $87,064,526 to $93,611,207. This 7.5 percent increase in direct premiums written was attributable to (i) a 6.4 percent increase from 1995 and 1994 premium rate adjustments; and (ii) a 1.1 percent increase in the number of insured vehicles from 135,747 to 137,212.

    Direct premiums written during 1996 for homeowners increased 23.8 percent to $6,567,758, and the number of homeowner policies in force at December 31, 1996 increased 19.3 percent to 22,007. Direct premiums written during 1995 for homeowners increased 30 percent, from $4,082,755 to $5,305,847, and the number of homeowner policies in force at December 31, 1995, increased 23.6 percent, from 14,925 to 18,447.

LIQUIDITY AND CAPITAL RESOURCES

    Cash flow and liquidity are managed in order to meet anticipated short-term and long-term payment obligations, and to maximize opportunities to earn interest on those funds not immediately required.

    MEEMIC's primary sources of cash are from premiums, investment income and proceeds from maturities of portfolio investments. The principal uses of cash are for payments of claims, commissions, taxes, operating expenses and purchases of investments.

    On February 7, 1997, MEEMIC entered into an agreement with Professionals for the purpose of arranging for a capital infusion into MEEMIC and to provide MEEMIC with a means to expand its insurance capacity and operations. On April 7, 1997, MEEMIC issued the surplus note to ProNational for $21.5 million, with interest payable annually at a rate of 8.5%. The entire principal and any accrued unpaid interest is due on April 7, 2009. However, any repayment is subject to written authorization by the Bureau and approval by the MEEMIC board of directors. On May 26, 1998, the accrued interest for 1997 of 1,341,835 was paid to ProNational following the Michigan Insurance Bureau and MEEMIC Board approval. MEEMIC considered the purchase of its exclusive sales agency as a long-term beneficial opportunity to consolidate marketing operations and sales functions for insurance issued by MEEMIC.



    On September 22, 1997, MEEMIC completed its acquisition of certain operations of the Agency through MEEMIC's newly formed wholly-owned subsidiary. The $21.5 million proceeds of the surplus note purchased by ProNational, an additional $1 million in MEEMIC cash, plus any amounts to be paid on an earned-out basis from current commission levels were used for the acquisition. ProNational has elected to exchange the $21.5 million surplus note and accrued but unpaid interest as of November 1, 1998 for 2,302,209 shares of Common Stock of MEEMIC Holdings, Inc. upon completion of the Demutualization of MEEMIC.



    MEEMIC is currently pursuing demutualization to provide a source of capital for growth and expansion of its current auto and homeowner products, as well as provide capacity for new product lines. The increased capital resources from demutualization will also allow MEEMIC to retire liabilities under the terms of the Agency purchase agreement and improve operational flexibility and financial capabilities for business and regulatory purposes. Under the management services agreement, Professionals provides MEEMIC with consulting and information system management services. In performing these services, Professionals has employed and compensates the President and Chief Information Officer of MEEMIC. These officers currently spend 95% and 80% of their time, respectively, working at MEEMIC. Upon demutualization, the management services agreement will be terminated and these two officers will become MEEMIC employees. The cancellation of the management services agreement combined with the additional salaries and expenses needed to replace the services performed by Professionals is expected to increase after-tax earnings by approximately $675,000 annually over the remaining 8 years of the agreement.



    Under the terms of the quota share reinsurance contract with ProNational, the Demutualization will permit MEEMIC to terminate the contract. MEEMIC will review the need for the quota share reinsurance contract on a periodic basis. MEEMIC does not anticipate any changes in the pricing of premiums, in reinsurance or other arrangements upon consummation of the Demutualization.



    Cash provided by operations for the nine months ended September 30, 1998 and 1997 was $11,600,284 and $18,856,458, respectively, and for the year 1997 was $21,644,969 compared to $18,037,485 in 1996. The $7.3 million difference in cash provided by operations for the nine months ended September 30, 1998 compared to 1997 is primarily due to returned reinsurance premiums in 1997 from a cancelled contract, and increased 1998 ceded premiums paid for which ceded losses are not recovered until the losses are paid. The $3.6 million increase in 1997 is due to the increase in net premiums written, which was partially reduced by additional federal income taxes of approximately $2 million required to be paid in 1997, and approximately $1 million from operations of the new MEIA insurance agency subsidiary. Additionally, in the third quarter of 1997 approximately $4.5 million was received in returned reinsurance premiums as a result of terminating the auto physical damage quota share on June 30, 1997. Cash provided by operations during 1996 increased $11.4 million from 1995 due to increases in net premiums written and collected exceeding paid losses and expenses by approximately $10 million, and the reduction in federal income taxes required to be paid in 1996.



    Cash provided by operations and deemed available for investment was employed in full compliance with MEEMIC's written statement of investment policy. Likewise, proceeds substantially from matured and called investments of $11,737,052 for the first nine months of 1998, $15,355,796 for the year 1997 and $8,934,651 for 1996 were reinvested in similar high quality investments. During the first nine months of

1998 and 1997, and for the years 1997 and 1996, MEEMIC did not have any significant voluntary sales of its long-term fixed maturity securities.


EFFECTS OF INFLATION

    The effects of inflation on MEEMIC are considered in estimating reserves for unpaid losses and loss adjustment expenses, and in the premium rate-making process. The actual effects of inflation on MEEMIC's results of operations cannot be accurately known until the ultimate settlement of claims. However, based upon the actual results reported to date, it is management's opinion that MEEMIC's loss reserves, including reserves for losses that have been incurred but not yet reported, make adequate provision for the effects of inflation.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 131 "Disclosures About Segments of an Enterprise and Related Information," which is effective for fiscal year beginning after December 15, 1997. This standard requires that an enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. MEEMIC is not required to report pursuant to SFAS No. 131 until December 31, 1998 and has not determined what effects the adoption of SFAS No. 131 will have on its consolidated results of operations or financial condition.


    The FASB has issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. As MEEMIC does not use derivative instruments, the Management of MEEMIC does not anticipate that the adoption of SFAS No. 133 will have an effect on the results of operations or financial position of MEEMIC.


YEAR 2000 COMPLIANCE

    MEEMIC has completed an assessment of its computer programs and personal computer software and has determined that all significant systems are Year 2000 compliant. To date, MEEMIC has incurred approximately $2 million and purchased a new computer system for business processing, enhanced its telephone system, installed new forms processing software and equipment and upgraded its financial reporting systems, that improve operating efficiencies and are Year 2000 compliant. The purchase of these new systems has not required MEEMIC to incur specific Year 2000 remediation expenses. Additionally, MEEMIC has conducted Year 2000 investigation and testing with its major third party vendors' software and hardware and determined Year 2000 compliance. MEEMIC is also in the process of assessing Year 2000 readiness of the leased premise that MEEMIC occupies. In the event that such premise is not Year 2000 compliant, MEEMIC will activate its offsite disaster recovery location, which has been determined Year 2000 compliant. While MEEMIC believes that Year 2000 compliance issues have been reasonably addressed, both internally and externally, no assurances can be given that all entities for which MEEMIC engages business activity will be Year 2000 compliant.

                          MARKET FOR THE COMMON STOCK


    MEEMIC Holdings, Inc. has never issued any capital stock. Consequently, there is no established market for the Common Stock. MEEMIC Holdings, Inc. has applied to have the Common Stock approved for quotation on the NASDAQ NMS under the symbol "MEMH" upon completion of the Demutualization.


    MEEMIC Holdings, Inc. has engaged three firms to act as market makers in the Common Stock upon completion of the Demutualization, subject to market conditions and compliance with applicable laws and regulatory requirements. The development of a public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither MEEMIC Holdings, Inc. nor any market maker has any control. Accordingly, there can be no assurance that an established and liquid market for the Common Stock will develop, or if one develops, that it will continue. Furthermore, there can be no assurance that purchasers will be able to resell their shares of Common Stock at or above the Purchase Price after the Demutualization.

                                DIVIDEND POLICY


    MEEMIC Holdings, Inc. may pay cash dividends on the Stock at times determined by the Board of Directors and when legally allowed. Payment of dividends by MEEMIC Holdings, Inc. may be contingent on the receipt of dividends from MEEMIC. The payment of dividends by MEEMIC is subject to limitations imposed by the Michigan Insurance Code (the "Insurance Code"). See "Insurance Regulatory Matters--Dividends." It is not anticipated that MEEMIC Holdings, Inc. will pay any cash dividends in the foreseeable future. See "Description of Common Stock."


                          INSURANCE REGULATORY MATTERS

GENERAL


    Michigan insurance companies are subject to supervision and regulation by the Michigan Insurance Bureau. Such supervision and regulation relates to numerous aspects of an insurance company's business and financial condition. The primary purpose of such supervision and regulation is the protection of policyholders rather than investors or shareholders of an insurer. The authority of the Michigan Insurance Bureau includes the establishment of standards of solvency which must be met and maintained by insurers, the licensing to do business of insurers and agents, the nature of and limitations on investments by insurers, reviewing certain premium rates for various lines of insurance, the provisions which insurers must make for current losses and future liabilities and the approval of policy forms. The Michigan Insurance Bureau also conducts periodic examinations of the affairs of insurance companies and requires the filing of annual and other reports relating to the financial condition of insurance companies doing business in the State of Michigan.


    The Insurance Code requires prior notice and approval of changes in control of a domestic insurer or its holding company and of material intercorporate transfers of assets within the holding company structure. Under the Insurance Code, no person, corporation or other entity may acquire "control" of MEEMIC Holdings, Inc., unless such person, corporation or entity has obtained prior approval of the Michigan Insurance Commissioner for such acquisition or an exemption from this requirement. A complete definition of "control" is contained in the Insurance Code. This definition includes, but is not limited to, the possession or the contingent or noncontingent right to acquire possession, direct or indirect, or the power to direct any person acquiring, directly or indirectly, 10% or more of the voting securities of a Michigan insurance company or its parent company. To obtain approval of any such change in control, the proposed acquiror must file an application with the Michigan Insurance Commissioner containing certain information regarding the identity and background of the acquiror and its affiliates, the sources and amount of funds to be used to effect the acquisition and other matters. Acquisition of "control" of MEEMIC and MEEMIC Holdings, Inc. by Professionals has been approved by the Michigan Insurance Bureau.


INSURANCE COMPANY DIVIDENDS


    The payment of dividends by MEEMIC to MEEMIC Holdings, Inc. is subject to limitations imposed by the Insurance Code. Under the Insurance Code, cash dividends may be paid by MEEMIC only from earnings and policyholders' surplus. In addition, an insurer subject to the Michigan insurance holding company law may not pay an "extraordinary dividend or distribution" to its stockholders without the prior approval of the Michigan Insurance Commissioner. Currently, an extraordinary dividend or distribution is defined as any dividend or distribution of cash or other property, whose fair market value together with that of other dividends or distributions made within the preceding 12 months, exceeds the greater of 10% of the insurer's surplus as regards policyholders as of December 31 of the preceding year, or the net income, not including realized capital gains, for the 12 month period ending December 31 of the immediately preceding year, but shall not include pro-rata distributions of any class of the insurer's own securities. As of December 31, 1997, 10% of MEEMIC's surplus was $3,451,284, and net income excluding realized capital gains was $6,283,121. The amount of surplus and earnings that would have been available for payment as dividends in the last fiscal year was $6,283,121.


MICHIGAN NO-FAULT AUTOMOBILE INSURANCE

    Under a pure no-fault automobile insurance system, responsibility for an automobile accident is not at issue. Each insured's own insurance company pays for his or her medical expenses and lost wages, regardless of who caused the accident, and the individuals relinquish the right to sue to recover damages. The objective of such a system is to eliminate the delays and costs of court disputes associated with the tort system, encourage prompt payment of compensation and return a larger percentage of insurance premium dollars to accident victims. No state has yet adopted a pure no-fault system.

    Michigan's modified no-fault system, originally enacted in 1973, permits lawsuits over automobile accidents only under certain conditions. For example, a suit for damages is permitted under Michigan's no-fault law when an injured person has suffered death, permanent serious disfigurement or serious impairment of body function. Damages are assessed on the basis of comparative fault, except that damages shall not be assessed in favor of a party more than 50% at fault. The law is not based on a monetary threshold.

    Michigan's no-fault law also requires insurers to provide unlimited medical coverage to automobile accident victims. The cost of providing such unlimited medical coverage has somewhat offset the savings typically associated with a non-monetary threshold. In response, the Michigan Catastrophic Claims Association (the "MCCA") was established to spread the costs of medical coverage to all insureds. The MCCA essentially acts as a reinsurer for all Michigan automobile insurers, reimbursing for amounts paid on personal injury protection claims in excess of $250,000. Participation is required for all Michigan licensed automobile and motorcycle insurers.

MICHIGAN ESSENTIAL INSURANCE ACT

    The Michigan Legislature determined in the late 1970s that automobile and homeowner insurance was "essential" for citizens of Michigan. Thus, the Michigan Essential Insurance Act ("EIA"), which took full effect in 1981 was adopted.

    The EIA requires an insurer to insure every applicant for automobile insurance who meets certain minimum requirements and the insurer's underwriting rules. The underwriting rules must be applied uniformly to all applicants and insureds. Each insurer must file its underwriting rules with the Michigan Insurance Commissioner. In addition, the EIA also limits rating criteria that insurers may employ, requires insurers to develop a "secondary" or merit rating plan under which premium surcharges are levied on poor drivers, establishes a joint underwriting association to provide insurance to individuals who cannot obtain coverage in the insurance market and regulates certain other types of coverages and informational requirements.



    According to the provisions of the Michigan Essential Insurance Act, insurers whose statutory surplus as of December 31, 1979 was $4,000,000 or less could file for an exemption. MEEMIC filed and received an exemption from the provisions of the EIA.



    THE EIA HAS BEEN AND CONTINUES TO BE THE SUBJECT OF REVIEW AND PROPOSALS FOR MODIFICATION BY THE MICHIGAN INSURANCE BUREAU, STATE LEGISLATORS AND INSURERS. MEEMIC AND MEEMIC HOLDINGS, INC. CANNOT PREDICT WHETHER ANY SUCH MODIFICATIONS WILL OCCUR AND WHAT EFFECT SUCH MODIFICATIONS WOULD HAVE ON MEEMIC'S BUSINESS. MOREOVER, MEEMIC AND MEEMIC HOLDINGS, INC. CANNOT PREDICT WHETHER MEEMIC'S EXEMPTION FROM THE EIA WILL BE CONTINUED.


                               BUSINESS OF MEEMIC

STRATEGY

    MEEMIC's principal future strategies are to:

        (i) Respond to the needs of its policyholders by increasing its product line.

        (ii) Increase its presence in under-served areas of the state of Michigan.

       (iii) Diversify geographically by entering other states, either through licensing of MEEMIC in other jurisdictions or acquisition.

        (iv) Lower the expense ratio and maintain a high level of customer service through continued enhancement of MEEMIC's information and processing systems.

    Management has started the process of implementing these strategies and views the Demutualization as a critical component of its strategic plan. The additional capital generated by the Demutualization will permit MEEMIC to accelerate putting these strategies into place.


    Implementing these strategies will require capital for research and development of new products, appointment and training of additional sales representatives and continued investment in technology. The net proceeds from this offering will supply the additional capital necessary to support additional costs needed to implement these strategies for the next five years and provide additional surplus necessary to support increased premium volume. In addition, the Demutualization and holding company structure will provide access to future capital needs and facilitate the use of capital stock for potential acquisition.


    EXPAND PRODUCT OFFERINGS. MEEMIC recognizes that the educational community has insurance needs beyond personal automobile and homeowners. The corporate vision is to become the company of choice to the educational community for insurance services. MEEMIC expects to increase premium volume and retention through the addition of products providing coverage for such lines as recreational vehicles and personal umbrellas.

    MEEMIC has recently formed a Product Development Department and hired a Product Manager to assess the risks associated with new lines, accurately price new products to compensate for risk assumed and facilitate the implementation of a new line within MEEMIC and with the sales force. MEEMIC believes that by meeting the policyholders' need for a variety of products, the sales force will be able to increase premium volume on the current product line as well as through sales of new products.

    INCREASED PRESENCE IN UNDER-SERVED AREAS OF MICHIGAN. With the acquisition of the Agency, in 1997, MEEMIC has positioned itself to control the sales and marketing of its products. It has started programs to better equip the sales force with the tools they need to service current policyholders and attract new policyholders to MEEMIC.

    Even though MEIA has approximately 90 sales representatives throughout the state, there are still many school districts without MEEMIC representation. MEEMIC has started an aggressive campaign to appoint new producers and sub producers to improve penetration of MEEMIC products. A field marketing employee and a marketing trainer were added at the end of 1997 to give support to current sales representatives and help in making new sales representatives productive as quickly as possible.

    GEOGRAPHIC EXPANSION. MEEMIC's goal is to achieve geographic diversification of risk outside of the state of Michigan in states which have different exposure to loss and regulatory environments that do not present undue regulatory interference. MEEMIC intends to achieve this goal through internal growth but it will examine opportunities for acquisition. These expansion efforts are not expected to begin for at least two years.

    EXPANDED SERVICE CAPABILITIES. Retention of MEEMIC policyholders has always been strong. Approximately 95% of policyholders continue after the first term, 87% continue after five years and some policyholders that started with MEEMIC in its first year of business are still on the books after 48 years. However, MEEMIC knows that it cannot continue with these retention rates in today's environment without enhancing its strong commitment to customer service. In 1998 it implemented a Customer Service Department that is designed to receive and quickly resolve inquiries from policyholders. In addition, it will provide MEEMIC access to policyholder feedback on how MEEMIC can better serve its customers in the future.

    MEEMIC also recognized several years ago that it could not expand without upgrading its information and processing system. To date it has replaced the policy processing and claims systems and added a document management system. Currently underway are upgrades to the financial information systems, an agency system that provides a single entry, multiple company interface for the sales representatives and upgrades to the telephone systems to bring greater efficiencies to MEEMIC's Customer Service Center.

    Goals of these new systems center on faster service to policyholders through reduced turnaround time on all transactions, expanded billing options, reduction in paper handling and improved internal reporting. Streamlining operations through the use of technology will also help in improving on MEEMIC's expense ratio. These are ongoing projects and capital raised through the conversion will be used to continue improving operations and service to insureds.

PRODUCTS

    MEEMIC offers full coverage private passenger automobile and homeowners insurance primarily for educational employees and their immediate families in the state of Michigan. Full coverage private passenger automobile is the dominant line, representing approximately 90% of direct premiums written, with homeowners coverages representing the balance. The following table sets forth the direct premiums written, net premiums earned, net loss ratios, expense ratios and combined ratios by product line for the periods indicated.

                            NINE MONTHS ENDED SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                      --------------------------------------------  ----------------------------------------------------------
                                    % OF                   % OF                    % OF                    % OF
                         1998       TOTAL       1997       TOTAL       1997        TOTAL       1996        TOTAL       1995
                      ----------  ---------  ----------  ---------  -----------  ---------  -----------  ---------  ----------
Direct Premiums
  Written:
  Homeowner.........  $7,230,738        8.6% $6,003,632        7.6% $ 7,878,519        7.4% $ 6,567,757        6.3% $5,305,847
  Personal
    Automobile......  77,049,508       91.4% 72,944,528       92.4%  98,471,060       92.6%  98,425,097       93.7% 93,611,216
                      ----------  ---------  ----------  ---------  -----------  ---------  -----------  ---------  ----------
    TOTAL...........  $84,280,246     100.0% $78,948,160     100.0% $106,349,579     100.0% $104,992,854     100.0% $98,917,063
                      ----------  ---------  ----------  ---------  -----------  ---------  -----------  ---------  ----------
                      ----------  ---------  ----------  ---------  -----------  ---------  -----------  ---------  ----------
Net Premiums Earned:
  Homeowner.........  $3,419,215        7.1% $4,066,132        7.7% $ 5,129,706        7.6% $ 5,366,784        8.6% $4,148,209
  Personal
    Automobile......  44,467,756       92.9% 48,592,375       92.3%  62,700,577       92.4%  57,130,103       91.4% 51,832,464
                      ----------  ---------  ----------  ---------  -----------  ---------  -----------  ---------  ----------
    TOTAL...........  $47,886,971     100.0% $52,658,507     100.0% $67,830,283      100.0% $62,496,887      100.0% $55,980,673
                      ----------  ---------  ----------  ---------  -----------  ---------  -----------  ---------  ----------
                      ----------  ---------  ----------  ---------  -----------  ---------  -----------  ---------  ----------
Net Loss Ratios(1):
  Homeowner.........        99.0%                 107.1%                   92.9%                   78.3%                  50.2%
  Personal
    Automobile......        67.0%                  66.6%                   62.7%                   71.2%                  70.9%
    TOTAL...........        70.6%                  69.8%                   69.7%                   71.8%                  69.3%
Expense Ratios(2):
  Homeowner.........        34.1%                  38.6%                   36.8%                   33.6%                  34.8%
  Personal
    Automobile......        22.0%                  24.8%                   23.7%                   24.9%                  28.5%
    TOTAL...........        22.8%                  25.8%                   24.6%                   25.7%                  29.0%
Combined Ratios(3):
  Homeowner.........       133.1%                 145.7%                  129.7%                  111.9%                  85.0%
  Personal
    Automobile......        89.0%                  91.4%                   86.4%                   96.1%                  99.4%
    TOTAL...........        93.4%                  95.6%                   94.3%                   97.5%                  98.3%

                        % OF
                        TOTAL
                      ---------
Direct Premiums
  Written:
  Homeowner.........        5.4%
  Personal
    Automobile......       94.6%
                      ---------
    TOTAL...........      100.0%
                      ---------
                      ---------
Net Premiums Earned:
  Homeowner.........        7.4%
  Personal
    Automobile......       92.6%
                      ---------
    TOTAL...........      100.0%
                      ---------
                      ---------
Net Loss Ratios(1):
  Homeowner.........
  Personal
    Automobile......
    TOTAL...........
Expense Ratios(2):
  Homeowner.........
  Personal
    Automobile......
    TOTAL...........
Combined Ratios(3):
  Homeowner.........
  Personal
    Automobile......
    TOTAL...........


------------------------

(1) Calculated by dividing losses and loss adjustment expenses by net premiums earned.

(2) Calculated by dividing other underwriting expenses by net premiums earned.

(3) The sum of the Net Loss Ratio and the Expense Ratio.

HOMEOWNERS POLICY


    MEEMIC entered the homeowners market in Michigan in 1992 with a multi-peril policy for homeowners, condominium owners and renters. The homeowners policy, in addition to the insured's primary residence, provides optional coverage for seasonal homes, dwellings under construction and some forms of watercraft. As of September 30, 1998, MEEMIC had 28,435 homeowner policies in force.


PERSONAL AUTOMOBILE


    MEEMIC's personal automobile policy provides insureds with protection against claims resulting from bodily injury and property liability and automobile physical damage. When sold in conjunction with a homeowners policy, MEEMIC provides a multi-policy discount. As of September 30, 1998, MEEMIC had 82,041 personal automobile policies in force.


MARKETING

    MEEMIC markets its products through over 90 captive sales representatives associated with MEIA, a wholly-owned insurance agency, which is the exclusive distributor of MEEMIC products. The representatives are unique in that most of them also belong to the educational community and hence engage in peer selling.


    Although approximately 90% of the business produced by MEIA is underwritten by MEEMIC, MEIA represents, and receives sales commissions from other multiple insurance carriers which write in the state of Michigan. In general, these carriers offer products that MEEMIC does not currently offer, or insure a class of business that does not meet MEEMIC's underwriting guidelines. By offering complementary insurance products through other companies, MEEMIC's policyholders have the convenience of being able to purchase a full range of insurance products through a single agent. It also provides MEEMIC with a base of potential policyholders who currently may not meet the underwriting guidelines of MEEMIC, but may do so in the future, or, have a need for products that MEEMIC may offer in the future.


    MEIA conducts quarterly meetings with its sales representatives, establishes benchmarks and goals, conducts technical training and sponsors continuing education programs. The agency representatives provide an important source of information to MEEMIC about the marketplace and needs of its customers. This information is used to develop new products and new product features. The agency recruits and trains new sales representatives to work in underserviced areas of the state. The agency also eliminates agents whose production does not meet minimum standards. MEEMIC pays a fixed commission to its wholly-owned agency, MEIA, who in turn pays its sales representatives a fixed base commission with some opportunity for a contingent bonus, based upon the agent's production.


    As of September 30, 1998, one sales representative accounted for over 5.5% of direct premiums written by MEEMIC, with no other sales representative accounting for more than 5% of direct premiums written. The top 10 representatives accounted for 35% of direct premiums written.


    MEEMIC provides personal computer software that allows sales representatives to quote rates for homeowners and personal auto insurance. In addition, MEEMIC has established a home page on the internet for the public that is periodically updated with pertinent information on MEEMIC, its products, and how to locate a sales representative. Information contained on MEEMIC's home page is not part of this Prospectus, and the Subscription Offering is being made only on the basis of information contained in this Prospectus.

UNDERWRITING

    MEEMIC relies on information provided by representatives of MEEMIC's exclusive agency, MEIA, in underwriting risks. Agency representatives have the authority to bind coverage for a thirty-day period. The majority of the representatives are involved with the educational community in a teaching capacity which results in "peer to peer" selling of MEEMIC's insurance products. This enhances the representatives' ability to act as field underwriters and pre-screen applicants.

    MEEMIC evaluates and accepts risks based on consistently applied underwriting guidelines. MEEMIC's processing system provides edits for some of these guidelines and underwriting supervisors regularly audit the work of individual underwriters to ensure adherence to standards. MEEMIC's 22 underwriters monitor insureds' deviations from the underwriting guidelines to assist in decisions related to cancellation and non-renewal.

CLAIMS

    The claims philosophy at MEEMIC emphasizes timely investigation, evaluation and fair settlement while controlling claims expense and maintaining adequate reserves. A staff of 64 experienced individuals provide prompt service with a caring attitude to insureds and claimants alike. Their commitment to quality service has proven to be a strong marketing tool for agency representatives.

    While the claims operation is centralized in Auburn Hills, Michigan, several multi-line resident adjusters are located in cities around Michigan. MEEMIC has also established a network of automobile glass and body shops that provide damage appraisals and repairs according to established company guidelines. Independent adjusters are used when claim volume rises. A reinspection audit program ensures that repairs are completed timely, economically and to the satisfaction of the insured.

    Assignment of claim files and claim settlement authority is established based on level of experience. Audits of liability claim files are conducted regularly by Claims Department managers and reinsurers. Less than 1% of all claims result in litigation. The majority of litigation is handled by MEEMIC's in-house legal counsel and monitored by the Claims Department.

REINSURANCE CEDED

    In accordance with insurance industry practice, MEEMIC reinsures a portion of its exposure and pays to the reinsurers a portion of the premiums received on all policies reinsured. Insurance is ceded principally to reduce net liability on individual risks, to mitigate the effect of individual loss occurrences (including catastrophic losses), to stabilize underwriting results and to increase MEEMIC's underwriting capacity.

    Reinsurance can be classified as quota share reinsurance or excess of loss reinsurance. Under quota share reinsurance, the ceding company cedes a percentage of its insurance liability to the reinsurer in exchange for a like percentage of premiums less a ceding commission, and in turn will recover from the reinsurer the reinsurer's share of all losses and loss adjustment expenses incurred on those risks. Under excess of loss reinsurance, an insurer limits its liability to all or a particular portion of the amount in excess of a predetermined deductible or retention. Regardless of type, reinsurance does not legally discharge the ceding insurer from primary liability for the full amount due under the reinsured policies. However, the assuming reinsurer is obligated to reimburse the ceding company to the extent of the coverage ceded.


    MEEMIC determines the amount and scope of reinsurance coverage to purchase each year based upon an evaluation of the risks accepted, consultations with reinsurance brokers and a review of market conditions, including the availability and pricing of reinsurance. For the year ended December 31, 1997, MEEMIC ceded to reinsurers $37.9 million of earned premiums. For the nine months ended September 30, 1998, MEEMIC ceded earned premiums of $34.5 million.


    MEEMIC's reinsurance arrangements are generally renegotiated annually. Coverages described herein are in place for the 1998 calendar year.

    MEEMIC's largest net insured amount on any risk is $150,000. Individual property risks in excess of $150,000 are covered on an excess of loss basis up to $1,000,000 per risk. Casualty risks that are in excess of

$150,000 are covered on an excess of loss basis, up to $3,000,000 per occurrence. Additionally, the MCCA provides unlimited coverage in excess of $250,000 per occurrence for personal injury losses.

    Catastrophic reinsurance protects the ceding insurer from significant aggregate loss exposure arising from a single event such as windstorm, hail, tornado, hurricane, earthquake, riot, blizzard, freezing temperatures or other extraordinary events. MEEMIC has purchased catastrophe reinsurance for automobile physical damage and homeowners property damage in four layers up to $13,500,000 in excess of $500,000 with each layer subject to a retention of 5%.


    Effective July 1, 1997, MEEMIC and ProNational entered into a quota share reinsurance treaty. Under the terms of the treaty, MEEMIC retains 60% and cedes 40% of its liability remaining after cessions of excess and catastrophic risks through other reinsurance contracts. The result of the new quota share treaty is a pro rata sharing of risk (60% of losses and loss adjustment expenses are borne by MEEMIC and 40% by ProNational with both MEEMIC and ProNational benefiting from other excess and catastrophe reinsurance). This treaty protects MEEMIC'S surplus from high frequency and low severity type losses. MEEMIC pays ProNational a reinsurance premium equal to 40% of premiums collected net of other reinsurance costs. Reinsurance premiums due ProNational on the quota share treaty are reduced by a ceding allowance equal to actual expenses of MEEMIC, or approximately 30% of the reinsurance premium. This reinsurance treaty is designed to stabilize underwriting results, and may not be canceled while the surplus note is outstanding.


    Quota share reinsurance may be used to moderate the adverse impact of underwriting losses to the ceding company but also decreases underwriting profits which would otherwise be retained by the ceding company. The quota share reinsurance treaty entered into by MEEMIC with ProNational has had, and will have, a material effect on the financial condition and results of operations of MEEMIC during the term of the reinsurance treaty.

    The insolvency or inability of any reinsurer to meet its obligations to MEEMIC could have a material adverse effect on the results of operations or financial condition of the Company.


    The following table identifies MEEMIC's principal reinsurers, their percentage participation in MEEMIC's aggregate reinsured risk based upon premiums paid by MEEMIC during the first nine months of 1998 and their respective A. M. Best ratings as of September 30, 1998. A.M. Best classifies "A" and "A-" ratings as "Excellent" and "A++" ratings as "Superior". No other single reinsurer's percentage participation in the first nine months of 1998 exceeded 3% of total ceded reinsurance premiums:



                                                   AMOUNTS
                                                 RECOVERABLE                          % OF
                                      A.M. BEST     FROM      1998 TOTAL CEDED  1998 TOTAL CEDED
                                       RATING    REINSURERS   PREMIUMS WRITTEN  PREMIUMS WRITTEN
                                      ---------  -----------  ----------------  ----------------
                                                    (DOLLARS IN THOUSANDS)
MCCA................................     --       $  32,832      $      204                0.6%
ProNational.........................     A-          10,508          31,638               91.6
American Re.........................     A++          6,902           1,352                3.9
CNA.................................      A           2,871             640                1.9
Dorinco Re..........................      A              97             260                0.8
Other...............................                    269             442                1.2
                                                 -----------        -------           --------
                                                  $  53,479      $   34,536              100.0%
                                                 -----------        -------           --------
                                                 -----------        -------           --------



    MEEMIC, through its reinsurance intermediary, annually reviews the financial stability of all of its reinsurers. This review includes a ratings analysis of each reinsurer participating in a reinsurance contract. On the basis of such review, as of September 30, 1998, December 31, 1997 and 1996, MEEMIC concluded that there was no material exposure to uncollectible reinsurance balances payable to MEEMIC by its reinsurers. MEEMIC has not experienced any material difficulties in collecting amounts due from reinsurers and believes (i) that its reinsurance is maintained with financially stable reinsurers and (ii) that any reinsurance security maintained is adequate to protect its interests. However, the inability of MEEMIC to collect on its aggregate reinsurance recoverables, or the inability of MEEMIC's reinsurers to make payments under the terms of reinsurance treaties (due to insolvency or otherwise), could have a material adverse effect on MEEMIC's future results of operations and financial condition.



    The MCCA is an unincorporated nonprofit association created by Michigan law. Every insurer engaged in writing personal protection insurance coverage in Michigan is required to be a member of the MCCA. Although the MCCA acts in the same manner as a reinsurer, it is not an insurance company and hence is not rated by A.M. Best.



    The statute provides that the MCCA assessments charged to member companies for the reinsurance protection can be recognized in the rate-making process and passed on to policyholders. MEEMIC reviews the actuarial projections provided by the MCCA to monitor it's solvency. It is estimated that the MCCA currently has in excess of a $1 billion surplus.



LOSS AND LAE RESERVES


    MEEMIC is required by applicable insurance laws and regulations to maintain reserves for payment of losses and LAE for both reported claims and for claims incurred but not reported ("IBNR"), arising from policies that have been issued. These laws and regulations require that provision be made for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what MEEMIC expects to be the cost of the ultimate settlement and administration of such claims based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability.

    The estimation of ultimate liability for losses and LAE is an inherently uncertain process and does not represent an exact calculation of that liability. MEEMIC's current reserve policy recognizes this uncertainty by maintaining reserves at a level providing for the possibility of adverse development relative to the estimation process. MEEMIC does not discount its reserves to recognize the time value of money.

    When a claim is reported to MEEMIC, claims personnel establish a "case reserve" for the estimated amount of the ultimate payment. This estimate reflects an informed judgment based upon general insurance reserving practices and on the experience and knowledge of the estimator regarding the nature and value of the specific claim, the severity of injury or damage, and the policy provisions relating to the type of loss. Case reserves are periodically adjusted by the claims staff as more information becomes available.


    MEEMIC maintains IBNR reserves to provide for future reporting of already incurred claims and developments on reported claims. The IBNR reserve is determined by estimating MEEMIC's ultimate liability for both reported and IBNR claims and then subtracting the case reserves for reported claims.



    Each quarter, MEEMIC computes its estimated liability using principles and procedures applicable to the lines of business written. Such reserves are also considered annually by MEEMIC's independent auditors in connection with their audit of MEEMIC's combined financial statements. However, because the establishment of loss reserves is an inherently uncertain process, there can be no assurance that losses will not exceed MEEMIC's loss reserves. Adjustments in aggregate reserves, if any, are reflected in the operating results of the period during which such adjustments are made. As required by insurance regulatory authorities, MEEMIC receives a statement of opinion by its appointed actuary concerning the adequacy of statutory reserves. The results of these actuarial studies have consistently indicated that reserves are adequate.

    The following table provides a reconciliation of beginning and ending loss and LAE reserve balances of MEEMIC for the years ended December 31, 1997, 1996 and 1995, as prepared in accordance with GAAP.

                                                           YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1997           1996           1995
                                                  -------------  -------------  -------------
Balance, beginning of year......................  $  80,352,682  $  71,114,057  $  69,006,939
  Less reinsurance balance recoverable..........     44,657,000     41,544,000     42,905,000
                                                  -------------  -------------  -------------
        Net balance, beginning of year..........     35,695,682     29,570,057     26,101,939

Incurred related to:
  Current year..................................     54,053,427     47,600,725     38,217,150
  Prior years...................................     (6,751,563)    (2,728,718)       597,756
                                                  -------------  -------------  -------------
        Total incurred..........................     47,301,864     44,872,007     38,814,906

Paid related to:
  Current year..................................     30,176,142     25,981,678     21,642,166
  Prior years...................................     14,805,826     12,764,704     13,704,622
                                                  -------------  -------------  -------------
        Total paid..............................     44,981,968     38,746,382     35,346,788
                                                  -------------  -------------  -------------
Net balance, end of year........................     38,015,578     35,695,682     29,570,057
Plus reinsurance balances recoverable...........     46,905,000     44,657,000     41,544,000
                                                  -------------  -------------  -------------
        Balance, end of year....................  $  84,920,578  $  80,352,682  $  71,114,057
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    The following table shows the development of the net liability for unpaid losses and LAE from 1988 through 1997 for MEEMIC. The top line of the table shows the original estimated liabilities at the balance sheet date, including losses incurred but not yet reported. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The lower portion of the table shows the re-estimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as claims settle and more information becomes known about the ultimate frequency and severity of claims for individual years. The redundancy (DEFICIENCY) exists when the re-estimated liability at each December 31 is less (greater) than the prior liability estimate. The "cumulative redundancy" (DEFICIENCY) depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years.

                                                                            YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------------------------
                                               1988       1989       1990       1991       1992       1993       1994       1995
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                 (IN THOUSANDS)
Liability for unpaid losses and LAE net of
  reinsurance recoverable..................  $  13,618  $  12,656  $  15,049  $  14,820  $  16,337  $  19,144  $  26,102  $  29,570

Cumulative net paid as of:
End of year................................      4,980      6,139      8,078      9,510      6,881     11,811     13,705     12,765
Two years later............................      7,628      9,428     12,460     11,333     13,184     17,814     19,047     19,012
Three years later..........................      9,442     10,986     14,116     15,315     15,343     19,830     21,833
Four years later...........................      9,951     11,575     15,331     15,981     16,310     20,608
Five years later...........................     10,155     11,991     15,462     16,295     16,721
Six years later............................     10,484     12,145     15,624     16,486
Seven years later..........................     10,614     12,253     15,764
Eight years later..........................     10,702     12,363
Nine years later...........................     10,764

Re-estimated net liability as of:
End of year................................     11,190     12,738     14,889     17,745     15,220     22,785     26,700     26,843
Two years later............................     11,160     12,117     16,759     14,750     17,996     23,138     25,353     25,166
Three years later..........................     10,987     12,626     15,563     17,131     18,548     22,180     24,547
Four years later...........................     10,934     12,161     16,101     18,258     17,602     21,837
Five years later...........................     10,485     12,454     17,076     17,057     17,561
Six years later............................     10,900     13,432     16,099     17,153
Seven years later..........................     11,649     12,567     16,228
Eight years later..........................     10,927     12,744
Nine years later...........................     11,008
Net cumulative (deficiency) redundancy.....      2,610        (88)    (1,179)    (2,333)    (1,224)    (2,693)     1,555      4,404
Gross liability--end of year...............                                                            58,802     69,007     71,114
Reinsurance recoverables...................                                                            39,658     42,905     41,544
                                                                                                    ---------  ---------  ---------
Net liability--end of year.................                                                            19,144     26,102     29,570
                                                                                                    ---------  ---------  ---------
                                                                                                    ---------  ---------  ---------
Gross reestimated liability--latest........                                                            55,712     60,077     62,954
Reestimated reinsurance
  recoverables--latest.....................                                                            33,875     35,530     37,788
                                                                                                    ---------  ---------  ---------
Net reestimated liability--latest..........                                                            21,837     24,547     25,166
                                                                                                    ---------  ---------  ---------
                                                                                                    ---------  ---------  ---------
Gross Cumulative (deficiency) redundancy...                                                             3,090      8,930      8,160
                                                                                                    ---------  ---------  ---------
                                                                                                    ---------  ---------  ---------


                                               1996       1997
                                             ---------  ---------

Liability for unpaid losses and LAE net of
  reinsurance recoverable..................  $  35,696  $  38,016
Cumulative net paid as of:
End of year................................     14,806
Two years later............................
Three years later..........................
Four years later...........................
Five years later...........................
Six years later............................
Seven years later..........................
Eight years later..........................
Nine years later...........................
Re-estimated net liability as of:
End of year................................     28,944
Two years later............................
Three years later..........................
Four years later...........................
Five years later...........................
Six years later............................
Seven years later..........................
Eight years later..........................
Nine years later...........................
Net cumulative (deficiency) redundancy.....      6,752
Gross liability--end of year...............     80,353     84,921
Reinsurance recoverables...................     44,657     46,905
                                             ---------  ---------
Net liability--end of year.................     35,696     38,016
                                             ---------  ---------
                                             ---------  ---------
Gross reestimated liability--latest........     69,940
Reestimated reinsurance
  recoverables--latest.....................     40,996
                                             ---------
Net reestimated liability--latest..........     28,944
                                             ---------
                                             ---------
Gross Cumulative (deficiency) redundancy...     10,413
                                             ---------
                                             ---------


    In evaluating the information in the table above, it should be noted that each column includes the effects of changes in amounts for prior periods. The table does not present accident year or policy year development data. Conditions and trends that have affected the development of liabilities in the past may not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies based on this table.


    As shown in the reserve development table, reserves established at year end 1988 and 1994-1996 developed positively, or lower than expected. In calendar years 1990-1993, MEEMIC reserved at the low end of the recommended actuarial range of estimates. During calendar year 1994, MEEMIC began to state reserves on a more conservative basis by reserving above the midpoint of the actuarial range of reserve estimates. The change in reserving philosophy was necessary as the reserves established at the low end of the range for the 1990-1993 calendar years had proven to be deficient. The change, which added $3.6 million to overall reserve levels was not a change in actuarial methods, but rather a change in management estimates. The reserves estimated in both the earlier years and current years were stated within actuarially determined ranges. Statutory accounting principles require reserves to be reported on a net basis--i.e. after reinsurance. Generally accepted accounting principles require reserves to be reported on a gross basis--i.e. before reinsurance, with a corresponding asset established for the reinsurance recoverable. When compared on either a gross or net basis, the statutory and GAAP reserves are identical.

INVESTMENTS

    All of MEEMIC's investment securities are classified as available for sale in accordance with SFAS No. 115.


    An important component of the operating results of MEEMIC has been the return on invested assets. MEEMIC's investment objective is to maximize current yield while maintaining safety of capital together with adequate liquidity for its insurance operations. As of September 30, 1998, 100% of MEEMIC's investment portfolio consisted of investment grade fixed income securities and short-term investments. Approximately 66.8% of MEEMIC's fixed income portfolio were rated AAA by Standard & Poor's as of September 30, 1998, and the portfolio had an average credit quality rating of AA. MEEMIC's investments are managed by an outside investment advisor.


    The following table sets forth certain information concerning MEEMIC's investments. All figures are shown in thousands.


                                             AT SEPTEMBER 30, 1998      AT DEC. 31, 1997       AT DEC. 31, 1996
                                             ----------------------  ----------------------  --------------------
                                                           MARKET                  MARKET                MARKET
                                              COST(2)      VALUE      COST(2)      VALUE      COST(2)     VALUE
                                             ----------  ----------  ----------  ----------  ---------  ---------
Fixed income securities(1)
United States government and government
  agencies and authorities.................  $   17,571  $   17,955  $   18,067  $   18,158  $  18,072  $  18,111
Obligations of states, municipalities and
  political subdivisions...................      47,234      48,885      42,441      43,623     36,680     37,468
Corporate obligations......................      17,236      17,943      16,127      16,448     13,655     13,828
Collateralized mortgage obligations........      22,213      22,865      20,261      20,524     13,296     13,191
Asset backed securities....................       8,996       9,249       8,997       9,027      3,995      4,012
                                             ----------  ----------  ----------  ----------  ---------  ---------
  Total fixed income securities:...........     113,250     116,897     105,893     107,780     85,698     86,610
Preferred stock............................       1,823       1,993       1,827       1,869      2,365      2,393
                                             ----------  ----------  ----------  ----------  ---------  ---------
  Total....................................  $  115,073  $  118,890  $  107,720  $  109,649  $  88,063  $  89,003
                                             ----------  ----------  ----------  ----------  ---------  ---------
                                             ----------  ----------  ----------  ----------  ---------  ---------


------------------------

(1) In the financial statements of MEEMIC, investments are carried at fair value as established by quoted market prices on secondary markets.

(2) Original cost of equity securities; original cost of fixed income securities adjusted for amortization of premium and accretion of discount.


    The table below sets forth the maturity profile of MEEMIC's combined fixed maturity investments as of September 30, 1998 (substituting average life for mortgage-backed securities). All figures are shown in thousands.



                                                                       AMORTIZED
                                                                          COST     MARKET VALUE(1)  PERCENTAGES(2)
                                                                       ----------  ---------------  ---------------
1 year or less.......................................................  $    2,504    $     2,510             2.1%
More than 1 year through 5 years.....................................      39,941         41,133            34.6
More than 5 years through 10 years...................................      32,842         34,280            28.8
More than 10 years...................................................       8,577          8,853             7.5
Collateralized and asset backed securities(3)........................      31,209         32,114            27.0
                                                                       ----------  ---------------         -----
                                                                       $  115,073    $   118,890           100.0%
                                                                       ----------  ---------------         -----
                                                                       ----------  ---------------         -----


------------------------

(1) Fixed maturities are carried at market value in the consolidated financial statements of MEEMIC.

(2) Represents percent of market value for classification as a percent of total for each portfolio.

(3) Collateralized and asset backed securities consist of mortgage pass-through holdings and securities backed by credit card receivables, auto loans and home equity loans. These securities follow a structured principal repayment schedule and are of high credit quality rated "AA" or better by Standard & Poor's. These securities are presented separately in the maturity schedule due to the inherent risk associated with prepayment.


    The average duration of MEEMIC's fixed maturity investments, including collateralized and asset backed securities which are subject to paydown, as of September 30, 1998, was approximately 2.673 years. As a result, the market value of MEEMIC's investments may fluctuate significantly in response to changes in interest rates. In addition, MEEMIC may experience investment losses to the extent its liquidity needs require the disposition of fixed maturity securities in unfavorable interest rate environments.



    MEEMIC's net investment income and the annualized total rate of return which includes both income and changes in the market value of securities, for the nine months ended September 30, 1998 and 1997, and the three years ended December 31, 1997, 1996 and 1995 were as follows:



                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                             --------------------------  ----------------------------------------
                                                 1998          1997          1997          1996          1995
                                             ------------  ------------  ------------  ------------  ------------
Net investment income......................  $  5,213,292  $  5,018,459  $  6,676,783  $  5,150,035  $  4,488,017
Annualized total rate of return............          8.37%         6.56%         6.89%         4.75%        12.16%


A. M. BEST RATING

    A. M. Best Company, which rates insurance companies based on factors of concern to policyholders, currently assigns an "A-" (Excellent) rating (its fourth highest rating category out of 15 categories) to MEEMIC. A. M. Best assigns "A" or "A-" ratings to companies which, in its opinion, have demonstrated excellent overall performance when compared to the standards established by A. M. Best. Companies rated "A" and "A-" have a strong ability to meet their obligations to policyholders over a long period of time. In evaluating a company's financial and operating performance, A. M. Best reviews MEEMIC's profitability, leverage and liquidity, as well as MEEMIC's book of business, the adequacy and soundness of it reinsurance, the quality and estimated market value of its assets, the adequacy of its loss reserves, the adequacy of its surplus, its capital structure, the experience and competency of its management and its market presence. No assurance can be given that A. M. Best will not reduce MEEMIC's current rating in the future. See "Investment Considerations--A. M. Best Rating."

COMPETITION


    The property and casualty insurance market is highly competitive. MEEMIC competes with stock insurance companies, mutual companies, and other underwriting organizations. Certain of these competitors have substantially greater financial, technical and operating resources than MEEMIC. MEEMIC's ability to compete successfully in their principal markets is dependent upon a number of factors, many of which (including market and competitive conditions) are outside MEEMIC's control. The lines of insurance written by MEEMIC are subject to significant price competition. In addition to price, competition in the lines of business written by MEEMIC is based on quality of the products, quality and speed of service (including claims service), financial strength, ratings, distribution systems and technical expertise.


REGULATION

    Insurance companies are subject to supervision and regulation in the states in which they transact business. Such supervision and regulation relates to numerous aspects of an insurance company's business and financial condition. The primary purpose of such supervision and regulation is the protection of policyholders. The extent of such regulation varies, but generally derives from state statutes which delegate regulatory, supervisory and administrative authority to state insurance departments. Accordingly, the authority of the state insurance departments includes the establishment of standards of solvency which must be met and maintained by insurers, the licensing to do business of insurers and agents, the nature of and limitations on investments, premium rates for property and casualty insurance, the provisions which insurers must make for current losses and future liabilities, the deposit of securities for the benefit of policyholders, the approval of policy forms, notice requirements for the cancellation of policies and the approval of certain changes in control. State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies.

    Examinations are regularly conducted by the Bureau every three to five years. The Bureau's last examination of MEEMIC was as of December 31, 1993. These examinations did not result in any adjustments to the financial position of MEEMIC. In addition, there were no substantive qualitative matters indicated in the examination reports that had a material adverse impact on the operations of MEEMIC.

    In addition to state-imposed insurance laws and regulations, the NAIC has adopted risk-based capital ("RBC") requirements that require insurance companies to calculate and report information under a risk-based formula that attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. Under the formula, a company first determines its Authorized Control Level risk-based capital ("ACL") by taking into account (i) the risk with respect to the insurer's assets; (ii) the risk of adverse insurance experience with respect to the insurer's liabilities and obligations, (iii) the interest rate risk with respect to the insurer's business; and (iv) all other business risks and such other relevant risks as are set forth in the RBC instructions. A company's "Total Adjusted Capital" is the sum of statutory capital and surplus and such other items as the RBC instructions may provide. The formula is designed to allow state insurance regulators to identify potential weakly capitalized companies.


    The requirements provide for four different levels of regulatory attention. The "Company Action Level" is triggered if a company's Total Adjusted Capital is less than 2.0 times its ACL but greater than or equal to 1.5 times its ACL. At the Company Action Level, a company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve the capital position. The "Regulatory Action Level" is triggered if a company's Total Adjusted Capital is less than 1.5 times but greater than or equal to 1.0 times its ACL. At the Regulatory Action Level, the regulatory authority will perform a special examination of a company and issue an order specifying corrective actions that must be followed. The "Authorized Control Level" is triggered if a company's Total Adjusted Capital is less than 1.0 times but greater than or equal to 0.7 times its ACL, and the regulatory authority may take action it deems necessary, including placing a company under regulatory control. The "Mandatory Control Level" is triggered if a company's Total Adjusted Capital is less than 0.7 times its ACL, and the regulatory authority is mandated to place a company under its control. MEEMIC has never failed to exceed the required levels of capital. There can be no assurance that the capital requirements applicable to the business of MEEMIC will not increase in the future. As of December 31, 1997, MEEMIC's ACL was $4,964,615, and the Total Adjusted Capital was $34,512,849.


    The NAIC has also developed a set of eleven financial ratios, referred to as the Insurance Regulatory Information System (IRIS), for use by state insurance regulators in monitoring the financial condition of insurance companies. The NAIC has established an acceptable range of values for each of the eleven IRIS financial ratios. Generally, an insurance company will become the subject of increased scrutiny when four or more of its IRIS ratio results fall outside the range deemed acceptable by the NAIC. The nature of increased regulatory scrutiny resulting from IRIS ratio results outside the acceptable range is subject to the judgment of the applicable state insurance department, but generally will result in accelerated review of annual and quarterly filings. Depending on the nature and severity of the underlying cause of the IRIS ratio results being outside the acceptable range, increased regulatory scrutiny could range from increased but informal regulatory oversight to placing a company under regulatory control.

    During the last three years, MEEMIC reported no results outside the acceptable range for any IRIS tests. For year ended 1997, MEEMIC's IRIS ratios were as follows:



                                                                                                                MEEMIC
                                                                                                              RESULTS FOR
IRIS RATIOS                                                                                                      1997
------------------------------------------------------------------------------------------------------------  -----------
        1  Gross Premiums to Surplus........................................................................       308.1
       1A  Net Premium to Surplus...........................................................................       217.3
        2  Change in Net Writings...........................................................................        16.7
        3  Surplus Aid to Surplus...........................................................................
        4  Two-Year Overall Operating Ratio.................................................................        86.0
        5  Investment Yield.................................................................................         5.3
        6  Change in Surplus................................................................................        17.5
        7  Liabilities to Liquid Assets.....................................................................        69.5
        8  Agents' Balances to Surplus......................................................................
        9  One-Year Reserve Development to Surplus..........................................................       (20.3)
       10  Two-Year Reserve Development to Surplus..........................................................       (18.3)
       11  Estimated Current Reserve Deficiency to Surplus..................................................       (19.3)


    The State of Michigan has a guaranty fund law under which insurers doing business in Michigan can be assessed on the basis of premiums written by the insurer in order to fund policyholder liabilities of insolvent insurance companies. Under this law in general, an insurer is subject to assessment, depending upon its market share of a given line of business, to assist in the payment of policyholder claims against insolvent insurers. MEEMIC makes accruals for its portion of assessments related to such insolvency when notified of assessments by the guaranty associations.


    Most states have enacted legislation that regulates insurance holding company systems. Each insurance company in a holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. Pursuant to these laws, the respective insurance departments may examine MEEMIC, MEEMIC Holdings, Inc. and their respective insurance subsidiaries at any time, require disclosure of material transactions by MEEMIC and MEEMIC Holdings, Inc. and require prior approval of certain transactions, such as "extraordinary dividends" from MEEMIC to MEEMIC Holdings, Inc. Under Michigan law, the maximum dividend that may be paid by MEEMIC to MEEMIC Holdings, Inc. during any twelve-month period after notice to, but without prior approval of, the Bureau cannot exceed the greater of 10% of MEEMIC's statutory surplus as reported on the most recent annual statement filed with the Michigan Insurance Bureau, or the net income of MEEMIC for the period covered by such annual statement. As of December 31, 1997, amounts available for payment of dividends in 1998 without the prior approval of the Bureau would have been approximately $6.3 million.


    All transactions within the holding company system affecting MEEMIC, MEEMIC Holding, Inc. and their respective subsidiaries must be fair and equitable. Approval of the applicable insurance commissioner is required prior to consummation of transactions affecting the control of an insurer. In some states, including Michigan, the acquisition of 10% or more of the outstanding capital stock of an insurer or its holding company is presumed to be a change in control, and is subject to regulatory approval.

LITIGATION

    MEEMIC Holdings, Inc. is not currently subject to any material litigation. As a personal lines insurer, MEEMIC has many routine matters in current litigation. It is not anticipated that these routine cases will have a material adverse effect on the financial condition and results of operations of MEEMIC.

EMPLOYEES


    As of September 30, 1998, the total number of employees of MEEMIC was 204. None of the employees are covered by a collective bargaining unit and MEEMIC believes that employee relations are good.

                                   MANAGEMENT

DIRECTORS

    Set forth below is certain information about the directors of MEEMIC Holdings, Inc. and MEEMIC.

NAME                                              AGE (AT 9/30/98)   TERM ENDING*
------------------------------------------------  ----------------   ------------
Victor T. Adamo.................................         50              2000
R. Kevin Clinton................................         43              2000
Annette E. Flood................................         39              2001
Thomas E. Hoeg..................................         44              1999
Lynn M. Kalinowski..............................         46              2001
James O. Wood...................................         56              1999

------------------------

* Each of these individuals except James Wood has been a director of MEEMIC since 1997. Mr. Wood became a director of MEEMIC in October 1998. Each of these individuals has been a director of MEEMIC Holdings, Inc. since October 21, 1998.


    The initial board of directors of MEEMIC Holdings, Inc. was appointed. According to the bylaws of MEEMIC Holdings, Inc., directors shall be elected at each annual meeting of the shareholders, each to hold office until the next annual meeting of shareholders and until a successor is elected and qualified, or until he resigns or is removed. The board of directors of MEEMIC Holdings, Inc. serves without compensation, but may (i) be reimbursed for actual reasonable expenses incurred in connection with their duties, and (ii) receive awards pursuant to MEEMIC Holdings, Inc.'s stock compensation plan (see "Management--The Stock Compensation Plan").



    The members of the board of directors of MEEMIC before the Demutualization will continue to serve as members of the board of directors of MEEMIC after the Demutualization until the end of their respective terms. Under the Amended and Restated Articles of Incorporation of MEEMIC, Directors shall be elected annually by the sole shareholder of MEEMIC, MEEMIC Holdings, Inc. Directors shall hold office for a period of one (1) year and shall continue to serve until their successors are duly elected and qualified. No board fees are provided for Directors employed by MEEMIC, Professionals, or its subsidiaries. All other directors are paid an annual $10,000 retainer plus $1,000 per meeting and out-of-pocket expenses.



    Additionally, board of director members may receive (i) awards pursuant to MEEMIC's stock compensation plan and (ii) incentive plan awards based upon company performance (see "Management-- Incentive Plan"). For 1997, all board members, except Mr. Wood (a newly appointed board member), were granted awards under MEEMIC's incentive plan with individual estimated future payouts upon vesting of approximately $48,000 (see "Management--The Stock Compensation Plan and "Management--Incentive Plan").



    VICTOR T. ADAMO, ESQ., has been a director of MEEMIC and Chairman of the Board of Directors since May 1997. Mr. Adamo is the Chief Executive Officer and a director of Professionals Group, Inc., positions he has held since 1996 and a director of ProNational, where he has held various positions including Chief Executive Officer, since 1985. Prior to joining ProNational, Mr. Adamo was in private legal practice from 1975 to 1985 and represented ProNational in corporate legal matters. Mr. Adamo is a graduate of The University of Michigan and New York University School of Law and is a Chartered Property Casualty Underwriter ("CPCU").



    R. KEVIN CLINTON, FCAS, MAAA, has been the President and a director of MEEMIC since May 1997. Mr. Clinton has been a Vice President and Chief Financial Officer of Professionals Group , Inc. since 1996 and a director of Professionals, Group, Inc. since September 1997. Mr. Clinton served as a Vice President, Treasurer and Actuary of ProNational from 1990 through June 1997. Prior to becoming an officer of ProNational, Mr. Clinton was ProNational's consulting actuary from 1986 to 1990. He formerly served as the Actuary for the Michigan Insurance Bureau and in the actuarial department of Michigan Mutual Insurance Company. Mr. Clinton is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. Mr. Clinton is a graduate of The University of Michigan where he received a bachelor's degree in business administration and a master's degree in actuarial science.

    ANNETTE E. FLOOD, ESQ., R.N., has been a director of MEEMIC since May 1997. She has been the Secretary of Professionals since 1996. Ms. Flood is Vice President, Corporate Secretary and Legal Counsel of ProNational. Prior to joining ProNational in 1992, Ms. Flood was employed by Lansing General Hospital, Lansing, Michigan, from 1986 to 1992, most recently in the capacity of Vice President, Legal Services and Quality Management. Prior to joining the Lansing General Hospital Staff, Ms. Flood was an attorney in the litigation section of the law firm of Dykema Gossett PLLC, Lansing, Michigan. Ms. Flood has a B.A. degree in nursing from The University of Michigan and a law degree from Wayne State University Law School.

    THOMAS E. HOEG, has been a Director of MEEMIC since May 1997. Mr. Hoeg is the Executive Vice President and Chief Operating Officer of Amerisure Companies. Prior to joining Amerisure, he was a partner in the Lansing law firm of Foster, Swift, Collins & Smith and was President of the Michigan Insurance Federation and a Board member of the Michigan Automobile Insurance Placement Facility. Mr. Hoeg is a graduate of Northwestern University and the University of Illinois College of Law.

    LYNN M. KALINOWSKI, has been a director of MEEMIC since May 1997 and is the Executive Vice President for the Company. Prior to joining MEEMIC in 1993, Mr. Kalinowski was the President of Southern Michigan Mutual Insurance Company and previously served as Director of Financial Analysis for the Michigan Insurance Bureau.


    JAMES O. WOOD, FCAS, MAAA, has been a director of MEEMIC since October 1998, when he was elected by the board of directors to complete the term of former director W. Peter McCabe, M.D. Mr. Wood became an independent consulting actuary on April 1, 1997, when he retired from Tillinghast-Towers Perrin. He has continued to work with several Tillinghast clients as an independent contractor for Tillinghast. From 1979 to 1997, Mr. Wood was a Principal and Consulting Actuary of Tillinghast-Towers Perrin whereby he served as one of four managing principals for fifteen of his twenty-one plus years with Tillinghast. He provided ratemaking, reserving and financial planning advice to a majority of the medical malpractice insurers formed during the 1970s. Mr. Wood was chairman of the American Academy of Actuaries Task Force on Self-Insured Trusts and published the Task Force's professional guidelines for actuaries involved in self-insurance assignments. Prior to joining Tillingast, Mr. Wood was with the Aetna Life & Casualty Company as the actuarial officer in charge of commercial lines rates. Mr. Wood is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. Mr. Wood is a graduate of Memphis State University and holds a Bachelor of Science in mathematics and a Master of Science in mathematical statistics.

EXECUTIVE OFFICERS

    Set forth below is certain information about the executive officers of MEEMIC Holdings, Inc. and MEEMIC.


                                  POSITION WITH
NAME                     AGE  MEEMIC HOLDINGS, INC.      POSITION WITH MEEMIC
-----------------------  --- ------------------------  ------------------------

R. Kevin Clinton.......  43  President and Chief       President and Chief
                             Executive Officer         Executive Officer

Harold F. Eppley.......  50             --             Vice President--Claims

Annette E. Flood.......  39  Secretary                 Secretary

Lynn M. Kalinowski.....  46             --             Executive Vice President

M. Kay Rickenbaugh.....  53             --             Senior Vice President,
                                                       Chief Operating Officer
                                                         and Assistant
                                                         Secretary

William P. Sabados.....  48             --             Vice President and Chief
                                                         Information Officer

Christine C. Schmitt...  41  Treasurer and Chief       Senior Vice President,
                             Financial Officer         Treasurer and Chief
                                                         Financial Officer

Judith P. Walczak......  59             --             Vice
                                                       President--Underwriting



    The executive officers of MEEMIC Holdings, Inc. and MEEMIC serve at the pleasure of the board and are elected or appointed by the respective board of directors at each of its annual meetings following the annual meeting of shareholders.


    For information with respect to Messrs. Clinton and Kalinowski and Ms. Flood, see "MANAGEMENT--Directors" above.


    HAROLD F. EPPLEY, is Vice President of Claims of MEEMIC. Mr. Eppley has been an officer of the Company since 1994. Mr. Eppley was previously a Branch Claims Manager of Citizens Insurance Company of America for five years and was in various positions within the Claims Department at Amerisure Company for 18 years.


    M. KAY RICKENBAUGH, is Senior Vice President and Chief Operating Officer of MEEMIC, joining the Company in 1995. Prior to joining MEEMIC, Ms. Rickenbaugh was Executive Vice President of Tennessee Insurance Company, Vice President of Permanent General Companies and an officer of Progressive Casualty Insurance Company. Ms. Rickenbaugh is a graduate of Case Western Reserve University and is a Certified Public Accountant and a Certified Employee Benefit Specialist.

    WILLIAM P. SABADOS, is Vice President and Chief Information Officer of MEEMIC, joining the Company as an officer in 1997. Mr. Sabados is also Chief Information Officer of Professionals and ProNational. From 1987 to 1997, he was Vice President of Information Systems for the Investor Insurance Group and has been active in the insurance field for over 20 years.

    CHRISTINE C. SCHMITT, is Senior Vice President and Chief Financial Officer of MEEMIC, joining the Company in 1993. Prior to joining MEEMIC, Ms. Schmitt was Director of Finance of the Hayman Company, a property management company. Ms. Schmitt is a Certified Public Accountant with thirteen years experience with the public accounting firm of Coopers & Lybrand L.L.P. She is a graduate of Wayne State University with a B.S. degree in accounting.

    JUDITH P. WALCZAK, joined MEEMIC in 1966 as an automobile insurance underwriter. She has served as Vice President of Underwriting since 1988 and oversees both the automobile and homeowners underwriting departments.

MANAGEMENT REMUNERATION

    The executive officers of MEEMIC Holdings, Inc. have received no compensation from MEEMIC Holdings, Inc. since its formation. The following table sets forth information regarding the compensation of MEEMIC's Chief Executive Officer and the four most highly compensated executive officers of MEEMIC for the last three completed fiscal years whose salary and bonus exceeded $100,000 in 1997.


                                                                                       LONG TERM COMPENSATION
                                                                          ------------------------------------------------
                                                                                AWARDS(2)          PAYOUTS
                                           ANNUAL COMPENSATION            ---------------------   ---------
                                  -------------------------------------   RESTRICTED              INCENTIVE
                                                           OTHER ANNUAL     STOCK      OPTIONS/     PLAN       ALL OTHER
                                         SALARY    BONUS   COMPENSATION     AWARDS       SARS      PAYOUT     COMPENSATION(3)
NAME AND PRINCIPAL POSITION       YEAR    ($)       ($)        ($)           ($)         ($)         ($)          ($)
--------------------------------  ----  --------  -------  ------------   ----------   --------   ---------   ------------
R. Kevin Clinton(1) ............  1997   222,021  150,000    --             --         40,000        --         $174,848
  President and Chief Executive   1996   217,861  18,906     --           57,820        --           --         $29,368
  Officer                         1995   209,080  18,229     --           10,445        --           --         $21,116

Lynn M. Kalinowski .............  1997  $167,218  $37,600    --             --          --           --         $86,221
  Executive Vice President        1996  $160,248  $50,000    --             --          --         $47,098      $21,868
                                  1995  $159,008  $30,000    --             --          --           --         $34,439

M. Kay Rickenbaugh .............  1997  $136,256  $45,693    --             --          --           --         $80,780
  Senior Vice President and       1996  $133,900  $40,000    --             --          --         $47,098      $17,452
  Chief Operating Officer         1995  $121,934  $30,000    --             --          --           --         $64,493

Christine C. Schmitt ...........  1997  $101,228  $32,640    --             --          --           --         $76,947
  Senior Vice President,          1996  $ 97,335  $40,000    --             --          --         $47,098      $11,710
  Treasurer and Chief Financial   1995  $ 95,130  $30,000    --             --          --           --         $18,626
  Officer

William P. Sabados(1) ..........  1997    90,791  30,000     --             --          --           --         $82,055
  Vice President and Chief        1996     --       --       --             --          --           --         $     0
  Information Officer             1995     --       --       --             --          --           --         $     0


------------------------------


(1) Messrs. Clinton's and Sabados' compensation as officers of MEEMIC is paid by ProNational, a wholly-owned subsidiary of Professionals Group, Inc., pursuant to the Management Services Agreement with Professionals Group, Inc. As such, compensation and participation in incentive plans are pursuant to compensation decisions and incentive plans of ProNational and not of MEEMIC or the Company. Under the Management Services Agreement, Messrs. Clinton and Sabados currently spend 95% and 80% of their time, respectively, working at MEEMIC. As noted below, in connection with the Demutualization the Management Services Agreement will be terminated and Messrs. Clinton and Sabados will become employees of MEEMIC.



(2) Restricted Stock Awards and Options awarded to Mr. Clinton were issued pursuant to the compensation plans of Professionals and/or PICOM and are for shares of, or options for shares of, the stock of Professionals Group, Inc. and not of MEEMIC or the Company.



(3) Amounts shown for 1997, 1996 and 1995 consist of contributions under the MEEMIC Retirement and Savings Plan and the MEEMIC Supplemental Retirement Plan for the benefit of Mr. Kalinowski, Ms. Rickenbaugh and Ms. Schmitt, except that in 1995 relocation benefits of $45,247 were received by Ms. Rickenbaugh and in 1997 relocation benefits of $22,055 were received by Mr. Sabados. Amounts included for Mr. Clinton consist of the following:
    1997--matching contribution to purchases of Professionals Group, Inc. common stock under the Professionals Group Stock Purchase Plan of $7,500 and contributions under the PICOM pension plans for the benefit of Mr. Clinton of $23,348; 1996--matching contribution to purchases of Professionals Group, Inc. common stock under the Professionals Group Stock Purchase Plan of $7,500 and contributions under the PICOM pension plans for the benefit of Mr. Clinton of $21,868; and 1995--matching contribution to purchases of Professionals Group, Inc. common stock under the Professionals Group Stock Purchase Plan of $2,500 and contributions under the PICOM pension plans for the benefit of Mr. Clinton of $18,616. Additionally, amounts in this column include awards made to each of the officers pursuant to MEEMIC's incentive plan for fiscal year ending 1997. The amount of each incentive plan award is set forth under "Management--Incentive Plan." Awards made pursuant to the incentive plan do not vest until December 31, 2001.


INCENTIVE PLAN


    The executive officers of MEEMIC Holdings, Inc. have not been and will not be awarded any compensation pursuant to MEEMICS's Amended and Restated Incentive Plan dated December 31, 1997).

    The incentive plan was intended to create incentives for management and directors of MEEMIC by permitting incentive plan awards which could grow in value based upon increases in the surplus of MEEMIC. MEEMIC's incentive plan, however, provides for incentive awards to be granted to certain managers and officers in the discretion of the board of directors based on individual and company performance. Incentive awards granted vest five years after being awarded, with certain exceptions for death, disability and other limited circumstances. The maximum amount of an incentive plan award by MEEMIC cannot exceed $200,000 per participant per year. The valuation of incentive payout is based on growth in MEEMIC's surplus assets over a five year vesting period and then valued at one of five different award levels as determined for each participant by the board of directors. No other awards will be made under the incentive plan after the Demutualization.



    The following table sets forth the incentive plan awards made by MEEMIC to its Chief Executive Officer and the four most highly compensated officers during the 1997 fiscal year.



                                  INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR
                             ----------------------------------------------------
                                               PERFORMANCE OR    ESTIMATED FUTURE
                             UNIT VALUATION     OTHER PERIOD      PAYOUTS UNDER
                              AWARD LEVEL     UNTIL MATURATION      NON-STOCK
NAME                            GRANTED           OR PAYOUT      PRICE-BASED PLAN
---------------------------  --------------   -----------------  ----------------

R. Kevin Clinton...........     $   300       December 31, 2001    $   144,000

Lynn M. Kalinowski.........     $   125       December 31, 2001    $    60,000

M. Kay Rickenbaugh.........     $   125       December 31, 2001    $    60,000

Christine C. Schmitt.......     $   125       December 31, 2001    $    60,000

William P. Sabados.........     $   125       December 31, 2001    $    60,000



    MEEMIC's board of directors has made a determination under the incentive plan to allow participants to use plan awards to purchase shares in this Demutualization. Such shares would be held by MEEMIC under the terms of the incentive plan until vested and paid out under the terms of the plan.


EMPLOYEE CONTRACTS


    MEEMIC Holdings, Inc. does not currently have any employment contracts, termination agreements or change in control agreements with any executive officers. MEEMIC, however, has a severance/benefits agreement with Mr. Kalinowski providing generally for a severance payment in the event of termination of employment or in the event of a change of control of MEEMIC. Mr. Kalinowski's agreement provides for a severance payment primarily consisting of a lump sum payment equal to a maximum amount of 24 times his average monthly income for the previous year. Mr. Kalinowski's agreement is effective for so long as he is employed by MEEMIC. The current value of Mr. Kalinowski's severance package is approximately $400,000.



THE STOCK COMPENSATION PLAN



    In October 1998, MEEMIC Holdings, Inc.'s Board of Directors adopted the Stock Compensation Plan. In October 1998, the stock compensation plan was approved on by the sole shareholder of MEEMIC Holdings, Inc.



    The purpose of the stock compensation plan is to provide additional incentive to officers, directors and employees of MEEMIC Holdings, Inc. and MEEMIC by facilitating their purchase of stock in MEEMIC Holdings, Inc. Pursuant to the stock compensation plan, 300,000 shares are being reserved for future issuance by MEEMIC Holdings, Inc., in the form of newly-issued or treasury shares, upon exercise of stock options. If awards should expire, become unexercisable or be forfeited for any reason without having been exercised or without becoming vested in full, the shares of Common Stock subject to such awards would, unless the stock compensation plan shall have been terminated, be available for the grant of additional awards under the stock compensation plan.

    The stock compensation plan may be administered by either (i) the board of directors of MEEMIC Holdings, Inc. or (ii) a committee of at least two directors of MEEMIC Holdings, Inc. who are designated by the board of directors and who are "non-employee directors" within the meaning of the federal securities laws (the "Compensation Committee"). It is contemplated that the board of directors of MEEMIC Holdings, Inc. will initially administer the stock compensation plan. On the Effective Date of the Demutualization, it is contemplated that options to purchase up to 175,000 shares of Common Stock at $10.00 per share may be awarded to the officers identified in the table on page 53 as a class, and options to purchase up to 175,000 shares of Common Stock at $10.00 per share may be awarded to the other eligible directors and managers of MEEMIC Holdings, Inc. (not to exceed 300,000 shares in the aggregate). The amount of individual awards within these classes has not yet been determined.



    Options granted under the stock compensation plan may constitute both incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and that do not result in tax deductions to MEEMIC Holdings, Inc. unless participants fail to comply with Section 422 of the Code) ("ISOs")) and options that do not so qualify ("Non-ISOs"). The exercise price for initial Options granted under the stock compensation plan will be the price at which the Common Stock is sold in this offering. Options granted at the time of the implementation of the stock compensation plan are expected to vest and become exercisable over a five year period after the date such options are granted, at the rate of twenty percent per year.



    MEEMIC Holdings, Inc. will receive no monetary consideration for the granting of awards under the stock compensation plan, and will receive no monetary consideration other than the option exercise price for each share issued to optionees upon the exercise of options. The option exercise price may be paid in cash or Common Stock. The exercise options will be subject to such terms and conditions established by the Compensation Committee as are set forth in a written agreement between the Compensation Committee and the optionee (to be entered into at the time an award is granted).



    Although directors and officers of MEEMIC Holdings, Inc. generally would be prohibited under the federal securities laws from profiting from certain purchases and sales of shares of Common Stock within any six-month period, they generally will not be prohibited by such laws from exercising options and immediately selling the shares they receive. As a result, MEEMIC Holdings, Inc.'s directors and officers generally will be permitted to benefit in the event the market price for the shares exceeds the exercise price of their options, without being subject to loss in the event the market price falls below the exercise prices.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    Neither MEEMIC nor MEEMIC Holdings, Inc. has a compensation committee. Rather, decisions pertaining to the compensation of executive officers are made solely by each company's respective board of directors. Decisions regarding compensation are made by the board of directors after receiving input regarding individual performance from various sources within the company, and through reviewing salary survey information for the insurance industry.



INDEMNIFICATION AND LIMITATION OF LIABILITY MATTERS



    MEEMIC Holdings, Inc.'s bylaws require MEEMIC Holdings, Inc. to indemnify its directors, officers, employees and agents to the fullest extent permitted by law, for expenses, judgments, penalties, fines and amounts paid in settlement in connection with any pending, threatened or completed action, suit or proceeding (other than by or in the right of MEEMIC Holdings, Inc.), to which any such person was made a party by reason of the fact that he or she was acting in such capacity for MEEMIC Holdings, Inc. or was serving as such for another corporation or enterprise at MEEMIC Holdings, Inc.'s request. Such indemnification will be provided if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of MEEMIC Holdings, Inc. or its shareholders, or in respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful. In actions by or in the right of MEEMIC Holdings, Inc., indemnification is limited to expenses, including attorney fees, and amounts paid in settlement, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of MEEMIC Holdings, Inc., or its shareholders.



    The Michigan Business Corporation Act permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. MEEMIC Holdings, Inc.'s Articles of Incorporation limit liability to the maximum extent permitted by law. MEEMIC Holdings, Inc.'s Articles of Incorporation provide that a director of MEEMIC Holdings, Inc. shall not be personally liable to MEEMIC Holdings, Inc. or its shareholders for monetary damages for breach of the director's fiduciary duty. However, they do not eliminate or limit the liability of a director for any of the following (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a violation of
Section 551 of the Michigan Business Corporation Act; or (iv) an intentional criminal act. As a result of the inclusion of such a provision, shareholders of MEEMIC Holdings, Inc. may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MEEMIC Holdings, Inc. pursuant to the foregoing provisions, or otherwise, MEEMIC Holdings, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN SECURITY-HOLDERS


    In October 1998 MEEMIC Holdings, Inc. issued one share of Common Stock of MEEMIC Holdings, Inc. to R. Kevin Clinton for $10.00. No stock of MEEMIC Holdings, Inc. or MEEMIC is owned by any other officer or director as of the date hereof. After the this offering, it is expected that Officers and Directors will own shares of MEEMIC Holdings, Inc. pursuant to exercise of their subscription rights (see "The Demutualization--Proposed Management Purchases") and/or granted under the Stock Compensation Plan (see "Management--The Stock Compensation Plan.")



    In connection with this offering, the following officers and directors have indicated that they intend to purchase the number of shares set forth below.



Victor T. Adamo..................................      22,500
Thomas E. Hoeg...................................      60,000
James O. Wood....................................      20,000
Annette E. Flood.................................      22,500
R. Kevin Clinton.................................      90,000
Lynn M. Kalinowski...............................      18,500
Christine C. Schmitt.............................      15,000
M. Kay Rickenbaugh...............................      22,500
William P. Sabados...............................      13,000
Judith P. Walczak................................       5,500
Harold F. Eppley.................................       5,250
                                                   ----------
                                                      294,750
                                                   ----------
                                                   ----------

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS



    As noted above, Professionals entered into a surplus note transaction with MEEMIC on April 7, 1997. It is pursuant to this transaction that MEEMIC obtained $21,500,000 in additional capital for which it issued the surplus note, and that Messrs. Adamo, Clinton, Hoeg, Kalinowski, McCabe and Ms. Flood were placed on the board of directors of MEEMIC at that time.



    On April 7, 1997, MEEMIC and Professionals entered into the management services agreement with Professionals to undertake the oversight and/or performance of certain duties with respect to MEEMIC's insurance operations. Under the management services agreement, Professionals provides information system services for MEEMIC and also provides strategic consulting services and advice as requested by the MEEMIC board of directors with respect to matters pertaining to MEEMIC and its insurance operations.



    Professionals is currently compensated for its services under the management services agreement by a fee of $2.10 per month for each policy in force on the first day of the month, up to a maximum of $2,100,000 per year, plus reasonable out-of-pocket expenses. The total management fees for 1997 were $1,005,480 and for the nine months ended September 30, 1998, were $1,547,300. The management services agreement has a ten year term which expires on April 7, 2007, but may be terminated on 120 days written notice if the surplus note is repaid. Following the repayment of the surplus note upon the Demutualization, MEEMIC intends to terminate the management services agreement.



    MEEMIC also has a quota share reinsurance Agreement with ProNational, effective as of July 1, 1997. Under the terms of the quota share reinsurance agreement, MEEMIC cedes a 40 percent quota share of its net liability resulting from losses occurring under policies written or renewed during the term of the agreement to ProNational. By ceding its "net liability," MEEMIC cedes the 40 percent of its actual losses incurred under its policies after reducing such losses by any other applicable reinsurance recoverables. As compensation for accepting these losses, MEEMIC pays ProNational 40 percent of its net written premiums on the policies ceded to ProNational less a ceding commission equal to MEEMIC's actual underwriting expense ratio. MEEMIC ceded $20,115,000 and $31,637,585 in earned premium to ProNational for 1997 and through September 30, 1998, respectively. During the same time frame, MEEMIC ceded $12,578,000 and $12,341,908 in ceded losses and loss adjustment expenses and received ceding commissions of $6,577,424 for 1997 and $9,491,276 for the first nine months of 1998. The quota share reinsurance agreement will remain continuously in force until terminated by at least 45 days written notice, and may not be terminated at any time before repayment of the surplus note. MEEMIC does not intend to terminate the quota share reinsurance agreement in connection with the Demutualization. For further information regarding MEEMIC's reinsurance, See "Business of MEEMIC--Reinsurance Ceded."


THE STANDBY PURCHASE AND OPTION AGREEMENT WITH PROFESSIONALS


    Under the terms of the standby purchase and option agreement, Professionals has the right, but not the obligation, to purchase, commencing on the Effective Date and continuing for a one year period, up to the number of shares of Common Stock necessary to assure that, upon exercise of such option, Professionals owns 51% of the outstanding shares of Common Stock of MEEMIC Holdings, Inc., determined pursuant to the following formula: (i) .51 multiplied by the number of outstanding shares of MEEMIC Holdings, Inc. as of the date Professionals gives notice of the intent to exercise the option; plus (ii) 153,000; less (iii) the number of shares issued in exchange for the surplus note; less (iv) the number of shares (if any) purchased by Professionals pursuant to its obligation to purchase shares not sold in this offering up to 3,097,791 shares less (v) any other shares owned by Professionals (if any) at the time Professionals gives notice of intent to exercise the option; (vi) all then divided by .49. Under the terms of the standby purchase and option agreement, the price of the shares purchased shall be determined as follows:


        (a) If the option is exercised by Professionals within the first 90 calendar days immediately following the Effective Date of the Demutualization, Professionals shall purchase each share at $14.00. 120 calendar days after the Effective Date, the price per share purchased pursuant to the option shall be adjusted to be the larger of (i) the average of the fair market value per share over the 20 calendar day period commencing 70 calendar days after the Effective Date or (ii) $14.00.

        (b) If the option is exercised by Professionals after the first 90 calendar days immediately following the Effective Date of the Demutualization, Professionals shall purchase each share at a price equal to the larger of (i) the average of the fair market value per share over the 20 calendar day period immediately preceding the exercise date, or (ii) $14.00.

TRANSACTIONS WITH FORMER DIRECTORS

    Certain former board members of MEEMIC who resigned in connection with the September 1997 series of transactions with Professionals, received compensation or deferred compensation for certain services and, among other things, an agreement not to compete. The compensation awarded by MEEMIC to former directors is set forth in the following table:

                                                   COMPENSATION PAID OR DEFERRED
NAME OF FORMER DIRECTOR                                 TO FORMER DIRECTOR
-------------------------------------------------  -----------------------------
Wallace Culton...................................            $116,626
Douglas Goulait..................................            $112,963
Carol Sue Hurand-Tulor...........................            $112,500
George Orleman...................................            $115,350
Donald B. Weatherspoon...........................            $115,000
Richard Herbel...................................            $112,500

                          DESCRIPTION OF COMMON STOCK

GENERAL


    In this offering MEEMIC Holdings, Inc. is offering for sale up to 4,297,791 shares of no par value Common Stock at a price per share of $10.00. MEEMIC Holdings, Inc. has authorized 10 million shares of Common Stock. Owners of the Common Stock are entitled to such dividends as may be declared by the board of directors out of the assets legally available for that purpose, and are entitled to one vote per share on all matters submitted to a vote of the shareholders of MEEMIC Holdings, Inc. The holders of shares of Common Stock do not have cumulative voting rights and therefore the holders of more than fifty (50%) percent of the shares voting for the election of directors can elect all of the Directors and the remaining holders will not be able to elect any directors. The holders of MEEMIC Holdings, Inc.'s Common Stock have no preemptive rights or other rights to subscribe for additional shares of Common Stock. There are no conversion rights, redemption rights or sinking fund provisions with respect to the Common Stock. On liquidation, dissolution or winding up of MEEMIC Holdings, Inc., the holders of Common Stock are entitled to receive pro rata the net assets of MEEMIC Holdings, Inc. remaining after the payment of all creditors and the holders of any senior securities.



    The Common Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Chase Mellon Shareholder Services, L.L.C. will act as Transfer Agent and Registrar for the Stock.


LIMITATION ON RESALES

    The Common Stock issued in the Demutualization to Eligible Policyholders and Officers and Directors will be freely transferable under the Securities Act of 1933, as amended (the "1933 Act"); provided, however, that shares issued to Officers and Directors would be restricted as to transfer for a period of one year from the Effective Date pursuant to the provisions of the Act. Shares of Common Stock issued to Officers and Directors will bear a legend giving appropriate notice of these restrictions and MEEMIC Holdings, Inc. will give instructions to the transfer agent for the Common Stock with respect to these transfer restrictions. Any shares issued to Officers and Directors as a stock dividend, stock split or otherwise with respect to restricted stock shall be subject to the same restriction.

              CERTAIN RESTRICTIONS ON ACQUISITION OF AND BUSINESS
                     COMBINATIONS BY MEEMIC HOLDINGS, INC.

GENERAL

    Michigan law contains certain provisions applicable to MEEMIC Holdings, Inc. that may, in conjunction with certain provisions of the Articles of Incorporation of MEEMIC Holdings, Inc., have the effect of impeding a change of control of MEEMIC Holdings, Inc., other than certain permitted transactions with Professionals. With respect to these transactions, minority shareholder protection provisions are included in the Articles of Incorporation of MEEMIC Holdings, Inc. These provisions may have the effect of discouraging a future takeover attempt which individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who desire to participate in such a transaction may not have an opportunity to do so.

    The following discussion includes a general summary of certain provisions of the Articles of Incorporation of MEEMIC Holdings, Inc. relating to these provisions. The following descriptions are necessarily general and reference should be made to the Michigan Business Corporation Act and the Articles of Incorporation of MEEMIC Holdings, Inc.


    Chapter 7A of the Michigan Business Corporation Act, as amended ("Chapter 7A") contains provisions which generally require that business combinations (as defined therein) between a Michigan corporation which is subject to Chapter 7A and a beneficial owner of 10% or more of the voting power of such corporation (an "Interested Shareholder") generally requires an advisory statement from the board of directors and approval by the affirmative vote of both (i) not less than 90% of the votes of each class of stock entitled to be cast by the shareholders of the corporation and (ii) not less than 2/3 of the votes of each class of stock entitled to be cast by the shareholders of the corporation other than voting shares beneficially owned by the interested shareholder party to the business combination. Such requirements will not apply if: (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such; or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years. MEEMIC Holdings, Inc. will be subject to the provisions of Chapter 7A subject to the exemptions described below.


    Chapter 7B of the Michigan Business Corporation Act, as amended ("Chapter 7B") contains provisions which generally provide that shares of stock acquired in control share acquisitions ("Contract Shares") are entitled to voting rights only after such rights are granted by resolution approved by (i) a majority of the votes cast by the holders of each class of stock entitled to be cast, and
(ii) a majority of the votes cast by the holders of each class of stock entitled to be cast, excluding all interested shares (as defined in Chapter 7B). Control Shares are shares that, when added to shares previously owned by a shareholder, increase such shareholder's ownership of voting stock to 20% or more, 33 1/3% or more or a majority of the outstanding voting power of the company. If a company's articles of incorporation or bylaws so provide, Control Shares acquired in a Control Share acquisition with respect to which no acquiring person statement has been filed may be redeemed at "fair value" by the corporation at any time during the period ending 60 days after the last Control Share acquisition. In addition, if a company's articles of incorporation or bylaws so provide, Control Shares may be redeemed at fair value after an acquiring person statement has been filed and after the meeting at which the voting rights of the Control Shares are submitted to shareholders if the Control Shares are not accorded full voting rights. In the event Control Shares acquired in a Control Share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters' rights. Fair value means a value not less than the highest price paid per share by the acquiring person in the Control Share acquisition.


    Both the plan of conversion and the standby purchase and option agreement contemplate a number of transactions between MEEMIC Holdings, Inc. and Professionals, which would otherwise be affected by the provisions of Chapter 7A and Chapter 7B. Therefore, as required by the Articles of Incorporation of MEEMIC Holdings, Inc., the board of directors of MEEMIC Holdings, Inc. adopted an irrevocable resolution (the "Irrevocable Resolution") providing (i) that Chapter 7A shall not apply to either (A) any of the transactions contemplated by the plan of conversion and the standby purchase and option agreement (all of such transactions being the "MEEMIC Transactions"), or
(B) any business combination (as defined in Chapter 7A) of MEEMIC Holdings, Inc., or any subsidiary of MEEMIC Holdings, Inc., with Professionals or any direct or indirect wholly-owned subsidiary of Professionals (any such business combination being a "Professionals Group Combination"), and (ii) that the MEEMIC Transactions and any and each Professionals Group Combination shall be exempt from Chapter 7A.


    The Articles of Incorporation of MEEMIC Holdings, Inc. provide that Chapter 7B shall not apply to any control share acquisitions of shares of the corporation (including, without limitation, the MEEMIC Transactions and any and each Professionals Group Combination).

PROTECTION OF MINORITY INTERESTS


    Notwithstanding the foregoing, the Articles of Incorporation of MEEMIC Holdings, Inc. provide specific protections of minority interests. The Articles of Incorporation provide that after the Demutualization until the earlier of (a) the date which is twelve months following the date on which Professionals ceases to be the beneficial owner (as defined in Chapter 7A), directly or indirectly, of 50% or more of the outstanding voting shares (as defined in Chapter 7A) of MEEMIC Holdings, Inc.; or (b) the date on which MEEMIC Holdings, Inc. ceases to have a class of equity securities subject to section 12 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the following provisions of this Section 2 shall apply:



        (i) Membership of the board of directors shall include at least two persons ("Independent Directors"), each of whom meets the requirements of an independent director under the rules of the NASDAQ Stock Market or of any securities exchange on which its securities are traded, and who is not, and during the three years prior to his or her election or appointment to the board of directors has not been, any of the following:


            (x) an officer or director of Professionals;

            (y) engaged in any transaction or series of transactions that would be or would have been required to be disclosed by MEEMIC Holdings, Inc in a filing under the Securities Act of 1933, as amended, or the Exchange Act pursuant to Item 404 of Securities and Exchange Commission Regulation S-K; or

            (z) an affiliate (as defined in Chapter 7A), executive officer, director, general partner, person performing similar functions to an executive officer, director or general partner or member of the immediate family of any person that had the status or engaged in a transaction described in subparagraphs (x) or (y).

        (ii) Approval of a Professionals Group Combination which has either a reasonable likelihood or a purpose of producing, either directly or indirectly, any of the effects described in subparagraph (iii) below, shall require, in addition to any requirement of law or of the Articles of Incorporation, satisfaction of all of the following conditions:

            (x) the Professionals Group Combination shall be on terms determined by a majority of the Independent Directors (or, if there are fewer than three Independent Directors, by all of the Independent Directors), after hearing advice from an investment banking firm of recognized regional or national standing, to be (1) fair to the shareholders of MEEMIC Holdings, Inc. (other than Professionals, its affiliates or associates (as defined in Chapter 7A) (the "Minority Shareholders"); and (2) otherwise in the best interests of MEEMIC Holdings, Inc. and the Minority Shareholders; and

            (y) the Professionals Group Combination shall, in addition to any vote required by law or the Articles of Incorporation, be approved by the affirmative vote of not less than a majority of the outstanding shares of each class of voting shares entitled to be cast by the Minority Shareholders.

       (iii) The effects referred to in subparagraph (ii) above are:

            (x) causing any class of equity securities (as defined in Chapter
       7A) of MEEMIC Holdings, Inc. which is subject to section 12(g) or section 15(d) of the Exchange Act to be held of record by fewer than 300 persons; or

            (y) causing any class of equity securities of MEEMIC Holdings, Inc. which is either listed on a national securities exchange or authorized to be quoted on an inter-dealer quotation system of a registered national securities association to be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association.

        (iv) The foregoing provisions do not apply to or prohibit any of the MEEMIC Transactions or purchases of any equity securities of MEEMIC Holdings, Inc. by Professionals, or any direct or indirect subsidiary (as defined in Chapter 7A) of Professionals, that are effected on a national securities exchange, or an inter-dealer quotation system of a registered national securities association.

    The foregoing provisions of the Articles of Incorporation of MEEMIC Holdings, Inc. may not be amended or repealed except upon (x) the affirmative vote of not less than three-quarters of the shares of capital stock of the corporation issued and outstanding entitled to vote thereon and (y) the affirmative vote of not less than a majority of the outstanding shares of the capital stock of the corporation issued and outstanding of each class entitled to be cast by the Minority Shareholders.


                       FEDERAL INCOME TAX CONSIDERATIONS


GENERAL


    The following discussion is a summary of federal income tax considerations relevant to the Demutualization, this Offering and Eligible Policyholders. This summary does not purport to be a complete analysis of all the potential tax effects thereof. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, and Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes could be retroactively applied in a manner that could adversely affect MEEMIC Holdings, Inc., the Eligible Policyholder or a holder of the Common Stock. No information or discussion is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations, or non-income tax issues. This information is directed only to investors who will hold the Common Stock as a "capital asset" within the meaning of Section 1221 of the Code.


    EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF RECEIVING AND EXERCISING SUBSCRIPTION RIGHTS, OF HOLDING COMMON STOCK AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE DEMUTUALIZATION.

MATERIAL TAX EFFECTS TO MEEMIC HOLDINGS, INC.


    MEEMIC has obtained an opinion from PricewaterhouseCoopers LLP (the "Tax Opinion") concerning the material tax effects of the Demutualization and this offering to Eligible Policyholders, and certain other participants in this offering. The Tax Opinion states, among other things, that the Demutualization of MEEMIC from a mutual to stock form of corporation should constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code, and as such, no gain or loss should be recognized by MEEMIC as a result of the Demutualization. The Tax Opinion further states that (i) MEEMIC Holdings, Inc. should recognize no gain or loss on its granting of subscription rights to Eligible Policyholders, and should recognize no gain or loss on the lapse of a subscription right; (ii) no gain or loss should be recognized by MEEMIC Holdings, Inc. on the receipt of cash or other property in exchange for its stock, (iii) MEEMIC Holdings, Inc. should have a basis in the stock of MEEMIC equal to the amount paid therefor, (iv) MEEMIC should recognize no gain or loss on receipt of property in exchange for its stock, and (v) that MEEMIC should recognize discharge of indebtedness income on the exchange of the Surplus Note for shares of Common Stock to the extent that the fair market value of such Common Stock is less than the adjusted issue price of the surplus note.


    The Tax Opinion and the position of MEEMIC Holdings, Inc. is based upon various published and unpublished rulings of the IRS involving the conversion of certain mutual insurance and savings and loan companies to stock companies, which rulings are not binding precedent and which are subject to change at any time by legislative, judicial or administrative action. Any such changes could be retroactively applied in a manner that could adversely affect MEEMIC Holdings, Inc., the Eligible Policyholders, or a holder of Common Stock.

SUBSCRIPTION RIGHTS

    Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law which are not addressed by any direct authorities. The Tax Opinion provides that
(i) the Eligible Policyholders should be treated as transferring their voting rights and rights to share in any liquidation surplus of MEEMIC to MEEMIC Holdings, Inc. in exchange for the subscription rights, and that therefore, an Eligible Policyholder should recognize gain or loss to the extent that the fair market value of the subscription rights received, if any, differs from the basis of such Eligible Policyholder in the rights surrendered therefor, (ii) an Eligible Policyholder who acquires Common Stock by exercising a subscription right should have a basis in such Common Stock equal to the amount of cash paid therefor plus the basis in the subscription right, if any, and (iii) that the applicable holding period should commence on the day the subscription right is exercised.

    The Tax Opinion and the position of MEEMIC Holdings, Inc. is based upon various published and unpublished rulings of the IRS involving the conversion of certain mutual insurance and savings and loan companies to stock companies, which rulings are not binding precedent and which are subject to change at any time by legislative, judicial or administrative action. Any such changes could be retroactively applied in a manner that could adversely affect MEEMIC Holdings, Inc., the Eligible Policyholders, or a holder of Common Stock.


    In the opinion of ABN AMRO, the subscription rights do not have any fair market value, inasmuch as such rights are nontransferable, personal rights of short duration, that are provided to Eligible Policyholders and other participants in this offering without charge, and afford the holder only the right to purchase shares of Common Stock in this offering at a price equal to its estimated fair market value. Nevertheless, Eligible Policyholders are encouraged to consult with their tax advisors about the tax consequences of the Demutualization and this offering.


    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL INCOME TAXATION WHICH MAY BE RELEVANT TO EACH ELIGIBLE POLICYHOLDER THAT MAY BE SUBJECT TO SPECIAL TREATMENT

UNDER THE CODE. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE POLICYHOLDER, OFFICER AND DIRECTOR IS URGED TO CONSULT HIS OR HER TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE DEMUTUALIZATION.

                                 LEGAL MATTERS


    Certain legal matters with respect to the Common Stock being offered hereby will be passed on for MEEMIC Holdings, Inc. by Dykema Gossett PLLC, Detroit and Lansing, Michigan. Donald S. Young, a member of Dykema Gossett PLLC, sits on the board of directors of Professionals Group, Inc.


                                    EXPERTS

    The consolidated financial statements of MEEMIC as of December 31, 1997, 1996 and 1995, and the consolidated statements of income, policyholders' surplus and cash flows for each of the years in the three year period ended December 31, 1997 and the financial statements of the Personal Lines and Life Divisions of Michigan Educators Insurance Agency, Inc. as of December 31, 1996, and the statement of earnings, divisional deficit and cash flows for the year then ended, have been included in this Prospectus in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. PricewaterhouseCoopers LLP has further consented to the publication in this Prospectus of the summary of its Tax Opinion and to the use of its name and statements with respect to it appearing in this Prospectus.

    ABN AMRO has consented to the publication in this Prospectus as to the Appraisal, the estimated proforma market value of MEEMIC Holdings, Inc., and the value of the subscription rights to purchase Common Stock, and to the use of its name and statements with respect to it appearing in this Prospectus.

                             AVAILABLE INFORMATION

    MEEMIC Holdings, Inc. intends to furnish its stockholders with annual reports containing audited consolidated financial statements reported upon by its independent auditors and quarterly reports containing unaudited consolidated financial information for each of the first three quarters of each fiscal year.


    MEEMIC Holdings, Inc. has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), on Form S-1 (Registration No. 333-66671) under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock to be issued in the Subscription Offering. As permitted by the rules and regulations of the Commission, this Prospectus, which constitutes a part of the Registration Statement, does not contain all information set forth in the Registration Statement. For further information, please refer to the Registration Statement, including the exhibits. The Registration Statement, including exhibits and schedules thereto, can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains all information filed electronically by MEEMIC Holdings, Inc. The address of the Commission's website is (http://www.sec.gov). Statements contained in this Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified by such reference.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE COMPANY AND SUBSIDIARY
REPORT OF INDEPENDENT ACCOUNTANTS..........................................................................        F-2

CONSOLIDATED FINANCIAL STATEMENTS

  CONSOLIDATED BALANCE SHEETS
    (December 31, 1997, 1996 and 1995).....................................................................        F-3

  CONSOLIDATED STATEMENTS OF INCOME
    (For the years ended December 31, 1997, 1996 and 1995).................................................        F-4

  CONSOLIDATED STATEMENTS OF POLICYHOLDERS' SURPLUS
    (For the years ended December 31, 1997, 1996 and 1995).................................................        F-5

  CONSOLIDATED STATEMENTS OF CASH FLOWS
    (For the years ended December 31, 1997, 1996 and 1995).................................................        F-6

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................................................        F-7

FINANCIAL STATEMENTS (Unaudited)

  CONSOLIDATED BALANCE SHEET (Unaudited)
    (September 30, 1998)...................................................................................       F-21

  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
    (For the nine months ended September 30, 1998 and 1997)................................................       F-22

  CONSOLIDATED STATEMENT OF POLICYHOLDERS' SURPLUS (Unaudited)
    (For the nine months ended September 30, 1998).........................................................       F-23

  CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
    (For the nine months ended September 30, 1998 and 1997)................................................       F-24

  NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)...........................................       F-25

PERSONAL LINES AND LIFE DIVISIONS OF MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

REPORT OF INDEPENDENT ACCOUNTANTS..........................................................................       F-26

FINANCIAL STATEMENTS

  BALANCE SHEET
    (December 31, 1996 and September 22, 1997 (date of acquisition)) (Unaudited)...........................       F-27

  STATEMENT OF EARNINGS
    (For the year ended December 31, 1996 and the period from January 1, 1997 to September 22, 1997 (date
    of acquisition)) (Unaudited)...........................................................................       F-28

  STATEMENT OF DIVISIONAL DEFICIT
    (For the year ended December 31, 1996 and the period from January 1, 1997 to September 22, 1997 (date
    of acquisition)) (Unaudited)...........................................................................       F-29

  STATEMENT OF CASH FLOWS
    (For the year ended December 31, 1996 and the period from January 1, 1997 to September 22, 1997 (date
    of acquisition)) (Unaudited)...........................................................................       F-30

  NOTES TO FINANCIAL STATEMENTS............................................................................       F-31

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Michigan Educational Employees Mutual
Insurance Company:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and policyholders' surplus and of cash flows present fairly, in all material respects, the financial position of Michigan Educational Employees Mutual Insurance Company and Subsidiary (the "Company") at December 31, 1997, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Grand Rapids, Michigan
July 2, 1998

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                        DECEMBER 31, 1997, 1996 AND 1995


                                                                       1997            1996            1995
                                                                  --------------  --------------  --------------
                                                     ASSETS
Investments (Note 3):
  Fixed maturities available for sale, at fair value............  $  109,648,780  $   89,003,591  $   71,475,323
  Short-term investments, at cost, which approximates fair
    value.......................................................       1,894,475       1,892,731       1,895,852
                                                                  --------------  --------------  --------------
    Total investments...........................................     111,543,255      90,896,322      73,371,175

Cash............................................................       2,204,325       2,178,335       3,330,677
Premiums due from policyholders.................................       3,599,622       3,178,342       2,840,383
Amounts recoverable from reinsurers (Note 5)....................      42,027,449      45,115,053      42,637,172
Amounts recoverable from reinsurers, related party (Note 5).....       5,307,000
Accrued investment income.......................................       1,486,324       1,337,445       1,056,346
Prepaid reinsurance premiums....................................                       6,591,000       5,964,000
Deferred federal income taxes (Note 6)..........................       2,737,658       2,745,208       2,092,348
Property and equipment, at cost, net of accumulated depreciation
  (Note 7)......................................................       1,834,697       1,452,275       1,026,702
Deferred policy acquisition costs (Note 8)......................       1,604,449       1,981,254       1,997,363
Federal income taxes recoverable................................                                         286,534
Intangible assets, net of amortization..........................      42,149,314
Other assets....................................................         364,080         299,627         239,863
                                                                  --------------  --------------  --------------
                                                                  $  214,858,173  $  155,774,861  $  134,842,563
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                                     LIABILITIES AND POLICYHOLDERS' SURPLUS

Liabilities:
  Loss and loss adjustment expense reserves (Note 9)............  $   84,920,578  $   80,352,682  $   71,114,057
  Unearned premiums.............................................      29,436,092      28,857,142      26,441,476
  Surplus note (Note 10)........................................      21,500,000
  Payable related to acquisition (Note 4).......................      20,500,000
  Accrued expenses and other liabilities........................       6,242,384       4,598,920       3,743,861
  Accrued expenses and other liabilities, related party.........       1,845,944
  Premiums ceded payable (Note 5)...............................       4,836,000       5,072,000       2,371,000
  Premiums ceded payable, related party (Note 5)................       2,003,000
  Federal income taxes payable..................................         292,603         892,603
                                                                  --------------  --------------  --------------
Total liabilities...............................................     171,576,601     119,773,347     103,670,394
                                                                  --------------  --------------  --------------
Policyholders' surplus (Note 13):
  Unassigned surplus............................................      42,009,495      35,380,334      30,129,433
  Net unrealized appreciation on investments, net of deferred federal income tax expense of $655,313, $320,002 and
    $537,167 in 1997, 1996 and 1995, respectively...............       1,272,077         621,180       1,042,736
                                                                  --------------  --------------  --------------
    Total policyholders' surplus................................      43,281,572      36,001,514      31,172,169
                                                                  --------------  --------------  --------------
    Total liabilities and policyholders' surplus................  $  214,858,173  $  155,774,861  $  134,842,563
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------


   The accompanying notes are an integral part of the consolidated financial statements.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                        1997            1996           1995
                                                                   --------------  --------------  -------------
Revenues and other income:
  Premiums written...............................................  $  106,349,578  $  104,992,855  $  98,917,063
  Premiums ceded, related party..................................     (20,115,000)
  Premiums ceded, other..........................................     (11,234,345)    (40,707,302)   (41,998,373)
                                                                   --------------  --------------  -------------
    Net premiums written (Note 5)................................      75,000,233      64,285,553     56,918,690

  Increase in unearned premiums, net of prepaid reinsurance
    premiums.....................................................      (7,169,950)     (1,788,666)      (938,017)
                                                                   --------------  --------------  -------------
    Net premiums earned..........................................      67,830,283      62,496,887     55,980,673

  Net investment income (Note 3).................................       6,676,783       5,150,035      4,488,017
  Net realized investment gains on fixed maturities..............          32,214          36,715         27,687
  Other income...................................................         840,725         588,729        587,693
                                                                   --------------  --------------  -------------
    Total revenues and other income..............................      75,380,005      68,272,366     61,084,070
                                                                   --------------  --------------  -------------
Expenses:
  Losses and loss adjustment expenses, net
    (including $12,578,000 ceded to related
    party in 1997) (Note 9)......................................      47,301,864      44,872,007     38,814,906
  Policy acquisition and other underwriting expenses:
    Other policy acquisition and underwriting expenses...........      13,158,221       3,606,118      4,553,986
    Policy acquisition expense, related party....................       9,103,817      12,468,244     11,693,812
    Ceding commissions, related party............................      (6,577,424)
    Management fees, related party...............................       1,005,480
                                                                   --------------  --------------  -------------
                                                                       16,690,094      16,074,362     16,247,798
  Interest expense, related party................................       1,341,835
  Amortization expense...........................................         714,395
  Other expense..................................................          30,417          10,791          9,250
                                                                   --------------  --------------  -------------
    Total expenses...............................................      66,078,605      60,957,160     55,071,954
                                                                   --------------  --------------  -------------
    Income from operations before federal income taxes...........       9,301,400       7,315,206      6,012,116

Federal income taxes (Note 6)....................................       2,672,239       2,064,305      1,557,939
                                                                   --------------  --------------  -------------
    Net income (Note 13).........................................  $    6,629,161  $    5,250,901  $   4,454,177
                                                                   --------------  --------------  -------------
                                                                   --------------  --------------  -------------


   The accompanying notes are an integral part of the consolidated financial statements.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF POLICYHOLDERS' SURPLUS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                    NET UNREALIZED
                                                                                     APPRECIATION
                                                                                    (DEPRECIATION)
                                                                                    ON INVESTMENTS
                                                                                        NET OF
                                                                                       DEFERRED         TOTAL
                                                                      UNASSIGNED    FEDERAL INCOME  POLICYHOLDERS'
                                                                        SURPLUS       TAX EFFECT       SURPLUS
                                                                     -------------  --------------  -------------
Balances, January 1, 1995..........................................  $  25,675,256   $ (1,329,357)   $24,345,899

Net income.........................................................      4,454,177                     4,454,177

Net appreciation on investment securities..........................                     2,372,093      2,372,093
                                                                     -------------  --------------  -------------
Balances, December 31, 1995........................................     30,129,433      1,042,736     31,172,169

Net income.........................................................      5,250,901                     5,250,901

Net depreciation on investment securities..........................                      (421,556)      (421,556)
                                                                     -------------  --------------  -------------
Balances, December 31, 1996........................................     35,380,334        621,180     36,001,514

Net income.........................................................      6,629,161                     6,629,161

Net appreciation on investment securities..........................                       650,897        650,897
                                                                     -------------  --------------  -------------
Balances, December 31, 1997........................................  $  42,009,495   $  1,272,077    $43,281,572
                                                                     -------------  --------------  -------------
                                                                     -------------  --------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Cash flows from operating activities:
  Net income........................................................  $   6,629,161  $   5,250,901  $   4,454,177
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...................................      1,359,541        540,268        506,170
    Realized gains on investments...................................        (32,214)       (36,715)       (27,687)
    Net accretion of discount on investments........................         99,191         96,833        152,055
    Deferred federal income taxes...................................       (327,761)      (435,695)      (742,061)
    Changes in assets and liabilities:
      Premiums due from policyholders...............................       (421,280)      (337,959)       (39,522)
      Amounts due from reinsurers...................................       (452,396)       223,119     (1,029,048)
      Accrued investment income.....................................       (148,879)      (281,099)      (121,389)
      Prepaid reinsurance premiums..................................      6,591,000       (627,000)      (509,000)
      Deferred policy acquisition costs.............................        376,805         16,109        414,106
      Other assets..................................................        (64,453)       (59,764)       (23,257)
      Loss and loss adjustment expense reserves.....................      4,567,896      9,238,625      2,107,118
      Unearned premiums.............................................        578,950      2,415,666      1,447,017
      Accrued expenses and other liabilities........................      3,489,408        855,059        142,577
      Federal income taxes payable..................................       (600,000)     1,179,137       (100,000)
                                                                      -------------  -------------  -------------
        Net cash provided by operating activities...................     21,644,969     18,037,485      6,631,256
                                                                      -------------  -------------  -------------
Cash flows from investing activities:
  Purchases of short-term investments...............................     (1,894,475)    (1,892,731)    (1,895,852)
  Proceeds from sale or maturity of short-term investments..........      1,892,731      1,895,852      1,903,255
  Proceeds from maturity of securities available for sale...........     15,355,796      8,934,651      6,661,231
  Purchases of securities available for sale........................    (35,081,754)   (27,161,758)   (12,212,032)
  Proceeds from sales of property and equipment.....................        107,532
  Purchases of property and equipment...............................     (1,135,100)      (965,841)      (319,772)
  Cash paid for acquired company, net...............................    (22,363,709)
                                                                      -------------  -------------  -------------
        Net cash used in investing activities.......................    (43,118,979)   (19,189,827)    (5,863,170)
                                                                      -------------  -------------  -------------
Cash flows from financing activities, issuance of surplus note......     21,500,000
                                                                      -------------  -------------  -------------
Net increase (decrease) in cash.....................................         25,990     (1,152,342)       768,086

Cash, beginning of year.............................................      2,178,335      3,330,677      2,562,591
                                                                      -------------  -------------  -------------
Cash, end of year...................................................  $   2,204,325  $   2,178,335  $   3,330,677
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Supplemental disclosure of cash flow information, federal income
  taxes paid........................................................  $   3,200,000  $   1,320,863  $   2,400,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Supplemental disclosure of noncash transaction:
  In connection with the acquisition entered into during 1997, the
    Company assumed a liability for the deferred portion of the purchase price equal to $20,500,000 as described in Note 4.

   The accompanying notes are an integral part of the consolidated financial statements.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS:

    Michigan Educational Employees Mutual Insurance Company and Subsidiary (the "Company") is a Michigan-licensed property and casualty mutual insurance company that writes full coverage private passenger automobile protection and homeowner insurance products for educational employees and their immediate families exclusively in the State of Michigan. In September 1997, the Company began selling its insurance contracts through its wholly owned subsidiary, MEEMIC Insurance Services Corp., d/b/a MEIA Insurance Agency, which is the exclusive distributor of the Company's products. Prior to that, the Company's products were sold by Michigan Educators Insurance Agency, Inc. (see Note 4).

    In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods then ended. Actual results may differ from those estimates.

    The most significant estimates that are susceptible to significant change in the near term relate to the determination of the loss and loss adjustment expense reserves. Although considerable variability is inherent in these estimates, management believes that the reserves are adequate. The estimates are reviewed regularly and adjusted as necessary. Such adjustments are reflected in current operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    a. BASIS OF PRESENTATION: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, and have been prepared in accordance with generally accepted accounting principles ("GAAP"), which vary in certain respects from statutory accounting practices followed in reporting to insurance regulatory authorities (see Note 13 for the effect of such differences). All material intercompany balances and transactions have been eliminated.

    b. INVESTMENTS: At December 31, 1997, 1996 and 1995, all of the Company's securities are classified as available-for-sale and are those securities that would be available to be sold in response to the Company's liquidity needs, changes in market interest rates and asset-liability management strategies, among others.

    Available-for-sale securities are recorded at fair value, with unrealized gains and losses, net of the related income tax effect, excluded from income and reported as a separate component of policyholders' surplus.

    A decline in the fair value of an available-for-sale security below cost that is deemed other than temporary results in a charge to income, resulting in the establishment of a new cost basis for the security. All declines in fair values of the Company's investment securities in 1997, 1996 or 1995 were deemed to be temporary.

    Short-term investments, which consist principally of U. S. government securities, are stated at cost, which approximates fair value.

    Premiums and discounts are amortized or accreted, respectively, over the life of the related debt security as an adjustment to yield using the yield-to-maturity method. Dividends and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    c. REVENUE RECOGNITION: Insurance premium income is recognized on a daily pro rata basis over the respective terms of the policies in-force and unearned premiums represent the portion of premiums written which is applicable to the unexpired terms of the policies in-force.

    Reinsurance arrangements are prospective contracts for which prepaid reinsurance premiums are amortized ratably over the related policy terms based on the estimated ultimate amounts to be paid. Changes in estimated outcomes are recognized currently.


    d. LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES: Loss and loss adjustment expense reserves represent the accumulation of individual case estimates for reported losses and loss adjustment expenses and actuarial estimates for incurred but not reported losses and loss adjustment expenses, based upon the Company's actual experience, assumptions and projections as to claims frequency, severity, inflationary trends and settlement payments. The reserve for loss and loss adjustment expenses is intended to cover the ultimate net cost of all losses and loss adjustment expenses incurred but unsettled through the balance sheet date reduced for anticipated salvage and subrogation. Anticipated salvage and subrogation approximated $985,000, $949,000 and $1,185,000 at December 31, 1997, 1996 and 1995, respectively. The reserve is stated gross of reinsurance ceded.


    e. PROPERTY, EQUIPMENT AND DEPRECIATION: Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed either on the straight-line or accelerated methods over periods ranging from three to seven years. Maintenance, repairs and minor renewals are charged to expense as incurred.

    Upon sale or retirement, the cost and related accumulated depreciation of assets disposed of are removed from the accounts; any resulting gain or loss is reflected in income.

    f. DEFERRED POLICY ACQUISITION COSTS: Policy acquisition costs, specifically commissions, are deferred, subject to ultimate recoverability from future income, including investment income and amortized to expense over the period in which the related premiums are earned.

    g. FEDERAL INCOME TAXES: Deferred federal income tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    h. INTANGIBLES: Intangibles primarily consist of the excess of cost over fair market value of net tangible assets of an acquired business. Intangible assets, including noncompete agreements, are amortized on a straight-line basis over periods ranging from 5 to 15 years. Accumulated amortization totaled $714,395 at December 31, 1997.

    The carrying value of intangibles is periodically reviewed to determine if any impairment has occurred. The Company measures the potential impairment of recorded goodwill based on the estimated undiscounted cash flows of the entity acquired over the remaining amortization period.

    i. SURPLUS DISTRIBUTIONS: Policyholder dividends, if any, are subject to the limitations contained in the Michigan Insurance Code.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  INVESTMENTS:

    A summary of amortized cost, gross unrealized gains and losses and estimated fair value of investments in securities as of December 31, 1997, 1996 and 1995, follows:

                                                                                1997
                                                     -----------------------------------------------------------
                                                                        GROSS          GROSS
                                                                      UNREALIZED    UNREALIZED    ESTIMATED FAIR
                                                     AMORTIZED COST     GAINS         LOSSES          VALUE
                                                     --------------  ------------  -------------  --------------
Fixed maturities available for sale:
  U. S. Treasury securities and obligations of
    U. S. government corporations and agencies.....  $   18,067,473  $    104,699  $      14,412  $   18,157,760
  Debt securities issued by states of the United
    States and political subdivisions of the
    states.........................................      42,440,721     1,205,075         22,952      43,622,844
  Corporate debt securities........................      16,127,289       328,035          7,279      16,448,045
  Mortgage-backed securities:
    Government.....................................      20,261,324       281,976         18,990      20,524,310
    Other..........................................       4,024,503        13,097                      4,037,600
  Other asset-backed securities....................       4,972,723        16,837                      4,989,560
  Redeemable preferred stocks......................       1,827,357        45,340          4,036       1,868,661
                                                     --------------  ------------  -------------  --------------
    Total..........................................  $  107,721,390  $  1,995,059  $      67,669  $  109,648,780
                                                     --------------  ------------  -------------  --------------
                                                     --------------  ------------  -------------  --------------

                                                                                1996
                                                     -----------------------------------------------------------
                                                                        GROSS          GROSS
                                                                      UNREALIZED    UNREALIZED    ESTIMATED FAIR
                                                     AMORTIZED COST     GAINS         LOSSES          VALUE
                                                     --------------  ------------  -------------  --------------
Fixed maturities available for sale:
  U. S. Treasury securities and obligations of
    U. S. government corporations and agencies.....  $   18,071,633  $    106,736  $      67,734  $   18,110,635
  Debt securities issued by states of the United
    States and political subdivisions of the
    states.........................................      36,680,107       792,926          4,790      37,468,243
  Corporate debt securities........................      13,654,662       234,887         61,275      13,828,274
  Mortgage-backed securities.......................      13,296,398        47,764        153,134      13,191,028
  Other asset-backed securities....................       3,995,039        17,381                      4,012,420
  Redeemable preferred stocks......................       2,364,570        46,046         17,625       2,392,991
                                                     --------------  ------------  -------------  --------------
    Total..........................................  $   88,062,409  $  1,245,740  $     304,558  $   89,003,591
                                                     --------------  ------------  -------------  --------------
                                                     --------------  ------------  -------------  --------------

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  INVESTMENTS: (CONTINUED)

                                                                                1995
                                                     -----------------------------------------------------------
                                                                        GROSS          GROSS
                                                                      UNREALIZED    UNREALIZED    ESTIMATED FAIR
                                                     AMORTIZED COST     GAINS         LOSSES          VALUE
                                                     --------------  ------------  -------------  --------------
Fixed maturities available for sale:
  U. S. Treasury securities and obligations of
    U. S. government corporations and agencies.....  $   17,093,792  $    348,311  $       2,103  $   17,440,000
  Debt securities issued by states of the United
    States and political subdivisions of the
    states.........................................      27,096,417       861,083                     27,957,500
  Corporate debt securities........................       9,019,237       313,671         11,723       9,321,185
  Mortgage-backed securities:......................      12,243,009                                   12,243,009
  Other asset-backed securities....................       2,057,602                                    2,057,602
  Redeemable preferred stocks......................       2,385,363        89,414         18,750       2,456,027
                                                     --------------  ------------  -------------  --------------
    Total..........................................  $   69,895,420  $  1,612,479  $      32,576  $   71,475,323
                                                     --------------  ------------  -------------  --------------
                                                     --------------  ------------  -------------  --------------

    The amortized cost and estimated fair value of fixed maturities at December 31, 1997, by contractual maturity, are shown below. Expected maturities on certain corporate and mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                 ESTIMATED
                                                                    COST         FAIR VALUE
                                                               --------------  --------------
Due in one year or less......................................  $    7,606,616  $    7,615,879

Due after one year through five years........................      38,935,938      39,627,494

Due after five years through ten years.......................      25,490,684      26,233,510
Due after ten years..........................................       4,602,245       4,751,766
                                                               --------------  --------------
                                                                   76,635,483      78,228,649
Mortgage-backed securities:
  Government.................................................      20,261,324      20,524,310
  Other......................................................       4,024,503       4,037,600
Other asset-backed securities................................       4,972,723       4,989,560

Redeemable preferred stocks..................................       1,827,357       1,868,661
                                                               --------------  --------------
    Total....................................................  $  107,721,390  $  109,648,780
                                                               --------------  --------------
                                                               --------------  --------------

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  INVESTMENTS: (CONTINUED)
    In 1997, 1996 and 1995, the Company did not have any voluntary sales of fixed maturity securities. A summary of the sources of net investment income follows:

                                                              YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1997          1996          1995
                                                      ------------  ------------  ------------
Fixed maturities....................................  $  5,794,546  $  4,852,615  $  4,324,439

Short-term investments and cash.....................       976,416       440,345       381,431

Other investment assets.............................       195,245        58,536
                                                      ------------  ------------  ------------
    Total investment income.........................     6,966,207     5,351,496     4,705,870

Less investment expenses............................       289,424       201,461       217,853
                                                      ------------  ------------  ------------
    Net investment income...........................  $  6,676,783  $  5,150,035  $  4,488,017
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Increases (decreases) in net unrealized gains (losses) of fixed maturities were $986,208, ($638,721) and $3,594,081 at December 31, 1997, 1996 and 1995,
respectively.

    At December 31, 1997, U. S. Treasury notes and certificates of deposit with a carrying value of $520,000 were on deposit with regulatory authorities, as required by law.

4.  RELATED PARTY TRANSACTIONS:

    Effective April 7, 1997, Professionals Insurance Company Management Group ("Professionals Group"), which is the parent of PICOM Insurance Company ("PICOM") signed a definitive agreement with the Company whereby:

    - Nominees of Professionals Group were elected to all six positions on the MEEMIC Board of Directors;

    - PICOM purchased a $21.5 million surplus note from MEEMIC (Note 10);

    - Effective July 1, 1997 PICOM began reinsuring 40 percent of MEEMIC's net retained premiums on a quota share basis (Note 5).


    In 1997, Professionals Group also provided MEEMIC with information system services and certain consulting services under a Management Services Agreement. For 1997, fees for such services totaling $1,005,480 were included in other underwriting expenses, $504,109 of which was payable at December 31, 1997.



    On September 22, 1997, the Company's wholly-owned subsidiary, MEIA Insurance Agency, purchased the assets of the Personal Lines and Life Divisions of Michigan Educators Insurance Agency, Inc. (including all rights to distribute MEEMIC insurance products) for a purchase price equal to 3.75 percent of all permiums written through MEIA Insurance Agency through July 14, 2004, payable annually, subject to a guaranteed minimum payment of $43 million. The initial payment of $22.5 million was paid at closing. In the event MEIA is unable to meet this commitment, MEEMIC has guaranteed payment of the next $3 million and Professionals Group has guaranteed payment of the final $17.5 million. Any amounts paid in excess of the guaranteed minimum payment would be recorded as goodwill. The goodwill of $42,363,709 recorded from this acquisition is being amortized over 15 years. In the event that MEEMIC completes a

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  RELATED PARTY TRANSACTIONS: (CONTINUED)

demutualization, the guaranteed minimum payment may be accelerated at the option of the former Agency shareholders. The accelerated payment amount would be equal to the total of the remaining scheduled minimum payments plus $2 million, all discounted at 7% at the time of the option exercise. If the acelerated payment option is exercised, the impact would be recorded as an extraordinary item related to the early extinguishment of debt.


    The following table sets forth the unaudited pro forma results of operations for the year ended December 31, 1997 as if the acquisition had been consummated as of January 1, 1996. The unaudited pro forma results of operations data consists of the historical results of the Company and the Personal Lines and Life Divisions of Michigan Educators Insurance Agency, Inc. as adjusted to give effect to (1) amortization of intangible assets and (2) an increase in interest expense attributable to financing of the acquisition. This pro forma information does not purport to be indicative of what results would have been had the acquisition been made as of that date or of results which may occur in the future.

                                                                     1997           1996
                                                                 -------------  -------------
Revenues and other income:
  Net premiums earned..........................................  $  67,830,283  $  62,496,887
  Net investment income........................................      6,676,783      5,150,035
  Net realized investment gains on fixed maturities............         32,214         36,715
  Other income.................................................      2,057,547      1,847,596
                                                                 -------------  -------------
    Total revenues and other income............................     76,596,827     69,531,233
                                                                 -------------  -------------
Expenses:
  Losses and loss adjustment expenses, net.....................     47,301,864     44,872,007
  Policy acquisition and other underwriting expenses...........     15,927,802     13,650,853
  Interest expense.............................................      1,827,500      1,886,036
  Amortization expense.........................................      2,924,247      2,924,247
  Other expense................................................         30,417         10,905
                                                                 -------------  -------------
    Total expenses.............................................     68,011,830     63,344,048
                                                                 -------------  -------------
    Income from operations before federal income taxes.........      8,584,997      6,187,185

Federal income taxes...........................................      2,428,662      1,680,778
                                                                 -------------  -------------
    Net income.................................................  $   6,156,335  $   4,506,407
                                                                 -------------  -------------
                                                                 -------------  -------------

5.  REINSURANCE:

    In the normal course of business, the Company seeks to reduce the loss that may arise from events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts receivable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Although reinsurance agreements contractually obligate the Company's reinsurers to reimburse the Company for their proportionate share of losses, they do not discharge the primary liability of the Company. The Company remains liable for the ceded amount of reserves for unpaid losses and loss adjustment expenses and unearned premiums in the event the assuming insurance organizations are unable to meet their contractual obligations.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  REINSURANCE: (CONTINUED)
    The Company has various excess of loss and quota share reinsurance agreements. As of December 31, 1997, MEEMIC's maximum current net retention, subject to certain adjustments of risk on any single coverage per claim after reinsurance is $150,000.

    The Company continually reviews its reinsurers, considering a number of factors, the most critical of which is their financial stability. Based on these reviews, the Company evaluates its position with reinsurers with respect to existing and future reinsurance.


    At December 31, 1997, amounts recoverable from reinsurers were as follows:



                                                                                  AMOUNTS
                                                                              RECOVERABLE FROM
                                                                                 REINSURERS
                                                                              ----------------
Michigan Catastrophic Claims Association....................................   $   34,065,000
American Reinsurance Company................................................        5,508,000
Continental Casualty Company................................................        2,185,000
Other.......................................................................          269,449
                                                                              ----------------
                                                                                   42,027,449
PICOM Insurance Company, related party......................................        5,307,000
                                                                              ----------------
                                                                               $   47,334,449
                                                                              ----------------
                                                                              ----------------


    Amounts due from reinsurers consisted of amounts related to:


                                                                 DECEMBER 31,
                                                  -------------------------------------------
                                                      1997           1996           1995
                                                  -------------  -------------  -------------
Paid losses and loss adjustment expenses........  $     429,449  $     458,053  $   1,093,172
Unpaid losses and loss adjustment expenses......     46,905,000     44,657,000     41,544,000
                                                  -------------  -------------  -------------
Amounts recoverable from reinsurers.............     47,334,449     45,115,053     42,637,172
Premiums ceded payable..........................     (4,836,000)    (5,072,000)    (2,371,000)
                                                  -------------  -------------  -------------
Premiums ceded payable, related party                (2,003,000)
                                                  $  40,495,449  $  40,043,053  $  40,266,172
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------


    Premiums earned and losses and loss adjustment expenses are net of the following reinsurance ceded amounts:

                                                           YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1997           1996           1995
                                                  -------------  -------------  -------------
Premiums earned.................................  $  37,939,925  $  40,080,646  $  41,489,384
Losses and loss adjustment expenses.............     22,741,000     23,227,000     18,439,000

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  REINSURANCE: (CONTINUED)

    Effective July 1, 1997, the Company entered into a coinsurance treaty with PICOM to cede 40 percent of its net retained premiums on a quota share basis. Ceding commissions were $6,577,000 in 1997. A summary of reinsurance amounts, which are included above, that were ceded to PICOM for 1997 follows:



Premiums earned................................................  $20,115,000

Losses and loss adjustment expenses............................  12,578,000


6.  FEDERAL INCOME TAXES:

    Income tax expense is computed under the liability method, whereby deferred income taxes reflect the estimated future tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and those for income tax purposes. A valuation allowance is then required to be established to reduce a deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

    The provision for federal income taxes consists of the following:

                                                              YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1997          1996          1995
                                                      ------------  ------------  ------------
Current.............................................  $  3,000,000  $  2,500,000  $  2,300,000
Deferred............................................      (327,761)     (435,695)     (742,061)
                                                      ------------  ------------  ------------
                                                      $  2,672,239  $  2,064,305  $  1,557,939
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Actual federal income taxes vary from amounts computed by applying the current federal income tax rate of 34 percent to income or loss before federal income taxes. For the years ended December 31, 1997, 1996 and 1995, the reasons for these differences, and the tax effects thereof, are as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1997          1996          1995
                                                      ------------  ------------  ------------
Expected tax expense................................  $  3,162,476  $  2,487,170  $  2,044,119
Dividends received deduction........................       (34,566)      (23,222)      (17,855)
Tax-exempt interest.................................      (596,986)     (485,978)     (435,687)
Other, net..........................................       141,315        86,335       (32,638)
                                                      ------------  ------------  ------------
Actual tax expense..................................  $  2,672,239  $  2,064,305  $  1,557,939
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  FEDERAL INCOME TAXES: (CONTINUED)
    The tax effects of temporary differences that give rise to deferred income tax assets and deferred federal income tax liabilities follow:

                                                              YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1997          1996          1995
                                                      ------------  ------------  ------------
Deferred federal income tax assets arising from:
  Loss and loss adjustment expense reserves.........  $  1,326,019  $  1,832,807  $  1,602,530
  Unearned premium reserves.........................     2,001,654     1,514,099     1,392,468
  Accruals for fringe benefits......................       456,481       248,157       234,891
  Advanced premiums.................................       105,654        91,376        82,845
  Other, net........................................       108,398        80,183        30,680
                                                      ------------  ------------  ------------
    Total deferred federal income tax assets........     3,998,206     3,766,622     3,343,414
                                                      ------------  ------------  ------------
Deferred federal income tax liabilities arising
  from:
  Deferred policy acquisition costs.................       545,513       673,626       679,103
  Unrealized gains on investments...................       655,313       320,002       537,167
  Salvage and subrogation recoverable...............        25,118        24,199        30,222
  Other.............................................        34,604         3,587         4,574
                                                      ------------  ------------  ------------
    Total deferred federal income tax liabilities...     1,260,548     1,021,414     1,251,066
                                                      ------------  ------------  ------------
    Net deferred federal income taxes...............  $  2,737,658  $  2,745,208  $  2,092,348
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    In assessing the reliability of deferred federal income tax assets, management considers whether it is more likely than not that some portion of the deferred federal income tax assets will not be realized. Because of the carryforward provisions of the Internal Revenue Code, the expectation that temporary differences will reverse during periods in which taxable income is generated, and the Company's operating results for 1997, 1996 and 1995, management believes it is more likely than not that the Company will fully realize the net deferred federal income tax assets. Accordingly, no valuation allowance has been established.

7.  PROPERTY AND EQUIPMENT:

    At December 31, 1997, 1996 and 1995, property and equipment consisted of the following:

                                                              YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1997          1996          1995
                                                      ------------  ------------  ------------
Data processing equipment, including software.......  $  2,734,598  $  2,029,844  $  1,166,184
Furniture, fixtures and equipment...................     2,086,340     1,940,189     2,115,052
                                                      ------------  ------------  ------------
                                                         4,820,938     3,970,033     3,281,236
Accumulated depreciation............................     2,986,241     2,517,758     2,254,534
                                                      ------------  ------------  ------------
    Total property and equipment....................  $  1,834,697  $  1,452,275  $  1,026,702
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  DEFERRED POLICY ACQUISITION COSTS:

    Changes in deferred policy acquisition costs are summarized as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1997           1996           1995
                                                  -------------  -------------  -------------
Net asset balance, beginning of year............  $   1,981,254  $   1,997,363  $   2,411,469
                                                  -------------  -------------  -------------
Amounts deferred:
  Commissions to agents.........................  $  12,702,913  $  12,468,244  $  11,693,812
  Ceding commission income......................      8,614,936      6,748,078      6,141,990
                                                  -------------  -------------  -------------
    Net amounts deferred........................      4,087,977      5,720,166      5,551,822

Net amortization................................      4,464,782      5,736,275      5,965,928
                                                  -------------  -------------  -------------
Net asset balance, end of year..................  $   1,604,449  $   1,981,254  $   1,997,363
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

9.  LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES:

    Activity in loss and loss adjustment expense reserves is summarized as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1997           1996           1995
                                                  -------------  -------------  -------------
Balance, beginning of year......................  $  80,352,682  $  71,114,057  $  69,006,939
  Less reinsurance balance recoverable..........     44,657,000     41,544,000     42,905,000
                                                  -------------  -------------  -------------
    Net balance, beginning of year..............     35,695,682     29,570,057     26,101,939

Incurred related to:
  Current year..................................     54,053,427     47,600,725     38,217,150
  Prior years...................................     (6,751,563)    (2,728,718)       597,756
                                                  -------------  -------------  -------------
    Total incurred..............................     47,301,864     44,872,007     38,814,906

Paid related to:
  Current year..................................     30,176,142     25,981,678     21,642,166
  Prior years...................................     14,805,826     12,764,704     13,704,622
                                                  -------------  -------------  -------------
    Total paid..................................     44,981,968     38,746,382     35,346,788
                                                  -------------  -------------  -------------
Net balance, end of year........................     38,015,578     35,695,682     29,570,057

Plus reinsurance balances recoverable...........     46,905,000     44,657,000     41,544,000
                                                  -------------  -------------  -------------
    Balance, end of year........................  $  84,920,578  $  80,352,682  $  71,114,057
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------


    As a result of recent favorable development in estimates of prior years' reserves on auto liability business, the provision for losses and loss adjustment expenses in 1997 and 1996 decreased by $6,751,563 and $2,728,718, respectively. Management believes 1994 legislative tort reform in the State of Michigan produced better than expected loss experience and resulted in reductions in prior years' loss reserves. The provision for losses and loss adjustment expenses in 1995 increased by $597,756 due to adversities experienced in earlier accident year reportings.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.  SURPLUS NOTE:

    On April 7, 1997, PICOM Insurance Company purchased a $21,500,000 surplus note from the Company. Interest is payable annually at a rate of 8.5 percent. The entire principal and any accrued unpaid interest is due on April 7, 2009. However, repayment of any principal or interest is subject to written authorization by the Commissioner of Insurance of the State of Michigan and approval by the Company's Board of Directors. At December 31, 1997, this note had an outstanding balance of $21,500,000 with accrued interest of $1,341,835. On May 26, 1998, the accrued interest for 1997 of $1,341,835 was paid to PICOM following the State and Board's approval.

11.  EMPLOYEE BENEFIT PLANS:

    The Company has a qualified defined contribution 401(k) plan which covers substantially all of its employees. The Company matches 50 percent of employees' contributions up to a maximum rate of 2.5 percent of eligible compensation. In addition, the Company is required to make an elective contribution on behalf of each participant in an amount determined annually by the Company's Board of Directors. However, such elective contribution for a year may, at the discretion of the Company, be omitted in a year in which a net loss is experienced. The charge to income under this plan was $477,068, $282,578 and $311,966 for 1997, 1996 and 1995, respectively.

    The Company also has a qualified defined contribution money purchase plan, covering substantially all employees, in which the Company is required to make a contribution on behalf of each participant in an amount equal to 3 percent of eligible compensation. The charge to income under this plan was $169,964 in 1997, $120,611 in 1996 and $124,644 in 1995.

    Effective January 1, 1997, the Company established a short-term incentive plan covering all full time permanent employees hired before March 1 for each plan year. Incentive payouts are based on achievement of corporate and individual goals and are calculated as a percentage of base compensation. The charge to income under this plan for 1997 was approximately $500,000.

12.  LEASE AGREEMENTS:

    The Company is obligated under an operating lease for office space.

    At December 31, 1997, future minimum lease payments are as follows:

1998............................................................  $ 778,000
1999............................................................    778,000
2000............................................................    778,000
2001............................................................    778,000
2002 and thereafter.............................................  3,780,000
                                                                  ---------
                                                                  $6,892,000
                                                                  ---------
                                                                  ---------

    The base rate will increase annually at the start of each new lease year by the percentage increase in the CPI-U (Common Price Index for all urban consumers).

    Rental expense was $981,159, $974,880 and $960,822 in 1997, 1996 and 1995,
respectively.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.  STATUTORY INSURANCE ACCOUNTING PRACTICES:

    MEEMIC is required to file financial statements prepared in accordance with statutory insurance accounting practices (SAP) prescribed or permitted by the Michigan Insurance Bureau. The Company does not utilize any permitted accounting practices.

    Accounting practices used to prepare statutory-basis financial statements differ in some respects from GAAP. A reconciliation of statutory capital and surplus at December 31, 1997, 1996 and 1995, and statutory net income for the years ended December 31, 1997, 1996 and 1995, as filed with the Michigan Insurance Bureau, to the amounts shown in the accompanying financial statements follows:

                                                           YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1997           1996           1995
                                                  -------------  -------------  -------------
Statutory capital and surplus...................  $  34,512,849  $  29,141,218  $  24,406,931
Net unrealized appreciation on securities
  available for sale............................      1,927,390        941,182      1,579,903
Deferred policy acquisition costs capitalized
  for GAAP......................................      1,604,449      1,981,254      1,997,363
Deferred federal income taxes recorded for
  GAAP..........................................      2,737,658      2,745,208      2,092,348
Assets nonadmitted for SAP......................     23,999,226      1,192,652      1,095,624
Surplus note....................................    (21,500,000)
                                                  -------------  -------------  -------------
    Total policyholders' surplus per
      accompanying balance sheets...............  $  43,281,572  $  36,001,514  $  31,172,169
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

                                                              YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1997          1996          1995
                                                      ------------  ------------  ------------
Statutory net income................................  $  6,315,333  $  4,816,465  $  4,125,938
Deferred federal income tax expense recorded for
  GAAP..............................................       327,761       435,695       742,061
Deferred policy acquisition costs capitalized for
  GAAP..............................................      (376,805)      (16,109)     (414,106)
Equity in net income of subsidiary unconsolidated
  for statutory reporting...........................       361,622
Other...............................................         1,250        14,850           284
                                                      ------------  ------------  ------------
    Net income per accompanying consolidated
      statements of income..........................  $  6,629,161  $  5,250,901  $  4,454,177
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Certain regulations that affect MEEMIC and the insurance industry are promulgated by the National Association of Insurance Commissioners ("NAIC"), which is an association of state insurance commissioners, regulators and support staff that acts as a coordinating body for the state insurance regulatory process. The NAIC has established risk-based capital ("RBC") requirements to assist regulators in monitoring the financial strength and stability of property and casualty insurers. Under the NAIC requirements, each insurer must maintain its total capital and surplus above a calculated minimum threshold or take corrective measures to achieve that threshold. MEEMIC has calculated its RBC level based on these requirements

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. STATUTORY INSURANCE ACCOUNTING PRACTICES: (CONTINUED) and has determined that it passed the RBC test and has capital and surplus in excess of the minimum threshold.

14.  CONTINGENCIES:

    The Company participates in the guarantee association of the State of Michigan. Assessments to date are not significant; however, the ultimate liability for future assessments is not known. Accordingly, the Company is unable to predict whether such future assessments will materially affect the financial condition of the Company.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In situations where quoted market prices are not available, fair values are to be based on estimates using present value or other valuation techniques. SFAS No. 107 excludes certain insurance-related assets and liabilities and all nonfinancial instruments from its disclosure requirements.

                                                  1997                         1996                        1995
                                      ----------------------------  --------------------------  --------------------------
                                        CARRYING         FAIR         CARRYING        FAIR        CARRYING        FAIR
                                         AMOUNT          VALUE         AMOUNT        VALUE         AMOUNT        VALUE
                                      -------------  -------------  ------------  ------------  ------------  ------------
Investments.........................  $ 111,543,225  $ 111,543,225  $ 90,896,322  $ 90,896,322  $ 73,371,175  $ 73,371,175
Cash................................      2,204,325      2,204,325     2,178,335     2,178,335     3,330,677     3,330,677
Premiums due from policyholders.....      3,599,622      3,599,622     3,178,342     3,178,342     2,840,383     2,840,383
Amounts due from reinsurers.........     40,495,449     40,495,449    40,043,053    40,043,053    40,266,172    40,266,172
Accrued investment income...........      1,486,324      1,486,324     1,337,445     1,337,445     1,056,346     1,056,346
Surplus note........................     21,500,000     21,500,000
Payable related to acquisition......     20,500,000     17,000,000

    The difference between the carrying value and fair value of payable to related to acquisition is due to the accelerated payment option available to the Company (see Note 4). Because the interest rate on the surplus note approximates current rates, and because of the short-term nature of the premiums due from policyholders, amounts due from reinsurers and accrued interest income, the fair value of these items approximate their carrying value.

16.  SUBSEQUENT EVENT--DEMUTUALIZATION:

    On June 25, 1998, the Board of Directors approved a plan of conversion for changing the corporate form of the Company from the mutual form to the stock form (demutualization). Under the plan, eligible policyholders and other targeted groups will have the opportunity to acquire stock in a newly formed holding company, MEEMIC Holdings, Inc.

    MEEMIC Holdings, Inc. will in turn acquire all of the newly issued stock of the Company upon conversion. Prior to the conversion, MEEMIC Holdings, Inc. will not engage in any significant operations and will have no assets or liabilities. The demutualization plan is subject to approval from the Michigan Insurance Bureau and ultimately receipt of sufficient stock subscriptions to effect the transaction. The

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16.  SUBSEQUENT EVENT--DEMUTUALIZATION: (CONTINUED)

Company has received a tax opinion regarding the tax treatment of the demutualization as a tax-free reorganization. In the event that the plan is executed, the converted company will be subject to certain insurance laws and regulations specific to stock insurance companies as well as regulations of the Securities and Exchange Commission. Limitations on the payment of dividends and Insurance Holding Company regulations are among the types of regulatory requirements with which MEEMIC Holdings, Inc. will have to comply. In addition, the Management Services Agreement with Professionals will be terminated upon completion of the Demutualization.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET


                         SEPTEMBER 30, 1998 (UNAUDITED)



                                  ASSETS
Investments:
  Fixed maturities available for sale, at fair value........   $118,889,522
  Short-term investments, at cost, which approximates fair
    value...................................................      1,896,943
                                                               ------------
    Total investments.......................................    120,786,465

Cash........................................................      4,789,681
Premiums due from policyholders.............................      4,480,811
Amounts recoverable from reinsurers.........................     42,971,145
Amounts recoverable from reinsurer, related party...........     10,508,300
Accrued investment income...................................      1,507,510
Deferred federal income taxes...............................      3,110,235
Property and equipment, at cost, net of accumulated
  depreciation..............................................      1,989,080
Deferred policy acquisition.................................        158,772
Federal income taxes recoverable............................        557,397
Intangible assets, net of amortization......................     39,999,462
Other assets................................................        523,492
                                                               ------------
    Total assets............................................   $231,382,350
                                                               ------------
                                                               ------------

                  LIABILITIES AND POLICYHOLDERS' SURPLUS

Liabilities:
  Loss and loss adjustment expense reserves.................   $ 93,397,089
  Unearned premiums.........................................     31,293,729
  Surplus note..............................................     21,500,000
  Payable related to acquisition............................     19,500,000
  Accrued expenses and other liabilities....................      8,918,975
  Accrued expenses and other liabilities, related party.....      1,921,117
  Premiums ceded payable....................................      3,490,413
  Premiums ceded payable, related party.....................      1,990,118
                                                               ------------
    Total liabilities.......................................    182,011,441

Policyholders' surplus
  Unassigned surplus........................................     46,852,172
  Accumulated other comprehensive income, net of deferred
    federal income tax expense of $1,297,531................      2,518,737
                                                               ------------
    Total policyholders' surplus............................     49,370,909
                                                               ------------
    Total liabilities and policyholders' surplus............   $231,382,350
                                                               ------------
                                                               ------------


   The accompanying notes are an integral part of the unaudited consolidated financial statements.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME


       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)



                                                                                            SEPTEMBER 30,
                                                                                     ----------------------------
                                                                                         1998           1997
                                                                                     -------------  -------------
Revenues and other income:
  Premiums written.................................................................  $  84,280,246  $  78,948,160
  Premiums ceded, related party....................................................     31,637,585     10,023,285
  Premiums ceded, other............................................................      2,898,053      9,881,781
                                                                                     -------------  -------------
    Net premiums written...........................................................     49,744,608     59,043,094

  Increase in unearned premiums, net of prepaid reinsurance premiums...............      1,857,637      6,384,587
                                                                                     -------------  -------------
    Net premiums earned............................................................     47,886,971     52,658,507

  Net investment income............................................................      5,213,292      5,018,459
  Net realized investment gains on fixed maturities................................         25,552         22,863
  Other income.....................................................................      1,485,002        513,884
                                                                                     -------------  -------------
    Total revenues and other income................................................     54,610,817     58,213,713
                                                                                     -------------  -------------
Expenses:
  Losses and loss adjustment expenses, net (including $12,341,908 in 1998 and
    $6,020,987 in 1997 ceded to related party).....................................     33,814,603     36,728,681
  Policy acquisition and other underwriting expenses:
    Other policy acquisition and underwriting expenses.............................     18,875,999      7,010,548
    Policy acquisition expense, related party......................................       --            9,103,817
    Ceding commissions, related party..............................................     (9,491,276)    (3,006,985)
    Management fees, related party.................................................      1,547,300        501,371
                                                                                     -------------  -------------
                                                                                        10,932,023     13,608,751
  Interest expense, related party..................................................      1,366,870        881,205
  Amortization expense.............................................................      2,209,852       --
  Other expense....................................................................         29,586          7,963
                                                                                     -------------  -------------
    Total expenses.................................................................     48,352,934     51,226,600
                                                                                     -------------  -------------
    Income from operations before federal income taxes.............................      6,257,883      6,987,113

Federal income taxes...............................................................      1,415,206      1,147,216
                                                                                     -------------  -------------
    Net income.....................................................................  $   4,842,677  $   5,839,897
                                                                                     -------------  -------------
                                                                                     -------------  -------------


   The accompanying notes are an integral part of the unaudited consolidated financial statements.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

                CONSOLIDATED STATEMENT OF POLICYHOLDERS' SURPLUS


            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)



                                                                                         NET
                                                                                      UNREALIZED
                                                                                     APPRECIATION
                                                                                    (DEPRECIATION)
                                                                                    ON INVESTMENTS
                                                                                        NET OF
                                                                                       DEFERRED         TOTAL
                                                                      UNASSIGNED    FEDERAL INCOME  POLICYHOLDERS'
                                                                        SURPLUS       TAX EFFECT       SURPLUS
                                                                     -------------  --------------  -------------
Balances, January 1, 1998..........................................  $  42,009,495   $  1,272,077    $43,281,572

Net income.........................................................      4,842,677                     4,842,677

Accumulated other comprehensive income.............................                     1,246,660      1,246,660
                                                                     -------------  --------------  -------------
Balances, September 30, 1998.......................................  $  46,852,172   $  2,518,737    $49,370,909
                                                                     -------------  --------------  -------------
                                                                     -------------  --------------  -------------


   The accompanying notes are an integral part of the unaudited consolidated financial statements.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                            COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)



                                                                                         1998            1997
                                                                                    --------------  --------------
Cash flows from operating activities:
  Net income......................................................................  $    4,842,677  $    5,839,897
  Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation and amortization.................................................       2,656,896         477,000
    Realized gains on investments.................................................         (25,552)        (22,863)
    Net accretion of discount on investments......................................          24,718          81,337
    Deferred federal income taxes.................................................      (1,014,792)       (352,784)
    Changes in assets and liabilities:
      Premiums due from policyholders.............................................        (881,189)     (1,136,213)
      Amounts due from reinsurers.................................................      (7,503,465)       (674,733)
      Accrued investment income...................................................         (21,186)       (196,988)
      Prepaid reinsurance premiums................................................        --             6,591,000
      Deferred policy acquisition costs...........................................       1,445,677        (336,369)
      Other assets................................................................        (159,412)         (1,802)
      Loss and loss adjustment expense reserves...................................       8,476,511       6,802,790
      Unearned premiums...........................................................       1,857,637        (206,416)
      Accrued expenses and other liabilities......................................       2,751,764       3,092,602
      Federal income taxes payable................................................        (850,000)     (1,100,000)
                                                                                    --------------  --------------
        Net cash provided by operating activities.................................      11,600,284      18,856,458
                                                                                    --------------  --------------
Cash flows from investing activities:
  Proceeds from sale or maturity of short-term investments........................       1,894,475       1,892,731
  Purchases of short-term investments.............................................      (1,896,943)     (1,894,196)
  Proceeds from maturity of securities available for sale.........................      11,737,052      10,018,565
  Purchases of securities available for sale......................................     (19,089,548)    (29,087,807)
  Proceeds from sales of property and equipment...................................          41,756          32,678
  Purchases of property and equipment.............................................        (701,720)       (913,627)
  Cash paid for acquired company, net.............................................        --           (22,363,709)
                                                                                    --------------  --------------
        Net cash used in investing activities.....................................      (8,014,928)    (42,315,365)
                                                                                    --------------  --------------
Cash flows from financing activities:
  Issuance of surplus note........................................................        --            21,500,000
  Payment on payable related to acquisition.......................................      (1,000,000)       --
                                                                                    --------------  --------------
Net increase (decrease) in cash...................................................       2,585,356      (1,958,907)
Cash, beginning of period.........................................................       2,204,325       2,178,335
                                                                                    --------------  --------------
Cash, end of period...............................................................  $    4,789,681  $      219,428
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Supplemental disclosure of cash flow information:
  Interest paid...................................................................  $    1,341,835        --
                                                                                    --------------  --------------
                                                                                    --------------  --------------
  Federal income taxes paid.......................................................  $    3,250,000  $    2,600,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Supplemental disclosure of noncash transaction:
  In connection with the acquisition entered into during 1997, the Company assumed a liability for the deferred portion of the purchase price equal to
    $20,500,000.


   The accompanying notes are an integral part of the unaudited consolidated financial statements.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


    a. UNAUDITED INTERIM FINANCIAL INFORMATION: The balance sheet as of September 30, 1998 and the statements of operations and cash flows for the nine months ended September 30, 1998 and 1997 have not been audited. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been reflected herein. Results of operations for interim periods are not necessarily indicative of results expected for the full year.


2.  COMPREHENSIVE INCOME

    As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." This standard establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS No. 130 had no impact on the Company's results of operations or policyholders' equity. SFAS No. 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in policyholders' equity, to be included in other comprehensive income. Prior period financial statements have been reclassified to conform to the requirements of SFAS No. 130.


    The components of comprehensive income, net of tax, for the nine month periods ended September 30, 1998 and 1997 are as follows:



                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                    --------------------------
                                                                        1998          1997
                                                                    ------------  ------------
Net income........................................................  $  4,842,677  $  5,839,897
Unrealized gains on investments, net of tax.......................     1,246,660      (213,751)
                                                                    ------------  ------------
    Comprehensive income..........................................  $  6,089,337  $  5,626,146
                                                                    ------------  ------------
                                                                    ------------  ------------



    Accumulated other comprehensive income, net of tax, included in policyholders' surplus consists exclusively of unrealized gains on investments.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Michigan Educational Employees Mutual
Insurance Company:

    In our opinion, the accompanying divisional balance sheet and the related divisional statements of earnings and divisional deficit and of cash flows present fairly, in all material respects, the financial position of the Personal Lines and Life Divisions of Michigan Educators Insurance Agency, Inc. at December 31, 1996, and the results of their operations and their cash flows for the one-year period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Grand Rapids, Michigan
July 2, 1998

                      PERSONAL LINES AND LIFE DIVISIONS OF
                   MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

                                 BALANCE SHEET

   DECEMBER 31, 1996 AND SEPTEMBER 22, 1997 (DATE OF ACQUISITION) (UNAUDITED)

                                                                       SEPTEMBER    DECEMBER
                                                                       22, 1997     31, 1996
                                                                      -----------  -----------
                                                                      (UNAUDITED)
                                            ASSETS
Current assets:
  Cash..............................................................   $ 586,429    $     264
  Receivables:
    Commissions.....................................................     322,693       89,356
    Other...........................................................       3,565        3,758
  Prepaid expenses..................................................      --            9,717
                                                                      -----------  -----------
    Total current assets............................................     912,687      103,095

Property and equipment:
  Furniture and fixtures............................................     541,663      541,663
  Computer equipment................................................     369,688      369,688
  Software..........................................................      94,776       94,776
  Leasehold improvements............................................     334,892      334,892
                                                                      -----------  -----------
                                                                       1,341,019    1,341,019
  Less accumulated depreciation.....................................     967,458      884,654
                                                                      -----------  -----------
    Property and equipment, net.....................................     373,561      456,365

Other assets........................................................      --           20,000
                                                                      -----------  -----------
    Total assets....................................................   $1,286,248   $ 579,460
                                                                      -----------  -----------
                                                                      -----------  -----------

                              LIABILITIES AND DIVISIONAL DEFICIT

Current liabilities:
  Commissions payable...............................................   $1,099,653   $ 523,136
  Accounts payable and accrued liabilities..........................     273,158      972,633
                                                                      -----------  -----------
    Total current liabilities.......................................   1,372,811    1,495,769

Divisional deficit..................................................     (86,563)    (916,309)
                                                                      -----------  -----------
    Total liabilities and divisional deficit........................   $1,286,248   $ 579,460
                                                                      -----------  -----------
                                                                      -----------  -----------

    The accompanying notes are an integral part of the divisional financial statements.

                      PERSONAL LINES AND LIFE DIVISIONS OF
                   MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

                             STATEMENT OF EARNINGS

  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE PERIOD FROM JANUARY 1, 1997 TO
              SEPTEMBER 22, 1997 (DATE OF ACQUISITION) (UNAUDITED)

                                                                      FOR THE
                                                                       PERIOD
                                                                    FROM JANUARY
                                                                         1,
                                                                      1997 TO      FOR THE
                                                                     SEPTEMBER       YEAR
                                                                        22,         ENDED
                                                                     1997 (DATE    DECEMBER
                                                                         OF          31,
                                                                    ACQUISITION)     1996
                                                                    ------------  ----------
                                                                    (UNAUDITED)
Commission revenue................................................   $10,320,639  $13,727,111
Operating expenses................................................    8,341,525   10,828,592
                                                                    ------------  ----------
    Operating income..............................................    1,979,114    2,898,519

Other expense:
  Interest expense................................................       --           58,536

  Loss on sales of property and equipment.........................       --              114
                                                                    ------------  ----------
    Total other expenses..........................................       --           58,650
                                                                    ------------  ----------
    Net income....................................................   $1,979,114   $2,839,869
                                                                    ------------  ----------
                                                                    ------------  ----------

    The accompanying notes are an integral part of the divisional financial statements.

                      PERSONAL LINES AND LIFE DIVISIONS OF
                   MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

                        STATEMENT OF DIVISIONAL DEFICIT

  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE PERIOD FROM JANUARY 1, 1997 TO
              SEPTEMBER 22, 1997 (DATE OF ACQUISITION) (UNAUDITED)

Balance, January 1, 1996.......................................................  $    74,588

Net income.....................................................................    2,839,869

Distributions of divisional equity.............................................   (3,830,766)
                                                                                 -----------
Balance, December 31, 1996.....................................................     (916,309)

Net income.....................................................................    1,979,114

Distributions of divisional equity.............................................   (1,149,368)
                                                                                 -----------
Balance, September 22, 1997 (unaudited)........................................  $   (86,563)
                                                                                 -----------
                                                                                 -----------

    The accompanying notes are an integral part of the divisional financial statements.

                      PERSONAL LINES AND LIFE DIVISIONS OF
                   MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

                            STATEMENT OF CASH FLOWS

  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE PERIOD FROM JANUARY 1, 1997 TO
              SEPTEMBER 22, 1997 (DATE OF ACQUISITION) (UNAUDITED)

                                                                      FOR THE
                                                                       PERIOD
                                                                    FROM JANUARY
                                                                         1,
                                                                      1997 TO
                                                                     SEPTEMBER      FOR THE
                                                                        22,          YEAR
                                                                     1997 (DATE      ENDED
                                                                         OF        DECEMBER
                                                                    ACQUISITION)   31, 1996
                                                                    ------------  -----------
                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income......................................................   $1,979,114    $2,839,869
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.................................       82,804      120,956
    Loss on sales of property and equipment.......................       --              114

    Changes in operating assets and liabilities which increase
      (decrease) cash flows:
      Receivables:
        Commissions...............................................     (233,337)     (62,921)
        Other.....................................................          193       (5,228)
      Prepaid expenses............................................        9,717       (9,717)
      Other assets................................................       20,000       --
      Commissions payable.........................................      576,517       70,753
      Accounts payable and accrued liabilities....................     (699,475)     928,027
                                                                    ------------  -----------
        Net cash provided by operating activities.................    1,735,533    3,881,853
                                                                    ------------  -----------
Cash flows from investing activities:
  Purchases of property and equipment.............................       --          (66,486)
  Proceeds from sales of property and equipment...................       --            3,185
                                                                    ------------  -----------
        Net cash used in investing activities.....................       --          (63,301)
                                                                    ------------  -----------
Cash flows from financing activities:
  Distributions of divisions' equity..............................   (1,149,368)  (3,830,766)
  Payments of capital lease obligations...........................       --          (41,832)
                                                                    ------------  -----------
        Net cash used in financing activities.....................   (1,149,368)  (3,872,598)
                                                                    ------------  -----------
Net decrease in cash..............................................      586,165      (54,046)

Cash, beginning of period.........................................          264       54,310
                                                                    ------------  -----------
Cash, end of period...............................................   $  586,429    $     264
                                                                    ------------  -----------
                                                                    ------------  -----------
Supplemental disclosure of cash flow information, interest paid...       --        $  58,536
                                                                    ------------  -----------
                                                                    ------------  -----------

    The accompanying notes are an integral part of the divisional financial statements.

                      PERSONAL LINES AND LIFE DIVISIONS OF
                   MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    a. BASIS OF PRESENTATION: On September 22, 1997, the Michigan Educators Insurance Agency, Inc. (including Michigan Educators Life Insurance Agency, Inc.) (the "Company") sold substantially all of its assets (including all rights to distribute Michigan Educational Employee Mutual Insurance Company ("MEEMIC") insurance products) to MEIA Insurance Agency, a wholly owned subsidiary of MEEMIC for a purchase price equal to 3.75 percent of all premiums written through MEIA Insurance Agency through July 14, 2004, subject to a guaranteed minimum payment of $43 million. The initial payment of $22.5 million was paid at closing. MEEMIC has guaranteed payment of the next $3 million and Professionals Insurance Company Management Group has guaranteed payment of the final $17.5 million.

    Accordingly, the accompanying financial statements represent the personal lines and life divisions of the Company which were sold to MEEMIC. The Company is an independent insurance agency selling primarily private automobile and homeowners insurance to members of the Michigan educational community. The majority of sales are for and commission revenue from one insurance company.

    These financial statements include all costs of doing business of the Company except those specifically identified by management as not relating to the personal lines and life divisions. Management believes that these costs, while reasonable, may not necessarily be indicative of costs that would have been incurred had the divisions operated as a stand-alone entity.

    b. PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost. The Company uses accelerated methods for depreciation of assets. Costs of maintenance and repairs are charged to expense when incurred. Upon retirement or disposal of properties, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income.

    c. REVENUE RECOGNITION: Commissions are recognized as policies become effective.

    d. INCOME TAXES: The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company pays no corporate federal income taxes. Instead, stockholders pay individual federal income taxes on their allocated shares of the Company's taxable income. Accordingly, there is no provision for income taxes included in the division's accompanying statement of earnings.

    e. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement, and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

    f. UNAUDITED INTERIM FINANCIAL INFORMATION: The balance sheet as of September 22, 1997 and the statements of operations and cash flows for the period from January 1, 1997 to September 22, 1997 have not been audited. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been reflected herein. Results of operations for interim periods are not necessarily indicative of results expected for the full year.

2.  LEASES:

    The Company's corporate offices are leased from a partnership in which certain Company stockholders are partners. Under this operating lease, which expires in 2006, the Company is responsible for

                      PERSONAL LINES AND LIFE DIVISIONS OF
                   MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  LEASES: (CONTINUED)
insurance, utilities, maintenance, and real estate taxes. At December 31, 1996, future minimum lease payments are as follows:

1997............................................................  $ 181,100
1998............................................................    181,100
1999............................................................    181,100
2000............................................................    181,100
2001 and thereafter.............................................  1,026,200
                                                                  ---------
                                                                  $1,750,600
                                                                  ---------
                                                                  ---------

    Expenses incurred related to this lease were approximately $170,000 for the year ended December 31, 1996. These leases were assumed by MEEMIC in connection with the sale of the assets as described in Note 1.

3.  EMPLOYEE SAVINGS PLAN:

    The Company has an employee savings plan 401(k) plan covering substantially all employees. As defined by the plan, the Company may contribute a percentage of employee compensation and/or match employee contributions. Employer contributions begin to vest in the third year of service and are fully vested after five years. The charge to income under this plan in 1996 was approximately $90,000.

                      GLOSSARY OF SELECTED INSURANCE TERMS

    The following insurance terms, when used in this Prospectus, have the meanings ascribed to them below.

    A.M. BEST RATINGS. A.M. Best Ratings are divided into "Secure" and "Vulnerable" rating groups as follows: Secure Ratings: A++, A+ (Superior); A, A- (Excellent); and B++, B+ (Very Good). Vulnerable Ratings: B, B- (Adequate); C++, C+ (Fair); C, C- (Marginal); D (Very Vulnerable); E (Under State Supervision); and F (In Liquidation).

    CEDE. To transfer to another insurer (the reinsurer) all or part of the insurance risk underwritten by an insurer.

    COMBINED RATIO. The sum of the expense ratio and the loss and LAE ratio. A combined ratio under 100% generally indicates an underwriting profit and a combined ratio over 100% generally indicates an underwriting loss.

    DIRECT WRITTEN PREMIUMS. Total premiums written by an insurer other than premiums for reinsurance assumed by an insurer.

    EARNED PREMIUM. The prorated portion of an insurance premium which is no longer considered prepaid as a result of the elapsed time the insurance policy has been in force. For example, after three months, $6,000 of a prepaid $24,000 annual premium is considered earned premium.

    EXCESS OF LOSS REINSURANCE. A form of reinsurance in which the insurer cedes to a reinsurer, and such reinsurer assumes, all or a portion of losses in excess of a specified retention level up to a predetermined limit.

    EXPENSE RATIO.  The ratio of underwriting expenses to net premiums earned.

    INCURRED BUT NOT REPORTED (IBNR). The liability for future payments on losses which have occurred but have not yet been reported.

    LIQUIDITY. The ability to convert financial holdings into cash in a timely manner without the loss of principal.

    LOSS ADJUSTMENT EXPENSES (LAE). The expense of settling claims, including legal and other fees.

    LOSS AND LAE RATIO. The ratio of incurred losses and loss adjustment expenses to premiums earned.

    MICHIGAN CATASTROPHIC CLAIMS ASSOCIATION. A reinsurance association created by the Michigan Legislature that has State-mandated participation for all companies writing automobile insurance in Michigan.

    NAIC. The National Association of Insurance Commissioners, an association of the chief insurance supervisory official of each state, territory and insular possession of the United States.

    NET EARNED PREMIUMS. The portion of written premiums that is recognized for accounting purposes as revenue during a period.

    NET WRITTEN PREMIUMS. Premiums retained by an insurer after deducting premiums on business ceded to others.

    QUOTA SHARE REINSURANCE. A form of treaty or facultative reinsurance in which the insurer cedes and reinsurer assumes an agreed-upon percentage of risks. Also known as proportional reinsurance.

    REINSURANCE. A procedure whereby an insurer remits or cedes a portion of the premium to a reinsurer as payment to the reinsurer for assuming a portion of the risk or liability under the policy. Reinsurance can be effected by "treaties" under which all risks of a defined category, amount and type for a primary insurer are covered, or on a "facultative" basis under which risks are covered on an individual, contract-by contract basis.

    RESERVES. Liability established by an insurer to reflect the estimated cost of claim payments and related expenses that the insurer will ultimately be required to pay with respect to the insurance it has underwritten.

    RESERVE REDUNDANCY. The amount by which the reserves currently established by an insurer exceed the currently estimated cost of claim payments and related expenses that the insurer will ultimately be required to pay.

    STANDARD & POOR'S RATINGS. Standard & Poor's Claims-Paying Ability Ratings are divided into "Secure Range" and "Vulnerable Range" groupings as follows. Secure Range: AAA (Superior); AA (Excellent); A (Good); and BBB (Adequate). Vulnerable Range: BB (May be Adequate); B (Vulnerable); CCC (Extremely Vulnerable); and R (Regulatory Action).

    STATUTORY ACCOUNTING PRACTICES. Those principles required by state law which must be followed by insurers in submitting their financial statements to state insurance departments.

    STATUTORY SURPLUS. The amount remaining after all liabilities of an insurance company are subtracted from all of its admitted assets, applying statutory accounting principles.

    SURPLUS.  The amount by which a company's assets exceed its liabilities.

    UNEARNED PREMIUM. The proration portion of an insurance premium considered to be a prepayment. For example, after three months, $18,000 of a prepaid $24,000 annual premium is still considered unearned premium.

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE SUBSCRIPTION OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WHICH IS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MEEMIC HOLDINGS, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON STOCK HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                    -------
                            ------------------------
                                    -------

                             UP TO 4,297,791 SHARES

                                     [LOGO]

                             MEEMIC HOLDINGS, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                               FEBRUARY 15, 1999


                                    -------
                            ------------------------
                                    -------


    UNTIL          , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OF MEEMIC HOLDINGS, INC., WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered under this registration statement. Except for the Securities and Exchange Commission and Nasdaq fees, all expenses have been estimated and are subject to future contingencies.

Securities and Exchange Commission Registration Fee...........  $  18,348.00
Nasdaq and Entry Listing Fee..................................     66,875.00
Printing, mailing and engraving expenses*.....................    275,000.00
Legal fees and expenses*......................................    300,000.00
Appraisal fees and expenses*..................................    250,000.00
Accounting fees and expenses*.................................    250,000.00
Blue Sky fees and expenses*...................................     15,000.00
Transfer agent and registrar fees and expenses*...............    310,000.00
Miscellaneous*................................................     14,777.00
                                                                ------------
    Total*....................................................  $1,500,000.00
                                                                ------------
                                                                ------------

------------------------

* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA") govern the indemnification of officers, directors and other persons. In this regard, the MBCA provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of MEEMIC Holdings, Inc. or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful). Such indemnification may be made against
(a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by, or in the right of, MEEMIC Holdings, Inc.) arising by reason of the fact that they were serving as a director, officer, employee or agent of MEEMIC Holdings, Inc. (or some other entity at MEEMIC Holdings, Inc.'s request), and
(b) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by, or in the right of, MEEMIC Holdings, Inc., unless the director or officer is found liable to MEEMIC Holdings, Inc. and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (a) and (b) above be made only on a determination by a majority vote of a quorum of the Board of Directors comprised of members who were not parties to or threatened to be made parties to such action. In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct set forth in the MBCA, and (ii) a written undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he or she is entitled to indemnification and a determination that the facts then known to those making the advance would not preclude indemnification. MEEMIC Holdings, Inc.'s Articles of Incorporation provide the same indemnification rights as the MBCA.

    Subject to the exceptions recited in the following sentence, MEEMIC Holdings, Inc.'s Articles of Incorporation provide that no director shall be personally liable to MEEMIC Holdings, Inc. or its shareholders for damages for any action taken or any failure to take action. Such exculpatory language does not, however, eliminate or limit the liability of a director for (a) the amount of a financial benefit received by a director to which he or she is not entitled, (b) intentional infliction of harm on the corporation or its shareholders, (c) certain other violations of the Michigan Business Corporation Act, or (d) an intentional violation of criminal law.

    The MBCA permits MEEMIC Holdings, Inc. to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with MEEMIC Holdings, Inc., whether or not such liabilities would be within the indemnification provisions of the MBCA. Under an insurance policy maintained by MEEMIC Holdings, Inc. and MEEMIC, the directors and officers of MEEMIC Holdings, Inc. are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having served as directors and officers of MEEMIC Holdings, Inc. of certain other entities.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the foregoing provisions, MEEMIC Holdings, Inc. has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    As referenced in the Prospectus, in October, 1998, the Company sold one share of stock to Kevin R. Clinton for $10.00. The Company has not otherwise sold any securities within the last three years which were not registered under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    The following exhibits are filed with this Registration Statement:


EXHIBIT
NUMBER     DESCRIPTION
------     ----------------------------------------------------------------------
  **2.1    Plan of Conversion dated June 24, 1998

  **2.2    Standby Purchase and Option Agreement dated          , 1998

  **3.1    Articles of Incorporation--MEEMIC Holdings, Inc.

  **3.2    Bylaws--MEEMIC Holdings, Inc.

  **4.1    See Articles of Incorporation, filed as Exhibit 3.1

  **4.2    Specimen Stock Certificate representing the Common Stock

  **5.1.   Opinion of Dykema Gossett PLLC regarding the validity of the securities being registered

    8.1    Opinion of PricewaterhouseCoopers LLP regarding tax matters

 **10.1    Agreement between MEEMIC, Professionals Insurance Company Management
             Group and PICOM Insurance Company dated February 7, 1997

 **10.2    Surplus Note of MEEMIC dated April 7, 1997

EXHIBIT
NUMBER     DESCRIPTION
------     ----------------------------------------------------------------------
 **10.3    Management Services Agreement between MEEMIC, Professionals Insurance
             Company Management Group dated April 7, 1997, along with First
             Amendment to the Management Services Agreement dated October 15,
             1997

 **10.4    Quota Share Reinsurance Contract between MEEMIC and PICOM Insurance
             Company effective July 1, 1997

 **10.5    Asset Purchase Agreement between MEEMIC Insurance Services
             Corporation, Michigan Educators Insurance Agency, Inc. and Michigan
             Educators Life Insurance Agency, Inc. dated September 22, 1997

 **10.6    Inter-Creditor Agreement between MEEMIC Insurance Services
             Corporation, MEEMIC and Professionals Insurance Company Management
             Group dated September 22, 1997

 **10.7    Agreement of Guaranty between MEEMIC, Michigan Educators Insurance
             Agency, Inc. and Michigan Educators Life Insurance Agency, Inc.
             dated September 22, 1997

 **10.8    Assignment of Lease from Michigan Educators Insurance Agency, Inc. to
             MEEMIC dated September 22, 1997, along with the Lease Agreement dated June 28, 1991, as amended by the Lease Agreement dated July 1,
             1995 and as amended by the Addendum to Lease dated March 12, 1996

 **10.9.   MEEMIC Incentive Plan dated January 7, 1997

 **10.10   MEEMIC Amended and Restated Incentive Plan dated as of December 31,
             1997

 **10.11   MEEMIC Holdings, Inc. Stock Compensation Plan dated October   , 1998

 **10.12   Severance/Benefits Agreement with Lynn M. Kalinowski dated August 10,
             1993

 **21.1    Subsidiaries of the Registrant

   23.1    Consent of ABN AMRO Incorporated

   23.2    Consent of PricewaterhouseCoopers LLP

 **23.3    Consent of Dykema Gossett PLLC (contained in the opinion filed as
             Exhibit 5)

 **24.1    Powers of Attorney (included on page II-7)

   27.1    Financial Data Schedule

   99.1    Stock Order Form*

   99.2    Question and Answer Brochure*

   99.3    Letter to Prospective Purchasers*


------------------------

    *   To be filed by amendment


    **  Previously filed


    (b) Financial Statement Schedules: All financial statement schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

    (a) Rule 415 Offering: The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
    (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Request for acceleration of effective date: Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan on January 20, 1999.


                                MEEMIC HOLDINGS, INC.

                                By:             /s/ R. KEVIN CLINTON
                                     -----------------------------------------
                                                  R. Kevin Clinton
                                                     PRESIDENT

                               POWER OF ATTORNEY

    Each of the undersigned whose signature appears below hereby constitutes and appoints R. Kevin Clinton, Annette E. Flood, Christine C. Schmitt and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities indicated on January 20, 1999.


                      SIGNATURE                                                 TITLE
------------------------------------------------------  ------------------------------------------------------

                 /s/ R. KEVIN CLINTON
     -------------------------------------------        President and Chief Executive Officer
                   R. Kevin Clinton                     and a Director

                          *
     -------------------------------------------        Secretary
                   Annette E. Flood

                          *
     -------------------------------------------        Treasurer and Chief Financial Officer
                 Christine C. Schmitt

                          *
     -------------------------------------------        Director
                   Victor T. Adamo

                      SIGNATURE                                                 TITLE
------------------------------------------------------  ------------------------------------------------------

                          *
     -------------------------------------------        Director
                    Thomas E. Hoeg

                          *
     -------------------------------------------        Director
                  Lynn M. Kalinowski

                          *
     -------------------------------------------        Director
                    James O. Wood


*By:    /s/ R. KEVIN CLINTON
      -------------------------
          R. Kevin Clinton
       AS ATTORNEY-IN-FACT FOR
         EACH OF THE PERSONS
              INDICATED

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER     DESCRIPTION
------     ----------------------------------------------------------------
  **2.1    Plan of Conversion dated June 24, 1998
  **2.2    Standby Purchase and Option Agreement dated November 13, 1998
  **3.1    Articles of Incorporation--MEEMIC Holdings, Inc.
  **3.2    Bylaws--MEEMIC Holdings, Inc.
  **4.1    See Articles of Incorporation, filed as Exhibit 3.1
  **4.2    Specimen Stock Certificate representing the Common Stock
  **5.1.   Opinion of Dykema Gossett PLLC regarding the validity of the securities being registered
    8.1    Opinion of PricewaterhouseCoopers LLP regarding tax matters
 **10.1    Agreement between MEEMIC, Professionals Insurance Company
             Management Group and PICOM Insurance Company dated February 7,
             1997
 **10.2    Surplus Note of MEEMIC dated April 7, 1997
 **10.3    Management Services Agreement between MEEMIC, Professionals
             Insurance Company Management Group dated April 7, 1997, along with First Amendment to the Management Services Agreement
             dated October 15, 1997
 **10.4    Quota Share Reinsurance Contract between MEEMIC and PICOM
             Insurance Company effective July 1, 1997
 **10.5    Asset Purchase Agreement between MEEMIC Insurance Services
             Corporation, Michigan Educators Insurance Agency, Inc. and
             Michigan Educators Life Insurance Agency, Inc. dated September
             22, 1997
 **10.6    Inter-Creditor Agreement between MEEMIC Insurance Services
             Corporation, MEEMIC and Professionals Insurance Company
             Management Group dated September 22, 1997
 **10.7    Agreement of Guaranty between MEEMIC, Michigan Educators
             Insurance Agency, Inc. and Michigan Educators Life Insurance
             Agency, Inc. dated September 22, 1997
 **10.8    Assignment of Lease from Michigan Educators Insurance Agency,
             Inc. to MEEMIC dated September 22, 1997, along with the Lease
             Agreement dated June 28, 1991, as amended by the Lease
             Agreement dated July 1, 1995 and as amended by the Addendum to
             Lease dated March 12, 1996
 **10.9.   MEEMIC Incentive Plan dated January 7, 1997
 **10.10   MEEMIC Amended and Restated Incentive Plan dated as of December
             31, 1997
 **10.11   MEEMIC Holdings, Inc. Stock Compensation Plan dated October   ,
             1998
 **10.12   Severance/Benefits Agreement with Lynn M. Kalinowski dated
             August 10, 1993
 **21.1    Subsidiaries of the Registrant
   23.1    Consent of ABN AMRO Incorporated
   23.2    Consent of PricewaterhouseCoopers LLP
 **23.3    Consent of Dykema Gossett PLLC (contained in the opinion filed as Exhibit 5)
 **24.1    Powers of Attorney (included on page II-7)
   27.1    Financial Data Schedule
   99.1    Stock Order Form*
   99.2    Question and Answer Brochure*
   99.3    Letter to Prospective Purchasers*


------------------------

    *   To be filed by amendment.


    **  Previously submitted.